UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12
Boston Scientific Corporation
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Natick, Massachusetts
March 26, 2010

Dear Boston Scientific Stockholder:

You are cordially invited to attend Boston Scientific Corporation’s Annual Meeting of Stockholders to be held on Tuesday, May 11, 2010, at 10:00 a.m. Eastern Time, at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts.

This year you are being asked to:

•	elect to the Board of Directors 12 nominees for director;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year; and

•	to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors urges you to read the accompanying Proxy Statement and recommends that you vote “FOR” all of the director nominees and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. At the meeting, you will be provided with the opportunity to ask questions.

We are pleased to continue to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders on the Internet. We believe this e-proxy process, also known as “notice and access,” expedites stockholders’ receipt of proxy materials, lowers our printing and mailing costs and reduces the environmental impact of producing the materials for our Annual Meeting. On or about March 29, 2010, we will mail to our stockholders of record and beneficial owners as of Friday, March 12, 2010, the record date for our Annual Meeting, an Important Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access our Proxy Statement and Annual Report on the Internet and also how to vote their shares via the Internet or by telephone. If you received a Notice by mail you will not receive printed proxy materials unless you specifically request them. Both the Notice and this Proxy Statement contain instructions on how you can request a paper copy of the Proxy Statement and Annual Report.

The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares. Accordingly, we request that as soon as possible, you vote via the Internet or by telephone or, if you have received printed proxy materials, you vote by telephone or by mailing your completed proxy card or voter instruction form.

Thank you for your continuing support.

Pete M. Nicholas
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTERNET AVAILABILITY OF PROXY MATERIALS
PROPOSALS TO BE VOTED UPON
Nelda J. Connors Age: 44 Director since 2009
Pete M. Nicholas Age 68 Director since 1979
John E. Sununu Age 45 Director since 2009
CORPORATE GOVERNANCE
MEETINGS AND BOARD COMMITTEES
BOARD COMMITTEE MEMBERSHIP As of March 1, 2010
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
THE COMPENSATION COMMITTEE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Natick, Massachusetts
March 26, 2010

The Annual Meeting of Stockholders of Boston Scientific Corporation will be held on Tuesday, May 11, 2010, at 10:00 a.m. Eastern Time, at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts, for the following purposes:

(1)	to elect 12 directors to serve until our 2011 Annual Meeting of Stockholders;

(2)	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)	to transact such other business as may properly be considered at the meeting or any adjournments or postponements thereof.

Only stockholders who held shares at the close of business on Friday, March 12, 2010, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we encourage you to submit your proxy as soon as possible. For specific instructions, please refer to the Notice or to the question on Page 3 of this Proxy Statement entitled “How do I vote by proxy?”

BOSTON SCIENTIFIC CORPORATION

Timothy A. Pratt
Secretary

One Boston Scientific Place
Natick, Massachusetts 01760

March 26, 2010

PROXY STATEMENT
Information About the Annual Meeting and Voting

The Annual Meeting

The Annual Meeting of Stockholders of Boston Scientific Corporation will be held on Tuesday, May 11, 2010, at 10:00 a.m. Eastern Time, at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts. At this meeting, stockholders will be asked to elect twelve directors and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year. Management will also report on our performance during fiscal year 2009 and will respond to appropriate questions from stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our” and “the Company” mean Boston Scientific Corporation and its divisions and subsidiaries.

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered or will deliver printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our Annual Meeting. As a stockholder of record or beneficial owner of our stock on March 12, 2010, you are invited to attend the Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (SEC), we are making this Proxy Statement and our Annual Report for the year ended December 31, 2009 (the “proxy materials”) available to stockholders electronically via the Internet. All stockholders will be able to access the proxy materials on the website referred to in the Important Notice Regarding the Availability of Proxy Materials (Notice) or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice and in this Proxy Statement. We believe that this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of printing proxy materials for our Annual Meeting.

On or about March 29, 2010, we will send all stockholders of record as of March 12, 2010 a Notice instructing them as to how to receive their proxy materials via the Internet this year. The proxy materials will be available on the Internet as of March 26, 2010.

How can I electronically access the proxy materials?

Beginning March 29, 2010, you can access the proxy materials and vote your shares online at www.proxyvote.com. Our own website (www.bostonscientific.com) will also direct you to the proxy materials and website for you to vote online.

How can I obtain a full set of printed proxy materials?

If you prefer to receive paper copies of the proxy materials, you can still do so. You may request the printed proxy materials by (i) calling 1-800-579-1639; (ii) sending an email to sendmaterial@proxyvote.com; or (iii) logging onto www.proxyvote.com.

Who is entitled to vote at the Annual Meeting?

Stockholders who held shares of our common stock at the close of business on Friday, March 12, 2010 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.

How many shares are eligible to be voted and how many shares are required to hold the Annual Meeting?

A quorum is required to hold the meeting and conduct business. The presence at the Annual Meeting, in person or by proxy, of stockholders having a majority of our common stock outstanding as of the close of business on Friday, March 12, 2010, the record date, will constitute a quorum for purposes of holding the Annual Meeting. As of March 12, 2010, we had 1,516,097,125 shares of our common stock outstanding — each entitled to one vote at the Annual Meeting — meaning that 758,048,564 shares of common stock must be represented in person or by proxy to have a quorum. For purposes of determining whether a quorum exists, broker non-votes and proxies received but marked “ABSTAIN” will be counted.

What am I voting on?

You are voting on proposals to:

(1)	elect 12 directors to serve until the 2011 Annual Meeting of Stockholders; and

(2)	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

(1)	FOR the election of each of the 12 director nominees;

(2)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

How are votes counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposal, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the Board.

How do I vote by proxy?

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, you may give a proxy to be voted at the Annual Meeting either:

(a)	via the Internet or by telephone pursuant to the instructions provided in the Notice; or

(b)	if you received printed proxy materials, by mail or by telephone pursuant to the instructions provided on the proxy card.

If you vote by mail, no postage is required if your proxy card is mailed in the United States.

If you properly vote pursuant to the instructions provided in the Notice or properly complete and deliver your proxy card (whether electronically, by mail or by telephone) and our Inspector of Election receives your instructions in time to vote at the Annual Meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign and return your proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If any other matter is properly presented at the Annual Meeting, including a proposal to postpone or adjourn the meeting, your proxy will vote your shares in accordance with his or her discretion. At present, the Board knows of no other business that is intended to be brought before or acted upon at the Annual Meeting.

How many votes are required to approve each proposal?

(1)	Under our By-laws, in an uncontested election such as this, our directors are elected by plurality vote. That means that for Proposal 1, the 12 nominees for director named in this Proxy Statement receiving the most votes from those shares present or represented at the Annual Meeting will be elected as directors. Our Majority Voting policy requires any director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election to tender his or her resignation from the Board. The Board will then decide whether to accept the resignation (based on the recommendation of the Nominating and Governance Committee) within 90 days following certification of the stockholder vote, and will disclose its determination and its reasoning either in a press release or an SEC filing.

(2)	The affirmative vote of a majority of shares participating in the voting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “abstain,” it will cause your vote to be counted for the purpose of determining whether a quorum is present for conducting the Annual Meeting, but your vote will otherwise have the same effect as a vote “against.”

At present, the Board knows of no matters other than these to be presented for stockholder action at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the Annual Meeting. If your shares are held by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of your shares which are held in street name.

If you hold your shares in street name, you received the Notice or the proxy materials from the trustee or your brokerage firm, bank, dealer or other similar organization rather than from us. The organization holding your shares is considered the stockholder of record for your shares for the purpose of voting at the Annual Meeting. However, as the beneficial owner of the shares, you have the right to direct that organization on how to vote the shares held in your account through your Voting Instruction Form provided by your broker. If you hold your shares in street name, follow the instructions on the Notice or Voting Instruction Form you received in order to vote your shares.

What discretion does my broker have to vote my shares held in “street name?”

The New York Stock Exchange (NYSE) rules allow your broker to vote your shares in its discretion on “routine” proposals when it has not received instructions from the beneficial owner of the shares at least ten days prior to the Annual Meeting. We believe the ratification of the appointment of our independent registered public accounting firm is a routine matter. The election of directors is not considered a routine matter. If you do not instruct your broker how to vote your shares, your broker will not be permitted to vote your shares on the election of directors. This is referred to as a “broker non-vote.” Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted for purposes of determining whether a quorum is present, but are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal.

How do I vote my 401(k) and GESOP shares?

If you participate in the Boston Scientific Corporation 401(k) Retirement Savings Plan (401(k) Plan) or in our 2006 Global Employee Stock Ownership Plan (GESOP), you will receive a single Notice that covers all shares credited to your plan account(s) and shares that you own of record that are registered in the same name. If your plan account(s) are registered in different names, you will receive separate Notices for your record and plan holdings. You may vote your shares via the Internet by logging onto www.proxyvote.com or telephone by calling 1-800-690-6903. Your vote will serve to instruct the trustees and fiduciaries of our 401(k) Plan and GESOP how to vote any Boston Scientific shares held in these plans on your behalf. The 401(k) Plan and GESOP trustees and fiduciaries may vote at their discretion shares for which timely instructions are not received.

What happens if I don’t specify how I want my shares voted on one or all of the proposals?

If you are the stockholder of record and you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors and “FOR” the ratification of our independent registered public accounting firm, Ernst & Young LLP. If you hold your shares in street name, please see the discussion on “What discretion does my broker have to vote my shares held in ‘street name?’” above.

Can I change my vote or revoke my proxy after I have already voted or given my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the proxy is exercised at the Annual Meeting. To change your vote, you may:

•	mail a written notice “revoking” your earlier vote to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717;

•	submit to Broadridge a properly completed and signed proxy card with a later date;

•	vote again telephonically or electronically (available until 11:59 p.m. Eastern Time on May 10, 2010); or

•	vote in person at the Annual Meeting; however, your attendance at the Annual Meeting alone will not revoke your proxy.

Your last dated proxy received or vote cast prior to the Annual Meeting will be counted.

If you own your shares in street name, please contact your broker for instructions on changing your vote or revoking your proxy.

Can I vote in person at the meeting?

Yes. If you are the stockholder of record of the shares, you can vote in person by coming to the Annual Meeting and we will give you a ballot or a new proxy card when you arrive. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please bring the legal proxy with you to the Annual Meeting. If you plan to attend the Annual Meeting in person, you must provide proper identification. Please visit our website, www.bostonscientific.com, for directions to the Annual Meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to tabulate stockholder votes and act as Inspector of Election for the meeting.

Is voting confidential?

Yes. We will treat proxy cards, ballots and voting tabulations as confidential. Generally, only the Inspector of Election and certain employees associated with processing proxy cards, counting the vote or administering the Annual Meeting have access to these documents.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Will any other business be considered or presented at the Annual Meeting?

Our By-laws provide that a stockholder may present business to be considered at the Annual Meeting only if proper prior written notice was received by us. Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. However, if any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card will have discretion to vote your shares in accordance with their best judgment as to the best interests of our stockholders.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting and final results will be filed with the SEC on a Current Report on Form 8-K within four business days after the Annual Meeting. The Form 8-K will be available on the SEC’s website at www.sec.gov as well as our own website, www.bostonscientific.com under the Investor Relations section of our website.

Who is soliciting my vote pursuant to this Proxy Statement?

Our Board of Directors is soliciting your vote.

Who pays the cost of this proxy solicitation?

We will pay the costs of this solicitation. Our directors, officers or other employees may solicit proxies on behalf of the Board for the most part by mail and via the Internet, but additional solicitations may be made in person, by electronic delivery, telephone, facsimile or other media. No additional compensation will be paid to our directors, officers or other employees in connection with this solicitation. We may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. We will, upon request, reimburse brokerage firms and other third parties for their reasonable expenses incurred for forwarding solicitation material to beneficial holders of stock. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by us.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting, between the hours of 8:30 a.m. and 5:00 p.m. Eastern Time, at our offices at One Boston Scientific Place, Natick, Massachusetts. If you would like to view the stockholder list, please contact our Secretary to schedule an appointment by calling (508) 650-8000 or writing to him at One Boston Scientific Place, Natick, MA 01760-1537.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 29, 2010, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) an Important Notice Regarding the Availability of Proxy Materials (Notice) containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice also instructs you on how to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice and in this Proxy Statement. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

PROPOSALS TO BE VOTED UPON

Proposal 1: Election of Directors.

Our entire Board of Directors is elected annually by our stockholders and currently consists of 14 members.

On March 1, 2010, we announced that John E. Pepper and Senator Warren B. Rudman will retire from our Board at the Annual Meeting. We are deeply grateful for the enormous contributions they have each made to our Company, this Board and our stockholders.

In light of the departures of Mr. Pepper and Senator Rudman, our Board will consist of 12 members immediately following the Annual Meeting. The 12 remaining incumbent directors have been nominated by our Board, upon the recommendation of our Nominating and Governance Committee, to stand for election at the Annual Meeting for a one-year term and to hold office until the 2011 Annual Meeting of Stockholders and until their successors have been elected and qualified. The nominees for election at the Annual Meeting are: John E. Abele, Katharine T. Bartlett, Bruce L. Byrnes, Nelda J. Connors, J. Raymond Elliott, Marye Anne Fox, Ray J. Groves, Ernest Mario, N.J. Nicholas, Jr., Pete M. Nicholas, Uwe E. Reinhardt and John E. Sununu.

Each of the director nominees is willing and able to stand for election at the Annual Meeting, and we know of no reason why any of the nominees would be unable to serve as a director. However, should such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.

The biographies of each of the nominees are listed below and contain information regarding the person’s service as a director, business experience, public company director positions currently held or held at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director in light of our business and structure. Each of the director nominees listed below exemplifies how our Board values professional experience in business, education, policy and governmental fields as well as strong moral character and diversity in terms of viewpoint as well as age, ethnicity and gender. It is these strong and unique backgrounds and sets of skills that our Board of Directors believes provide it, as a whole, with a strong foundation of technical expertise and a wealth of diverse experience in a wide variety of areas.

John E. Abele
Age 73
Director Since 1979

John E. Abele, our co-founder, has been a director of Boston Scientific since 1979. Mr. Abele was our Treasurer from 1979 to 1992, our Co-Chairman from 1979 to 1995 and our Vice Chairman and Founder, Office of the Chairman from February 1995 to March 1996. Mr. Abele is also the owner of The Kingbridge Centre and Institute, a 120-room conference center in Ontario that provides special services and research to businesses, academia and government. He was President of Medi-tech, Inc. from 1970 to 1983, and prior to that served in sales, technical and general management positions for Advanced Instruments, Inc. Mr. Abele is the Chairman of the Board of the F.I.R.S.T. (For Inspiration and Recognition of Science and Technology) Foundation, a member of the President’s Council of Olin College and also a member of numerous not-for-profit boards. He served on the Board of Color Kinetics Incorporated from 2005 to 2007. Mr. Abele received a B.A. degree from Amherst College. Mr. Abele’s qualifications to serve on our Board include his history as our co-founder as well as his technical expertise and strong commitment to promoting and advancing innovation in the science and technology fields. These qualifications provide the Board a unique perspective on the development of innovative medical technologies relating to our Company’s mission and its corporate business strategy.

Katharine T. Bartlett
Age: 63
Director since 2009

Katharine T. Bartlett became a director of Boston Scientific in August 2009. Ms. Bartlett has been a full-time member of the Duke University School of Law faculty since 1983 and is the A. Kenneth Pye Professor of Law at the Duke University School of Law, where she served as Dean from 2000 to 2007, leading the law school through a period of major strategic expansion. During Ms. Bartlett’s tenure as Dean, the Law School was recognized by the American Bar Association five times for excellence in student leadership, leadership education and public interest programming. In addition, she was honored by Equal Justice Works in 2006 with its Dean of the Year award for support of public interest programs for law students, and by Duke University in 1994 as Scholar/Teacher of the Year. In the academic year 2007-2008 following her deanship, she was a visiting fellow at NYU School of Law (Fall 2007) and Columbia Law School (Spring 2008). Ms. Bartlett was a visiting professor of law at Boston University School of Law in 1990, and a visiting professor of law at UCLA Law School from 1985 to 1986. She earned a B.A. degree from Wheaton College; an M.A. degree from Harvard University; and a J.D. degree from the Boalt Hall School of Law at the University of California, Berkeley, where she served as an editor of the Law Review. Ms. Bartlett’s qualifications to serve our Board include her leadership and management skills in successfully overseeing and expanding the Duke University School of Law during her tenure as its Dean. Ms. Bartlett also has a distinguished career in the law and as a law professor, specializing in gender theory, employment law, theories of social change and legal education, which are extremely relevant to our business operations.

Bruce L. Byrnes
Age: 61
Director since 2009

Bruce L. Byrnes became a director of Boston Scientific in August 2009. Mr. Byrnes is a retired Vice Chairman of the Board for The Procter & Gamble Company. During his 38-year career with Procter & Gamble, Mr. Byrnes served as Vice Chairman of the Board and as President for several global divisions, including health care. Mr. Byrnes has been a Director of Cincinnati Bell Inc. since 2003, and served as a trustee of the Cincinnati Art Museum. He holds a B.A. degree from Princeton University. Mr. Byrnes’ qualifications to serve our Board include his experience in leading significant business units at Procter & Gamble with particular expertise in the areas of health care and consumer brand management, business strategy, financial reporting, risk management and sales and marketing.

Nelda J. Connors
Age: 44
Director since 2009

Nelda J. Connors became a director of Boston Scientific in December 2009. Ms. Connors joined Tyco International as President of the Electrical and Metal Products division in April 2008. From 2004 to March 2008, she served as Vice President at Eaton Corporation, holding several positions in operations and general management both in the United States and in Asia. From 1997 to 2002, Ms. Connors was employed in a number of executive and management capacities with Ford Motor Company and Ford of Europe. Prior to working with Ford, Ms. Connors was employed by Chrysler and Mogami Denki, a Toyota supplier. She began her career as an engineer with Monsanto Corporation. In February 2010, Ms. Connors was named by Black Enterprise magazine as one of the “Top 75 Most Powerful Women.” Ms. Connors holds B.S. and M.S. degrees in mechanical engineering from the University of Dayton. Ms. Connors’ qualifications to serve our Board include her executive leadership skills and her experience in the areas of operations and financial management, quality, engineering and business strategy.

J. Raymond Elliott
Age 60
Director since 2009

J. Raymond Elliott became our President, Chief Executive Officer and director in July 2009. He had previously served as a non-employee director of our Board from September 2007 to May 2009. Mr. Elliott was the Chairman of Zimmer Holdings, Inc. until November 2007 and was Chairman, President and Chief Executive Officer of Zimmer Holdings, Inc. from March 2001 to May 2007. Mr. Elliott was appointed President of Zimmer, Inc. in November 1997. Mr. Elliott has more than 35 years of experience in orthopedics, medical devices and consumer products. He has served as a director on more than 20 business-related boards in the U.S., Canada, Japan and Europe and has served on six occasions as Chairman. He has served as a member of the board of directors and chair of the orthopedic sector of the Advanced Medical Technology Association (AdvaMed) and was a director of the Indiana Chamber of Commerce, the American Swiss Foundation and Bausch & Lomb Corporation. Mr. Elliott has served as the Indiana representative on the President’s State Scholars Program and as a trustee of the Orthopaedic Research and Education Foundation (OREF). He holds a bachelor’s degree from the University of Western Ontario, Canada. Mr. Elliott’s qualifications to serve on our Board include his current experience as our CEO leading the day to day operations of our Company. In addition, Mr. Elliott’s qualifications include his prior experience serving our Board from 2007 to 2009, as well as his prior experience as CEO of Zimmer Holdings, Inc., his extensive domestic and international financial, sales, management and operating executive experience in the orthopedic, medical device and consumer products markets. He is particularly experienced in driving operational excellence within highly regulated industries.

Marye Anne Fox, Ph.D.
Age 62
Director since 2001

Marye Anne Fox has been a director of Boston Scientific since 2001. Dr. Fox has been Chancellor of the University of California, San Diego and Distinguished Professor of Chemistry since August 2004. Prior to that, she served as Chancellor of North Carolina State University and Distinguished University Professor of Chemistry from 1998 to 2004. From 1976 to 1998, she was a member of the faculty at the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University’s Vice President for Research from 1994 to 1998. Dr. Fox has served as the Co-Chair of the National Academy of Sciences’ Government-University-Industry Research Roundtable and served on President Bush’s Council of Advisors on Science and Technology. She has served as the Vice Chair of the National Science Board. She also serves on the boards of a number of other scientific, technological and civic organizations, and is a member of the boards of directors of Red Hat Corp., W.R. Grace Co. and the Camille and Henry Dreyfus Foundation. She has been honored by a wide range of educational and professional organizations, and she has authored more than 350 publications, including five books. Dr. Fox holds a B.S. degree in Chemistry from Notre Dame College, an M.S. in Organic Chemistry from Cleveland State University, and a Ph.D. in Organic Chemistry from Dartmouth College. Dr. Fox’s qualifications to serve on our Board include her engineering background and her strong financial and operational experience leading large, successful educational institutions, as well as her service as an outside director to several public and private corporate boards.

Ray J. Groves
Age 74
Director since 1999

Ray J. Groves has been a director of Boston Scientific since 1999. Effective February 16, 2009, Mr. Groves became the Ombudsman for Standard & Poor’s. From 2001 to 2005, Mr. Groves served in various roles at Marsh Inc., including President, Chairman and Senior Advisor, and is a former member of the board of directors of its parent company, Marsh & McLennan Companies, Inc. He served as Chairman of Legg Mason Merchant Banking, Inc. from 1995 to 2001. Mr. Groves served as Chairman and Chief Executive Officer of

Ernst & Young for 17 years until his retirement in 1994. Mr. Groves currently serves as a member of the boards of directors of the Colorado Physicians Insurance Company and Group Ark Insurance Holdings, Ltd. Mr. Groves is a member of the Council on Foreign Relations. He is a director and co-Treasurer of Nursing and Home Care, Inc., a member and former Chair of the board of directors of The Ohio State University Foundation, a member of the Dean’s Advisory Council of the Fisher College of Business and a member of the Board of Directors of the New York Chapter of the National Association of Corporate Directors. He served the boards of directors of Electronic Data Systems Incorporated from 1996 to 2008, The Gillette Company from 2002 to 2006 and Overstock, Inc. from 2005 to 2007. Mr. Groves is former Chairman of the board of directors of the American Institute of Certified Public Accountants, a former member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers. He is a former member of the Board of Overseers of The Wharton School of the University of Pennsylvania and served as the Chairman of its Center for the Study of the Service Sector. Mr. Groves is an advisory director of the Metropolitan Opera Association. Mr. Groves received a B.S. degree from The Ohio State University. Mr. Groves is a recognized expert in the field of accounting. His qualifications to serve our Board include not only his technical expertise but also his prior CEO and executive management experience, his Board leadership experience and his current and former service as a member of several public and private company boards.

Ernest Mario, Ph.D.
Age 71
Director since 2001

Ernest Mario has been a director of Boston Scientific since 2001 and is currently the Chairman and Chief Executive Officer of Capnia, Inc. From 2003 to July 2007, Dr. Mario was Chairman of Reliant Pharmaceuticals. From 2003 to 2006, he was also the Chief Executive Officer of Reliant Pharmaceuticals. Prior to joining Reliant Pharmaceuticals in April 2003, he was the Chairman of IntraBiotics Pharmaceuticals, Inc. from April 2002 to April 2003. Dr. Mario also served as Chairman and Chief Executive Officer of Apothogen, Inc., a pharmaceutical company, from January 2002 to April 2002 when Apothogen was acquired by IntraBiotics. Dr. Mario served as the Chief Executive Officer of Glaxo Holdings plc from 1989 until March 1993 and as Deputy Chairman and Chief Executive from January 1992 until March 1993. From 1993 to 1997, Dr. Mario served as Co-Chairman and Chief Executive Officer of ALZA Corporation, a research based pharmaceutical company with leading drug delivery technologies, and Chairman and Chief Executive Officer from 1997 to 2001 and was a member of the board of directors of Alexza Pharmaceuticals from 2006 to 2007. Dr. Mario presently serves on the boards of directors of Maxygen, Inc., Pharmaceutical Product Development, Inc., Avid Radiopharmaceuticals, Inc. and Celgene Corporation. He was a Trustee of Duke University from 1988 to June 2007 and in July 2007 he retired as Chairman of the Board of the Duke University Health System which he chaired from its inception in 1996. He is a past Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the pharmacy schools at the University of Maryland, the University of Rhode Island and The Ernest Mario School of Pharmacy at Rutgers University. Dr. Mario holds a B.S. degree in Pharmacy from Rutgers, and an M.S. degree and a Ph.D. in Physical Sciences from the University of Rhode Island. Dr. Mario’s qualifications to serve our Board include his strong executive leadership experience including his experience as an active CEO. In addition, Dr. Mario has successfully led several pharmaceutical companies over the last several decades. He has extensive experience in financial and operations management, risk oversight, quality and business strategy.

N.J. Nicholas, Jr.
Age 70
Director since 1994

N.J. Nicholas, Jr. has been a director of Boston Scientific since 1994 and is a private investor. Previously, he served as President of Time, Inc. from September 1986 to May 1990 and Co-Chief Executive Officer of Time Warner, Inc. from May 1990 until February 1992. Mr. Nicholas is a director of Xerox Corporation and Time Warner Cable, Inc. He has served as a member of the President’s Advisory Committee for Trade Policy and Negotiations and the President’s Commission on Environmental Quality. Mr. Nicholas is a Trustee of the Environmental Defense Fund and a member of the Council of Foreign Relations. Mr. Nicholas received an

A.B. degree from Princeton University and an M.B.A. degree from Harvard Business School. He is the brother of Pete M. Nicholas, Chairman of the Board. Mr. N.J. Nicholas’ qualifications to serve on our Board include his experience as President and Co-CEO of Time, Inc. and Time Warner, Inc. He shares his extensive expertise in the areas of business strategy, risk oversight and financial management with our Board which is further complemented by his active participation on several public and private company boards.

Pete M. Nicholas
Age 68
Director since 1979

Pete M. Nicholas, our co-founder, has been Chairman of the Board since 1995. He has been a Director since 1979 and served as our Chief Executive Officer from 1979 to March 1999 and Co-Chairman of the Board from 1979 to 1995. Prior to joining Boston Scientific, he was Corporate Director of Marketing and General Manager of the Medical Products Division at Millipore Corporation, a medical device company, and served in various sales, marketing and general management positions at Eli Lilly and Company. He is currently Chairman Emeritus of the Board of Trustees of Duke University. Mr. Nicholas is also a Fellow of the American Academy of Arts and Sciences and Vice Chairman of the Trust for that organization. He also serves on several for profit and not for profit boards including CEOs for Fundamental Change in Education and the Boys and Girls Club of Boston. After college, Mr. Nicholas served as an officer in the U.S. Navy, resigning his commission as lieutenant in 1966. Mr. Nicholas received a B.A. degree from Duke University, and an M.B.A. degree from The Wharton School of the University of Pennsylvania. He is the brother of N.J. Nicholas, Jr., one of our directors. Mr. Nicholas is uniquely qualified to serve on our Board due to his institutional knowledge of our Company as its co-founder and President from 1979 to 1999. Mr. Nicholas has expertise in the areas of general executive management, business strategy and risk management and oversight, and is an active participant in the medical device community.

Uwe E. Reinhardt, Ph.D.
Age 72
Director since 2002

Uwe E. Reinhardt has been a director of Boston Scientific since 2002. Dr. Reinhardt is the James Madison Professor of Political Economy and Professor of Economics and Public Affairs at Princeton University, where he has taught since 1968. Dr. Reinhardt is a senior associate of the University of Cambridge, England and serves as a Trustee of the Duke University Health System, H&Q Healthcare Investors, H&Q Life Sciences Investors and Hambrecht & Quist Capital Management LLC. He also served the board of directors of Triad Hospitals from 2003 to 2007. He is also the Commissioner of the Kaiser Family Foundation Commission on Medicaid and the Uninsured and a member of the boards of directors of Amerigroup Corporation and Legacy Hospital Partners, Inc. During 2007 through 2009, he served as President of the International Health Economics Association. In October 2009, Dr. Reinhardt was awarded by Germany’s President the Bundesverdienstkreuz (German Federal Merit Medal) for his work in international health economics and policy. Dr. Reinhardt received a Bachelor of Commerce degree from the University of Saskatchewan, Canada and a Ph.D. in Economics from Yale University. Dr. Reinhardt is a world renowned health care economist and recognized voice in the political economy field. In addition to the insight he provides our Board with respect to matters of policy generally and his subject matter expertise, he also brings his financial management expertise to the Board.

John E. Sununu
Age 45
Director since 2009

John E. Sununu became a director in April 2009. For the past six years Senator Sununu has served as a U.S. Senator from New Hampshire. He was a member of the Committees on Banking, Commerce, Finance and Foreign Relations, and he was appointed the Congressional Representative to the United Nations General Assembly. Before his election to the Senate, Senator Sununu served three terms as a Member of the U.S. House of Representatives from New Hampshire’s 1st District. He was Vice Chairman of the Budget Committee and a member of the Appropriations Committee. During his 12 years in Congress, he drafted and helped pass several important pieces of legislation, including the Internet Tax Freedom Act, the Survivors Benefit Act and the New England Wilderness Act. Prior to serving in Congress, Senator Sununu served as Chief Financial Officer for Teletrol Systems, a manufacturer of building control systems. He serves on the Board of Managers for ConvergEx Holdings LLC and the Board of Directors of Time Warner Cable, Inc. He holds B.S. and M.S. degrees in Mechanical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Senator Sununu’s qualifications to serve on our Board include his experience in government and corporate leadership. Senator Sununu provides important insights on government relations, public policy and other matters relevant to our Company due to his extensive experience in both the public and private industry sectors.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL 12 OF
THESE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Overview

To guide the operation and direction of the Board and its committees, our Board has established a Corporate Governance Manual. The Corporate Governance Manual consists of our Corporate Governance Guidelines, charters for the standing committees of the Board and our Code of Conduct.

All of our corporate governance materials, including the Corporate Governance Guidelines, our Code of Conduct and standing committee charters, are published under “Corporate Governance” in the Investor Relations section of our website at www.bostonscientific.com. These materials are also available in print free of charge to any stockholder upon request. Any person who wishes to obtain a copy of any of these documents may do so by writing to Investor Relations, One Boston Scientific Place, Natick, MA 01760-1537.

Our Board believes that good corporate governance is fundamental to the overall success of our business. To that end, our Board has adopted particular corporate governance practices for our Company to better align our corporate business strategy with the current conditions in the markets in which we compete, the global economy, and the opinions expressed by recognized corporate governance authorities. Our Board continually reviews our corporate governance practices, Delaware law, the rules and listing standards of the New York Stock Exchange (NYSE), SEC and Internal Revenue Code regulations, as well as best practices suggested by recognized governance authorities, and modifies our practices as warranted.

Director Independence

Our Corporate Governance Guidelines (which are available on our website at www.bostonscientific.com) require that a significant majority of the Board be independent. Our common stock is listed on the NYSE. To be considered independent under NYSE rules, the Board must affirmatively determine that a director does not have a direct or indirect material relationship with the Company. The Board has also established the following categorical standards, which can be found in our Corporate Governance Guidelines, to assist it in determining director independence in accordance with NYSE rules:

•	Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, or (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•	Charitable Relationships. A charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

•	Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, is made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board monitors its compliance with NYSE requirements for director independence on an ongoing basis. In accordance with current NYSE rules and our own categorical standards of independence, the Board has determined that the following non-employee director nominees standing for election at the Annual Meeting are currently deemed “independent” and have no direct or indirect material relationship with Boston Scientific, except as a director and stockholder: Katharine T. Bartlett, Bruce L. Byrnes, Nelda J. Connors, Marye Anne Fox, Ray J. Groves, Ernest Mario, Uwe E. Reinhardt and John E. Sununu. The Board also determined that John E. Pepper and Warren B. Rudman were “independent” and have no direct or indirect material relationship with Boston Scientific.

In February 2010, the Board determined that John E. Abele (currently a non-independent director) will become independent in May 2010 following the Annual Meeting. In making its independence determination for Mr. Abele, the Board considered the following specific relationships between the Company and Mr. Abele:

In May 2005, Mr. Abele, our co-founder, retired as an employee of the Company. In connection with his retirement:

•	Mr. Abele receives an annual payment of $150,000 for life, and medical coverage under our benefit policies for as long as he remains a director or “director emeritus.” We continue to fund his existing long-term care insurance and executive life insurance. Mr. Abele continues to have the use of an office at our Natick headquarters or other Boston Scientific facilities and secretarial and administrative support, on an as-needed basis. In addition, during 2009, we made a charitable donation in the amount of $1 million to a qualified charitable organization designated by Mr. Abele. Mr. Abele was not and is not currently an employee, director or trustee of the organization to which the donation was made.

Mr. Abele continues to serve on our Board of Directors and will receive the non-employee director compensation as discussed on page 75.

The Board considered the relationships and transactions listed above and determined that each component satisfies the requirements for independence under NYSE rules and our own Corporate Governance Guidelines.

The Board has determined that J. Raymond Elliott, our President and Chief Executive Officer, is not independent because he is an employee of our Company; Pete Nicholas is not independent because of a contemplated transaction between the Company and a limited liability company of which Mr. Nicholas is the sole member; and N.J. Nicholas, Jr. is not independent because he is the brother of Pete Nicholas, who may be a party to a contemplated transaction with the Company in 2010.

As of March 1, 2010, 10 out of 14 members of the Board are independent, and following our Annual Meeting, if elected, 9 out of 12 members of our Board will be independent.

Director Nomination Process

The Nominating and Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board. In so doing, the Nominating and Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, strength of character, judgment, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business. The Nominating and Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Nominating and Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race or gender.

The Nominating and Governance Committee believes that all director nominees must, at a minimum, meet the general criteria outlined in our Corporate Governance Guidelines. Generally, directors should be individuals who have succeeded in their particular field and who demonstrate integrity, reliability, knowledge of corporate affairs and an ability to work well with others. Directors should also satisfy at least one of the following criteria:

•	demonstrated management ability at senior levels in successful organizations;

•	current or recent employment in positions of significant responsibility and decision making;

•	expertise in leading rapidly growing multi-national organizations; or

•	current and prior experience related to anticipated board and committee responsibilities in other areas of importance to the Company.

The Nominating and Governance Committee receives suggestions for new directors from a number of sources, including Board members and management. It also may, in its discretion, employ a third party search firm to assist in identifying candidates for director.

The Nominating and Governance Committee will also consider recommendations for Board membership received from stockholders and other qualified sources. The qualifications of candidates recommended by stockholders will be reviewed and considered by the Nominating and Governance Committee with the same degree of care and consideration as candidates for nomination to the Board submitted by Board members and our Chief Executive Officer.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Governance Committee, in consultation with the Chairman of the Board, reviews each director’s continuation on the Board as a regular part of the annual nominating process.

In July 2009, the Nominating and Governance Committee recommended, and the Board elected, Katharine T. Bartlett and Bruce L. Byrnes, to serve as directors on our Board. As part of the selection process, the Nominating and Governance Committee looked for candidates with academic leadership and current or recent executive management experience. Each of Ms. Bartlett and Mr. Byrnes was initially suggested by non-management members of our Board. Following their election, the Nominating and Governance Committee began to search for a third director with strong operational and leadership skills. Nelda J. Connors, who was elected to the Board in December 2009, was referred to the Nominating and Governance Committee by a third party search firm.

Under the advance notice provisions of our Bylaws, director nominations and proposals to bring any other business before the 2011 Annual Meeting of Stockholders by our stockholders must be received by our Secretary at our principal executive offices on or before November 26, 2010. Director nominations by our stockholders must also satisfy the other procedures set forth in the advance notice provision of our Bylaws. Please address your director recommendation or nomination to our Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537.

Code of Conduct

We maintain a Code of Conduct, which has been approved by our Board, to ensure that our constituents understand the basic principles that govern our corporate conduct. The Code of Conduct applies to all of our directors, employees and officers, including our Chief Executive Officer and Chief Financial Officer, and is available on our website at www.bostonscientific.com. A stockholder may request a copy of the Code of Conduct by contacting our Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537. Any waivers or substantive amendments of the Code of Conduct will be disclosed on our website.

CEO Succession

In 2009, James R. Tobin, our former President and Chief Executive Officer, advised the Board of his intention to retire during the year. While the Nominating and Governance Committee has the responsibility to identify successors to the CEO, in early 2009 the Board established a special CEO search committee comprised of non-employee directors to identify and recommend a successor to Mr. Tobin. The members of the special committee were: the Chairman of the Nominating and Governance Committee, Mr. Groves; Dr. Mario; Dr. Reinhardt; and, as an ex-officio member, the Chairman of the Board, Mr. Pete Nicholas. The special committee was dissolved upon the Board’s election of Mr. Elliott as our President and Chief Executive Officer.

Board Leadership Structure

Our Corporate Governance Guidelines currently require that the offices of Chief Executive Officer and Chairperson of the Board will be held by separate individuals, and that the Chairperson of the Board will not be an executive of the Company. Our Chairman of the Board is Pete M. Nicholas, our co-founder and former Chief Executive Officer. Our President and Chief Executive Officer is J. Raymond Elliott. Mr. Elliott was appointed to these positions on July 13, 2009, after James R. Tobin retired from those offices on the same day. The Board recognizes that its Chairman is currently a non-independent director and that the independent directors of the Company meet separately in executive session frequently. The chairperson of the Nominating and Governance Committee presides at these executive sessions, and in his absence, the chairperson of the Audit Committee presides, and in his absence, the chairperson of the Executive Compensation and Human Resources Committee presides.

Our Board believes that the separation of these two critical roles best serves our Company at this time because it allows Mr. Elliott to focus on establishing his role as Chief Executive Officer and providing leadership over our day to day operations while Mr. Nicholas focuses on leadership of the Board. This structure also provides the Board and management the benefit of Mr. Nicholas’ history as co-founder of our Company and his active participation in our industry. We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board’s overall independence from management.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our strategic and organizational objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk oversight is to understand the risks our Company faces, the steps management is taking to manage those risks and to assess management’s appetite for risk. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing our Company. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments which are each integrated with enterprise-risk exposures. Our Board also approves our CEO’s performance goals for each year. In doing so, the Board has an opportunity to ensure that the CEO’s goals include responsibility for broad risk management. The involvement of the full Board in setting our strategic plan is a key part of its assessment of the risks inherent in our corporate strategy.

While the Board has the ultimate responsibility for risk oversight, each committee of the Board also has responsibility for risk oversight. For example, the Audit Committee focuses on financial risk, including internal controls, legal, healthcare provider and compliance risks, and receives an annual risk assessment report from our internal auditors. The Finance Committee focuses on risks associated with our strategic initiatives, current and potential investments, as well as cash, debt and equity management and our ongoing ability to access capital markets. In addition, the Finance Committee elevates certain risks identified by it to the Audit Committee. The Quality and Compliance Committee assists the Board in fulfilling its oversight responsibility with respect to the regulatory, quality and product safety issues that affect us and works closely with our legal and quality groups. In addition, the Executive Compensation and Human Resources Committee (the Compensation Committee) evaluates and sets compensation programs that encourage decision making predicated upon a level of risk consistent with our business strategy. The Compensation Committee also reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers. Finally, the Nominating and Governance Committee oversees governance and succession risk, including Board and CEO succession and evaluates director skills and qualifications to appoint particular directors to our standing committees based upon the needs of that committee. Each committee makes reports regarding risk oversight in their area of responsibility to the Board at the next regularly scheduled Board meeting immediately following the committee meeting.

Communications With the Board

Stockholders and other interested parties who wish to communicate directly with any member of our Board, or our non-management directors as a group, may do so by writing to the Board of Directors, Boston Scientific Corporation, c/o General Counsel, One Boston Scientific Place, Natick, MA 01760-1537 or by contacting the non-management directors via email at non-managementdirectors@bsci.com. In addition, stockholders and other interested parties may contact the chairperson of each committee at the following email addresses: AuditCommittee@bsci.com, FinanceCommittee@bsci.com, NominatingandGovernanceCommittee@bsci.com, QualityCommittee@bsci.com, and CompensationCommittee@bsci.com. The Board has authorized the office of our General Counsel to review and organize, but not screen, communications from stockholders and/or interested parties and deliver them to the Board. We do screen commercial solicitations to the Board for appropriateness.

Board Service Limitation

Without the approval of the Nominating and Governance Committee, no director may sit on more than four public company boards (including our Board) and the CEO may not sit on more than one public company board (in addition to our Board). None of our current Directors exceed these limitations.

Related Party Transactions

Our Board has adopted a written related party transaction policy to monitor transactions, arrangements or relationships in which the Company and any of the following have an interest: (a) any person who is or was (since the beginning of fiscal year 2009, even if they do not presently serve in that role) an executive officer or director or director nominee; (b) any person or entity who holds more than a 5% beneficial ownership of our common stock; (c) any immediate family member of any of the foregoing; or (d) any entity in which any of the foregoing persons is employed or is a general partner or principal or acts in any similar position in which such person or persons collectively have a 10% or greater beneficial ownership interest. The policy covers any related party transaction that meets the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Our General Counsel is responsible for identifying any potential related party transactions and, if he determines that the existing or proposed transaction constitutes a related party transaction under the policy, he will provide relevant details and an analysis of the related party transaction to the Audit Committee. The General Counsel will provide an annual summary to the Audit Committee of all transactions or relationships which he considered under this policy, including those that he determined do not constitute a related party transaction. If the General Counsel has an interest in a potential related party transaction, he will provide all relevant information to our Chief Executive Officer or his designee, who will review with counsel to determine whether the proposed transaction is a related party transaction. The Chief Executive Officer or his designee will present the information to the Audit Committee that would otherwise be provided by the General Counsel. The Audit Committee reviews relevant information concerning any existing or proposed transaction contemplated by the Company with an entity that is the subject of a disclosed relationship, and approves or disapproves the transaction, with or without conditions or additional protections for the Company. Our related party transactions policy can be found in our Corporate Governance Guidelines posted on our website at www.bostonscientific.com.

Certain transactions:

Several of our directors are affiliated with Duke University. Ernest Mario was Chairman of the Board of the Duke University Health System until July 2007. Pete Nicholas received his B.A. degree from Duke University and is Chairman Emeritus of the Board of Trustees of Duke University. Uwe Reinhardt is a Trustee of the Duke University Health System and was a Trustee of Duke University. Katharine T. Bartlett is the A. Kenneth Pye Professor at the Duke University School of Law. In addition, the Board is aware of our relationship with Duke University (at which Katharine T. Bartlett is a professor), Princeton University (at which Uwe Reinhardt is a professor) and the University of California at San Diego (at which Marye Anne Fox is Chancellor), and in each case, determined that those relationships fall below our categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis and are not material to us, those individuals or those organizations.

MEETINGS AND BOARD COMMITTEES

Board Meetings

The Board met ten times in fiscal year 2009. Each director attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served, with the exception of Senator Rudman who is not standing for re-election at the Annual Meeting.

Executive Sessions

Our independent directors meet in executive sessions without management directors at most of our regularly scheduled Board meetings and at such other times as they deem appropriate but, in any event, at least once annually. The chairperson of the Nominating and Governance Committee presides at executive sessions of non-management directors, and in his or her absence, the chairperson of the Audit Committee will preside, and in his or her absence, the chairperson of the Executive Compensation and Human Resources Committee will preside.

Director Attendance at Board, Board Committee and Annual Meetings

Directors are expected to prepare for and use reasonable efforts to participate in all Board meetings and meetings of the committees on which they serve. The Board and each committee will meet as frequently as necessary to properly discharge their responsibilities, provided that the full Board will meet at least four times per year. Generally, the Board meets in February, May, July, October and December. In addition, directors are expected to use reasonable efforts to attend Annual Meetings of Stockholders. At our 2009 Annual Meeting, 12 out of 15 of our directors were in attendance either in person or by telephone.

Board of Directors and Committees of the Board

In 2009, the Board significantly reconstituted its membership and assessed and reconfigured its committee structure, committee charters and committee assignments. Our Board has standing Audit, Executive Compensation and Human Resources, Nominating and Governance, Finance, and Compliance and Quality Committees. Our Board also establishes special committees from time to time to address specific issues or discrete matters as the need or the desire of the Board arises. The charters of the current standing committees of the Board are available on our website at www.bostonscientific.com.

Committee Independence

All of the members of the Audit Committee, Executive Compensation and Human Resources Committee, Nominating and Governance Committee and Compliance and Quality Committee are independent directors under independence requirements of the NYSE and the SEC and under our categorical standards of independence. A significant majority of the members of the Finance Committee are independent directors.

BOARD COMMITTEE MEMBERSHIP
As of March 1, 2010

Executive
		Compensation	Nominating		Compliance
		and Human	and		and
	Audit	Resources	Governance	Finance	Quality
Name	Committee	Committee	Committee	Committee	Committee

John E. Abele
Katharine T. Bartlett		*
Bruce L. Byrnes	*			*
Nelda J. Connors				*	*
J. Raymond Elliott				*
Marye Anne Fox				*	*
Ray J. Groves		*	+
Ernest Mario	*	*			+
N.J. Nicholas, Jr.				+
Pete M. Nicholas
John E. Pepper(1)		+	*
Uwe E. Reinhardt	+		*		*
Warren B. Rudman(1)		*
John E. Sununu			*		*

*	Committee Member

+	Committee Chair

(1)	Mr. Pepper and Senator Rudman will retire from our Board, effective at the conclusion of the Annual Meeting on May 11, 2010.

Audit Committee

Our Audit Committee met 14 times during fiscal year 2009. In 2009, J. Raymond Elliott resigned as Chairman, Marye Anne Fox rotated off of the Audit Committee and Bruce L. Byrnes was appointed to the Audit Committee. The Board has determined that all members of our Audit Committee during 2009, including it current members, are each non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. The Board has also determined that each of Bruce L. Byrnes, Ernest Mario and Uwe E. Reinhardt is an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC.

The Audit Committee is governed by a written charter approved by our Board, which is subject to review on an annual basis. As outlined in its written charter (which is available on our website at www.bostonscientific.com), the primary purpose of the Audit Committee is to provide oversight to our accounting and financial reporting processes and audits of our financial statements. The Audit Committee primarily provides assistance to our Board in the areas of corporate accounting, internal control, independent audit and reporting practices, and maintains, by way of regularly scheduled meetings, a direct line of communication among our directors, management, our internal auditors and our independent registered public accounting firm. The Audit Committee appoints our independent registered public accounting firm, evaluates its qualifications, independence and performance, and reviews its reports and other services. In addition, the Audit Committee pre-approves audit, audit-related and non-audit services performed for us by our independent registered public accounting firm and has the right to terminate our independent registered public accounting firm. It is also responsible for monitoring our adherence to established legal and regulatory requirements, corporate policies, including our related party transactions policy, and global compliance programs and practices. The Audit Committee Report can be found on page 84 of this Proxy Statement.

Executive Compensation and Human Resources Committee

Our Executive Compensation and Human Resources Committee (the “Compensation Committee”) met five times during fiscal year 2009. The Compensation Committee is, and has been during 2009, comprised of independent directors, as defined by the NYSE, “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the Code). In May 2009, John E. Pepper was appointed Chairman of the Compensation Committee replacing Senator Rudman who stepped down as Chairman, but still served as a member of the Compensation Committee. In October 2009, Katharine T. Bartlett was appointed to the Compensation Committee following her election to the Board in August 2009. The Board will appoint a Chairperson to this Committee in May 2010 when Mr. Pepper retires from our Board. At that time, the Compensation Committee will be comprised of three members, Katharine T. Bartlett, Ray J. Groves and Ernest Mario.

As outlined in its written charter (which is available on our website at www.bostonscientific.com), the Compensation Committee has the authority, among other things, to:

•	determine and approve (and make recommendations to the Board regarding) our CEO’s compensation, based on the performance evaluation by and recommendations of the Chairman of the Board and the Nominating and Governance Committee;

•	review, oversee and determine the total compensation package for our other executive officers;

•	review and make recommendations to the Board regarding employment, consulting, retirement, severance and change in control agreements, indemnification agreements and other arrangements proposed for our executive officers, including conducting a periodic review to evaluate these arrangements for continuing appropriateness;

•	review and make recommendations to the Board regarding the compensation of our directors;

•	adopt and periodically review a comprehensive statement of executive compensation philosophy, strategy and principles; and

•	discuss how the Company’s compensation policies and programs for all of its employees may create incentives that can affect risk and the management of that risk, as well as whether the Company’s compensation programs are appropriately aligned with the Company’s risk management.

The Compensation Committee may delegate its authority and duties to subcommittees or individual members of the Compensation Committee, as it deems appropriate in accordance with applicable laws and regulations. The Compensation Committee has delegated authority to our CEO to make equity grants to new hires who are not executive officers within predetermined guidelines. These grants are reviewed by the Compensation Committee at its next regularly scheduled meeting. Our CEO makes recommendations to the Compensation Committee regarding the amount and form of compensation of our executives (other than himself), based upon their performance for the year and their achievement of the goals set at the beginning of the year. The Chairman of the Board and the Nominating and Governance Committee make recommendations to the Compensation Committee regarding the amount and form of CEO compensation, based upon his performance for the year and his achievement of the goals set at the beginning of the year. The Compensation Committee then approves the amount and form of CEO compensation in consideration of this recommendation. On an annual basis, the Compensation Committee considers, based on input and data from its independent compensation consultant, whether director compensation is competitive and meets our needs to attract and retain qualified and seasoned candidates for director. The Compensation Committee then makes a recommendation regarding director compensation for approval by the full Board.

The Compensation Committee may also retain compensation consultants to assist it in evaluating executive compensation and may retain counsel, accountants or other advisors, as it deems appropriate, at the Company’s expense. The Compensation Committee engaged the independent compensation consulting services of Watson Wyatt in 2009. Watson Wyatt was engaged to provide advisory services to the Compensation

Committee, including a market perspective on executive and director compensation matters. During 2009, Watson Wyatt provided the following compensation services to the Compensation Committee:

•	reviewed and recommended the peer group of companies used in evaluating executive and director compensation;

•	collected and analyzed market data on director and executive compensation;

•	reviewed and provided recommendations on our director compensation arrangements in comparison to market;

•	reviewed and provided commentary on our executive compensation arrangements in comparison to market;

•	developed long-term incentive guidelines for our Executive Committee;

•	provided information and commentary on executive and director compensation trends; and

•	reviewed and provided commentary on management proposals regarding executive pay and proxy disclosures.

Watson Wyatt attended Compensation Committee meetings throughout 2009. Additional details regarding the services of Watson Wyatt in 2009 are contained in our Compensation Discussion & Analysis beginning on page 24.

In 2009, Watson Wyatt and its affiliates did not provide additional services to the Company totaling at least $120,000. In January 2010, Watson Wyatt and Towers Perrin merged to form Towers Watson & Co. In accordance with its annual review, the Compensation Committee will evaluate the relationship and the engagement of Towers Watson when its current engagement terminates in May 2010.

The Compensation Committee Report can be found on page 49 of this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee met five times during fiscal year 2009. The Nominating and Governance Committee is comprised of non-employee directors, all of whom meet the independence requirements of the NYSE and the SEC. During 2009, Dr. Reinhardt rotated off the Nominating and Governance Committee and Senator Sununu joined the Nominating and Governance Committee.

As outlined in its written charter (which is available on our website at www.bostonscientific.com), the Nominating and Governance Committee has responsibility for recommending nominees for election and re-election to the Board, ensuring that Board nominees are qualified and consistent with our needs, monitoring significant developments in the law and practice of corporate governance for directors of public companies, recommending Board committee assignments, reviewing and recommending Board policies and procedures, monitoring compliance with our stock ownership guidelines, board service and political contributions policies, and overseeing the Board and each committee of the Board in their annual performance self-evaluations. In addition, the Nominating and Governance Committee is responsible for recommending to the Board candidates for Chief Executive Officer, overseeing the annual assessment of the performance of the Chief Executive Officer and developing an ongoing succession plan for the Chief Executive Officer.

The Nominating and Governance Committee is responsible for reviewing with the Board, on an annual basis, the current size, structure and composition of the Board as a whole, and whether we are being well served by the directors taking into account the following: the directors’ degree of independence; business background, including any areas of particular expertise, such as accounting or related financial management expertise, marketing or technology; record of service (for incumbent directors), including attendance record;

meeting preparation; overall contribution to the Board; employment status; gender; ethnicity; age; availability for service to us; and our anticipated needs.

Finance Committee

The Finance Committee met four times during fiscal year 2009. The primary role of the Finance Committee is to provide a forum within the Board to review our overall financing plans and long-term strategic objectives, as well as our shorter-term acquisition and investment strategies and how these shorter-term activities fit within our overall business objectives. As outlined in its written charter, the Finance Committee is charged with providing Board oversight of our strategic planning and activities, approving strategic transactions for which the Board has delegated authority, making recommendations to the Board regarding larger transactions, and evaluating our financial strategies and policies. The Finance Committee has responsibility to review periodically with management our strategic business objectives and the manner in which transactional activity can contribute to the achievement of those objectives, and to review with management on a regular basis contemplated strategic opportunities. The Finance Committee conducts periodic reviews of completed transactions for the purposes of assessing the degree of success achieved, testing the extent to which the projections and other assumptions relied upon in approving transactions have been borne out, identifying the factors differentiating more successful transactions from less successful ones and evaluating the strategic contributions resulting from these transactions. The Finance Committee is further charged with conducting periodic reviews of our cash investments and cash management policies, debt ratings and global financing objectives and strategies, including the review and approval of certain borrowing arrangements, capital expenditures and disposition, and activities that may impact our existing capital structure.

Compliance and Quality Committee

The Compliance and Quality Committee met three times during fiscal year 2009. The primary role of the Compliance and Quality Committee is to oversee and evaluate our compliance and quality assurance systems and initiatives, the systems in place to maintain, and identify deviations from, our compliance and control standards, and our efforts to meet or exceed our compliance and quality assurance standards. The Compliance and Quality Committee reviews and discusses with senior management the adequacy and effectiveness of our compliance and quality assurance systems and initiatives, and reviews periodic reports regarding any deviations from our standards. The Compliance and Quality Committee also reviews correspondence from any external quality assurance inspectors, such as the FDA, and discusses with senior management our responses to those communications. In addition, the Compliance and Quality Committee monitors, with senior management, training and education programs for our employees. The Compliance and Quality Committee recommends to the Board any actions it deems necessary or appropriate to improve the effectiveness of our compliance and quality control systems and initiatives.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2009 were Katharine T. Bartlett, Ray J. Groves, Kristina M. Johnson (who resigned from our Board in March 2009), Ernest Mario, John E. Pepper and Warren B. Rudman. None of these Compensation Committee members is or has ever been an officer or employee of our Company. To our knowledge, there were no other relationships involving members of the Compensation Committee or our other directors nor did any directors have a relationship requiring disclosure as a “Related Party Transaction” as defined by the SEC which require disclosure in this Proxy Statement or otherwise as a Compensation Committee interlock.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

This Compensation Discussion and Analysis describes all material elements of our 2009 compensation program for the executive officers listed in the Summary Compensation Table on page 50, our Named Executive Officers (NEOs).

Overall, 2009 was a year of change and challenge for Boston Scientific. We experienced the succession of our Chief Executive Officer and the realignment of our business priorities. Meanwhile, the uncertain economic conditions in the global environment continued to affect us. Our Executive Compensation and Human Resources Committee of the Board of Directors (the Compensation Committee), in recognition of the challenges facing the Company and our leaders, reviewed and implemented adjustments to existing practices for 2009. In addition, during 2009, the Compensation Committee continued to review and adjust our 2010 compensation programs throughout the year to account for our changing business priorities and to better align our executive officers’ compensation with the performance of the Company and long-term shareholder value. While some of the actions the Compensation Committee took in 2009 were not effective until 2010, many of these adjustments were implemented immediately during the year.

The total annual direct compensation opportunity for our NEOs consists of base salary, an annual cash incentive target and a long-term incentive award. Consistent with the financial performance measures that are important to our stockholders, our NEOs’ annual incentive opportunities are based on achievement of sales, adjusted earnings per share and other financial health measures (free cash flow or business unit adjusted operating income). In addition, we seek to more closely align the interests of our executive officers with our stockholders through the use of equity awards. As a result, for 2009, on average, 72% of our current NEOs’ total annual direct compensation was linked to Company and individual performance in the form of performance-based cash and long-term equity awards. Of that 72%, on average, 50% consisted of long-term equity awards.

Compensation Philosophy and Objectives

For 2009, our executive compensation philosophy was to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes heavily influenced by the attainment of corporate and individual performance objectives. The objectives of our executive compensation program were to attract, retain, engage, focus and reward the best available talent to achieve performance goals aligned with our mission, quality policy and business goals. Our mission is to improve the quality of patient care and the productivity of healthcare delivery through the development and advocacy of less invasive medical devices and procedures. Our quality policy, applicable to all employees, is: “I improve the quality of patient care and all things Boston Scientific.” The objectives of our Compensation Committee for 2009 were to:

•	simultaneously tie our executives’ pay to actual Company performance and align it with the long-term interests of our stockholders;

•	compensate our executive officers in a manner that provided appropriate incentives for them to improve Company performance;

•	retain and engage those executives in a market where they are presented with other attractive employment opportunities; and

•	maintain an executive compensation structure that encourages prudent decisions around both taking risks to improve our performance and avoiding unnecessary and excessive risk that may harm our Company.

For 2010, our executive compensation philosophy places emphasis on improving the alignment of our executive compensation with the long-term interests of our stockholders, including long-term Company performance and value creation, by bringing our compensation program in line with our business strategy and competitive market. Our top 2010 compensation objectives include:

•	improving alignment with the interests of our stockholders and our competitive environment;

•	more appropriately balancing our equity incentive programs to emphasize long-term results over short-term results;

•	driving profitable revenue growth and increasing shareholder value; and

•	placing greater emphasis on team performance.

Corporate Performance in 2009

Our business performance in 2009 was challenged by lower than expected growth in the two largest medical device markets in which we compete. Nonetheless, our net sales for 2009 increased to $8.2 billion from $8.1 billion in 2008, on an as-reported basis. Having set high performance targets for our NEOs, we did not meet our target financial goals under our Performance Incentive Plan (PIP) for 2009. As a result, the PIP funded at 89.8% at the corporate level, not taking into account individual performance. Further, in December 2008, in light of the economic challenges and our cost-reduction initiatives, the Compensation Committee imposed a salary freeze on 2009 base salaries for certain salaried employees, including all of our NEOs.

2009 Key Events

Chief Executive Officer Succession

On June 22, 2009, our Board of Directors appointed J. Raymond Elliott as our President, Chief Executive Officer and member of our Board of Directors, effective as of July 13, 2009, following the retirement of James R. Tobin as our President, Chief Executive Officer and member of our Board of Directors. Mr. Elliott was previously a member of our Board of Directors from September 2007 until May 2009 and commenced employment with Boston Scientific on June 23, 2009 as a Senior Advisor. On July 13, 2009, Mr. Tobin transitioned into the role of Senior Advisor, in which role he remained until his retirement from the Company on November 30, 2009.

Business Strategy

Our business strategy is to lead global markets for less-invasive medical devices by developing and marketing innovative products, services and therapies that address unmet patient needs, provide superior clinical outcomes and demonstrate proven economic value. The components of our strategic plan are to strengthen leadership; restructure our business model to strengthen and position us for long-term success; create higher-payoff new products; increase our global sales force; and refocus our business portfolio and expand our footprint into additional high growth segments. We believe that the execution of our strategic plan will drive innovation, accelerate profitable growth and increase shareholder value.

Recent Executive Compensation Changes

The Compensation Committee reviews the components of our executive compensation program to determine whether they are appropriate, properly coordinated, and achieve their intended purposes. As a result of these reviews, as well as to address current economic conditions, the Compensation Committee made adjustments to our 2009 executive compensation programs. Moreover, for 2010, the Compensation Committee considered our new compensation philosophy and objectives, leadership and business strategy, as well as the changing economic and competitive market landscapes, in approving additional modifications to our executive compensation program. Recent changes to our executive compensation programs are detailed below:

•	Adapting to economic conditions. In December 2008, the Compensation Committee approved management’s recommendation to defer merit increases on base salaries for 2009 for certain salaried employees, including all executives. In February 2010, the Compensation Committee reinstated merit increases for salaried employees, including our executives, to bring our program in line with our competitive market.

•	Enhancing alignment of our executive compensation with the interests of our stockholders and our competitive environment. In December 2008, our Board of Directors modified our Stock Trading Policy to prohibit executives from hedging the value of Boston Scientific stock. In December 2009, our Board approved replacing our Retention Agreements with Change in Control Agreements that eliminate single-trigger equity acceleration (requiring only a change in control for acceleration) and impose double-trigger equity acceleration (requiring both a change in control and termination without cause or resignation for good reason for acceleration) for awards going forward. Further, for 2010, the Compensation Committee has aligned the philosophical positioning for the three elements of direct compensation to the market median, which represents a decrease in performance-based cash incentive payments and annual equity grants.

•	Tax gross-ups. For 2009, the Company eliminated tax gross-ups on spousal use of our corporate aircraft in connection with business activities. Additionally, in October 2009, the Compensation Committee approved the termination of our Executive Life Insurance Program that had included tax gross-ups and, in December 2009, the Compensation Committee approved the termination of our former Retention Agreements that provided for excise tax gross-ups for payments upon a change in control.

•	Increasing shareholder value and driving profitable revenue growth. For 2009, our Performance Incentive Plan (PIP) was amended to align certain executives’ performance goals with the divisions that they head. For 2010, our PIP was further amended to measure and fund targets solely on annual results (as opposed to the 2009 methodology of quarterly and annual measurement and funding); modify our business unit metrics to increase the weight of business unit sales and adjusted operating income results and replace adjusted earnings per share with measures related to business unit cash flow improvements (days sales outstanding and days inventory on hand); and adjust our funding tables to increase the threshold performance expectation, reduce funding at threshold performance and incent performance above goal on the sales measure.

•	More appropriately balancing our equity incentive programs to emphasize long-term results over short-term results. Beginning in 2010, a greater portion of our total executive compensation will consist of equity grants, which are designed to reward long-term performance. Further, our mix of equity grants is also changing to emphasize long-term performance. Our targeted equity mix for our executive officers’ 2010 annual equity awards is 25% performance-based shares, 50% options and 25% deferred stock units.

•	Placing greater emphasis on team performance (Company and business unit performance). For 2010, our PIP payout methodology was revised to increase emphasis on the team component (Company and business unit performance) over individual results by basing 75% of the payout on team results as funded through Company and business unit performance and the remaining 25% on a combination of individual and team performance.

For more details on, and the modifications to, our base salary, see “Our Elements of Total Executive Compensation — Base Salary” on page 33; our PIP, see “Our Elements of Total Executive Compensation — Performance Incentives” on page 34; our equity mix and performance shares, see “Our Elements of Total Executive Compensation — Annual Equity Incentives” on page 40; executive life insurance and corporate aircraft use, see “Our Elements of Total Executive Compensation — Elements of Indirect Pay” on page 42; and our change in control arrangements, see “Our Post-Employment and Change in Control Arrangements — Change in Control Agreements” on page 46.

In addition, the Compensation Committee approved the introduction of an All-Employee Stock Option Grant Program to expand ownership opportunity to most Company employees. Shares were granted under this program in February 2010. At an aggregate level, the expense associated with this grant was funded by decreases in PIP targets for most of our PIP-eligible employees, including most of our executives. The program extends the application of our compensation objectives, including aligning our employees’ interests with the interests of our stockholders, driving profitable growth and emphasizing teamwork, to all of our employees.

2010 Restructuring

We constantly monitor the dynamics of the economy, the healthcare industry and the markets in which we compete; and we continue to assess opportunities to improve operational effectiveness and better alignment of expenses with revenues, while preserving our ability to make needed investments in quality, research and development projects, capital and our people that are essential to our long-term success. As a result, on February 6, 2010, our Board of Directors approved, and we committed to, a series of management changes and restructuring initiatives designed to strengthen and position us for long-term success. Key activities under the restructuring initiatives include the integration of our Cardiovascular and Cardiac Rhythm Management businesses, as well as the restructuring of certain other businesses and corporate functions (including the elimination of our Endosurgery group structure, resulting in two business units: the Endoscopy division and the Urology and Women’s Health division, each reporting directly to the CEO); the centralization of our Research & Development organization; the re-alignment of our international structure; and the reprioritization and diversification of our product portfolio, in order to drive innovation, accelerate profitable growth and increase both accountability and shareholder value. Activities under the restructuring initiatives will begin in the first quarter of 2010 and are expected to be substantially completed by the end of 2011.

Who are our Named Executive Officers?

Our Named Executive Officers, or NEOs, as of December 31, 2009, are J. Raymond Elliott, our President and Chief Executive Officer; Sam R. Leno, our Executive Vice President, Finance and Information Systems and Chief Financial Officer; Fredericus A. Colen, our Executive Vice President and Group President, Cardiac Rhythm Management (CRM); Stephen F. Moreci, our Senior Vice President and Group President, Endosurgery; and Timothy A. Pratt, our Executive Vice President, Secretary and General Counsel. As part of our 2010 restructuring, Mr. Leno was promoted to Executive Vice President and Chief Operations Officer, Mr. Colen was promoted to Executive Vice President and Chief Technology Officer, Mr. Moreci was promoted to Senior Vice President, Global Sales Operations and Mr. Pratt was promoted to Executive Vice President, General Counsel and Chief Administrative Officer. Further in connection with our 2010 restructuring, Jeffrey D. Capello was promoted to Executive Vice President and Chief Financial Officer. Messrs. Leno’s and Capello’s promotions were effective as of March 1, 2010. Because SEC rules require that we include any individual serving in the role of chief executive officer at any time in 2009, James R. Tobin, our former President and Chief Executive Officer, who retired as our CEO on July 13, 2009, is also included as an NEO. Additionally, SEC rules require inclusion of a former executive officer who would have been included but for the fact that the officer was not serving as an executive officer at the end of 2009. As a result, Lucia L. Quinn, our former Executive Vice President, Human Resources, is also included as an NEO, due to payments she is eligible to receive in connection with her leaving the Company in 2009.

How We Determine Executive Compensation

Our Compensation Committee, and in certain cases the independent directors of our Board of Directors, bears principal responsibility for assessing, determining and approving our executive compensation and conducts regular reviews of the executive compensation program. Information about our Compensation Committee and its composition, processes and responsibilities can be found on page 21 of this Proxy Statement under the heading “Executive Compensation and Human Resources Committee.” There are three key elements to our process for setting executive compensation: (i) performance considerations; (ii) market referencing; and (iii) CEO and Compensation Committee judgment.

Performance Considerations

We award our executives compensation and assign them additional responsibilities as recognition for how well they perform as a team in achieving our business goals, as well as how well they achieve their individual goals. Our 2009 Performance Incentive Plan (PIP) links our executives’ cash incentive awards to Company performance targets and individual performance. We amended our PIP for 2009 to align the performance goals of our executive officers who lead business units or international regions with the target performance of the divisions or regions that they head, while corporate officers continue to be measured by overall corporate performance targets. Further, our annual equity award grants are partially based on individual performance. Our CEO conducts each NEO’s annual Performance Achievement and Development Review (PADR) to determine each executive officer’s level of achievement (other than his own) in relation to both business and individual goals. The PADR process is designed to guide performance discussions, set an executive’s performance objectives and communicate annual achievement at the individual performance level. At the end of each year, overall performance is rated on a scale ranging from “needs improvement” to “outstanding.” These achievement indicators influence the executive’s compensation. The Chairman of the Board presents the CEO’s PADR results to the Nominating and Governance Committee for its evaluation. The CEO presents each NEO’s PADR results (other than his own) to the Compensation Committee for its approval, and the Chairman of the Nominating and Governance Committee communicates the CEO’s PADR recommendation to the Compensation Committee for its approval.

Market Referencing

Peer Comparison.  Every year, we also base our compensation decisions on a review of relevant market information. The principle of market referencing means that our compensation and benefits programs are benchmarked and administered against programs available to employees in comparable roles at peer companies.

In 2009, the Compensation Committee engaged the services of Watson Wyatt as its independent third party compensation consultants to provide advice on executive and director compensation, including collecting market information. Watson Wyatt did not perform any work for our executives or management in 2009 other than as authorized by our Compensation Committee. The Compensation Committee conducts an annual review of our compensation consultant’s performance. Please see the discussion of the roles of and instructions given to Watson Wyatt under the heading “Executive Compensation and Human Resources Committee” on page 21. Watson Wyatt assisted in defining a peer group of companies and then collected relevant market data from these companies to allow the Compensation Committee to compare our compensation and benefits levels and program design to those of our peers.

In 2009, Watson Wyatt reviewed our peer comparison group with the Compensation Committee. Based on this review, we maintained for 2009 the peer comparison group we utilized in 2008, listed below. In establishing the peer group, Watson Wyatt assessed companies publicly traded in the United States and focused on industry (customer base and product offerings), comparable size (in relation to revenue, number of employees and market capitalization), comparable growth, mix and source of revenue and complexity of business operations.

2009 Peer Group

Abbott Laboratories
Baxter International Inc.
Becton, Dickinson and Company
Covidien Ltd.
Hospira, Inc.
Medtronic, Inc
St. Jude Medical, Inc.
Stryker Corporation
Thermo Fisher Scientific, Inc.
Zimmer Holdings, Inc.

In addition to the peer group, Watson Wyatt also utilized broader market data from the Towers Perrin U.S. CDB General Industry Executive Database to ascertain the competitiveness of pay opportunities for certain of our NEOs. This survey data was utilized where positional peer group data was not available. The data was representative of a custom cut of comparable firms or size appropriate broader industry data and included Beckman Coulter Inc., Hospira Inc., Forest Laboratories Inc., Biogen Idec Inc., Allergan Inc., Genzyme Corp., Gilead Sciences Inc., Diagnostics Inc., Novo-Nordisk A/S, Covidien Ltd., Baxter International Inc., Medtronic Inc. and Amgen Inc.

Comparable Pay Analytics.  Utilizing the peer group and survey data, Watson Wyatt conducted numerous studies intended to inform the Compensation Committee as to the appropriateness and competitiveness of our executive compensation programs and practices from a market perspective. A summary of the relevant analysis and reviews performed by Watson Wyatt follows:

Analysis/Study	Overview	Purpose

Executive Programs and Trends
Review of all executive compensation programs, including (but not limited to):

    •   Annual and long-term equity incentive design

    •   Benefits and perquisite programs

    •   Executive severance and change in control arrangements

    •   Executive retirement programs

    •   Stated targeted market position
Provide the Compensation Committee with a market reference to evaluate the reasonableness and appropriateness of our executive compensation programs and understand trends as they develop
Total Compensation Opportunity	Assessment of the competitiveness of base salary, target annual incentives and the grant date fair value of long-term incentive awards	Determine the competitiveness and appropriateness of current pay opportunity in comparison to market data
Mix of Pay	Examination of the interplay of compensation elements (base salary, target annual cash incentives, long-term equity incentives)	Determine whether current compensation opportunities align with market practice and reflect the desired emphasis at the Company
Long-term Incentive Plan Review	Review of the aggregate impact of the long-term incentive program from a share and cost perspective	Understand the competitiveness of the long-term incentive program on an aggregate basis

CEO and Compensation Committee Judgment

The application of CEO (or Chairman of the Board in the case of the CEO) and Compensation Committee judgment is an important factor in setting executive pay. We do not employ a purely formulaic approach to any of our compensation plans. There are guidelines and funding formulas in place for our equity and performance incentive plans that are tied to specific financial and quality results, but there are also individual performance factors and executive retention considerations that permit discretion to adjust formula-driven awards. While the maximum funding levels are set in advance under our PIP, the Compensation Committee may adjust a maximum funded or formula incentive award downward, based on an executive’s individual contribution and performance. In addition, an executive’s compensation may be adjusted to reflect expansion of responsibilities during the year and other changes in role and job description.

In addition, while the Compensation Committee is solely responsible for setting the targets and approving the awards, the Compensation Committee relies on the judgment of the CEO in (i) setting executive performance objectives, (ii) evaluating the actual performance of each executive (other than the CEO) against those objectives through the PADR process and (iii) recommending appropriate salary and incentive awards for each executive (other than the CEO) to the Compensation Committee. The CEO regularly participates in Compensation Committee meetings, at the request of the Compensation Committee, in order to provide background information and explanations supporting his recommendations.

Risk Considerations and Internal Pay Analytics

Risk Considerations.  The Compensation Committee also bases its compensation decisions on whether our executive compensation program is appropriately aligned with business risk. The Compensation Committee considers the effect of the elements of our executive compensation programs on business risk, including mix of total pay and amounts tied to short and long-term goals, ability of the Compensation Committee to adjust performance-based awards in its discretion, vesting schedules of equity awards, maximum payout levels and metrics used in evaluating Company performance in terms of our cash incentive plan (including the alignment of certain executives’ performance goals with the divisions that they head). The Compensation Committee also considers our policies on recovery of incentive awards, executive stock ownership and holding guidelines, and hedging prohibition. For more details, please see “Recovery of Incentive Awards,” “Executive Stock Ownership Guidelines” and “Hedging Policy” on page 47.

Use of Tally Sheets, Internal Pay Equity and Other Factors.  In making its compensation determinations, our Compensation Committee also reviews and analyzes tally sheets, which provide a total of all elements of compensation for each of our executive officers to help ensure that the design of our compensation program is consistent with our compensation philosophy and that the amount of compensation is within appropriate competitive parameters. In addition, the Compensation Committee considers the economic value as well as the retentive value of prior equity grants received by our executives in determining current or future compensation, and considers each executive’s compensation compared to the compensation of other executives and other employees generally. In determining the reasonableness of our executives’ total compensation, the Compensation Committee reviews not only individual and Company performance compared to plan, but also the nature of each element of executive compensation, including salary, performance incentive bonus, long-term incentive compensation, prior equity grants, accumulated realized and unrealized stock option gains and other personal benefits, as well as the terms of executive severance, retirement and change in control arrangements.

Chief Executive Officer Succession

In 2009, the Board established a special CEO search committee comprised of non-employee directors to identify and retain a successor to our former President and Chief Executive Officer. The special committee’s and Compensation Committee’s objectives in setting the compensation for a successor CEO were to attract and retain a seasoned executive with a proven track record for success and exceptional experience in both the medical industry and in driving long-term value creation for shareholders. The Committees also intended to create a performance-driven structure sufficient to ensure that the individual would dedicate himself or herself to the future success of the Company and its long-term value creation.

Effective July 13, 2009, Mr. Elliott was appointed our President and Chief Executive Officer by our Board of Directors, following the retirement of Mr. Tobin as our President and Chief Executive Officer. Mr. Elliott commenced employment with us on June 23, 2009 as a Senior Advisor. Under the terms of his offer letter, Mr. Elliott received an annualized salary of $600,000 for his role as Senior Advisor, which increased to $1,200,000 on July 13, 2009 as he commenced his position as our President and Chief Executive Officer. Mr. Elliott also received a sign-on bonus of $1,500,000 on July 24, 2009. In addition, on his hire date of June 23, 2009, Mr. Elliott was granted options to purchase 3,400,000 shares of our common stock with an exercise price of $9.51 per share (the closing price of our common stock on the date of grant), vesting in equal annual installments over the next four years beginning on the first anniversary of the date of grant. Mr. Elliott was also granted 1,000,000 deferred stock units (DSUs), one third of which will vest on June 23, 2010, the first anniversary of his hire date, and the remainder of which will vest monthly for two years thereafter until all of the DSUs have vested. Additionally, Mr. Elliott was granted an award of 1,250,000 performance-based DSUs which will vest upon the attainment of predetermined stock prices occurring prior to December 31, 2012 as set forth below, provided that Mr. Elliott remains employed by the Company. Any performance-based shares that have not been earned by December 31, 2012 will be forfeited.

Minimum Share
Performance Price
for any 10
Consecutive	# of DSUs that
Trading Days:	Vest

$20.00	250,000
$22.50	250,000
$25.00	250,000
$27.50	250,000
$30.00	250,000

Pursuant to his offer letter, Mr. Elliott’s 2009 Performance Incentive Plan (PIP) target was 120% of his 2009 base salary and his award was paid entirely in DSUs (equaling 78,421 DSUs) which were fully vested upon issuance, payable on the fourth anniversary of issuance and valued at the closing price of our common stock on February 23, 2010, or $7.75 per share. Mr. Elliott’s offer letter provides that in subsequent years, he will be given the opportunity, in compliance with applicable regulations, to elect the portion of his bonus that will be paid in cash and the portion that will be paid in DSUs. Further pursuant to his offer letter, Mr. Elliott also received a stock option grant on February 23, 2010 for 600,000 shares, having an exercise price of $7.75 per share, the closing price of our common stock on the date of grant.

Mr. Elliott also received relocation benefits pursuant to his offer letter and our global relocation programs in connection with his move to Massachusetts in an amount of $961,380 ($896,616 of this amount was included in Mr. Elliott’s income, of which $367,120 represents a gross-up to cover related tax obligations) and $77,617 for his cost of living allowance, which was included in his taxable income.

Mr. Elliott’s offer letter was prepared in accordance with the objectives of the special committee and Compensation Committee in setting our CEO’s compensation, as described above. As a result, Mr. Elliott’s base salary and long-term equity awards (on an annualized basis) were set competitively at the 75th percentile paid by our peers for equivalent positions and his target PIP payment (paid entirely in DSUs for 2009) at the market median, which the Compensation Committee determined in each case appropriate to align with its goals. The long-term equity awards Mr. Elliott received pursuant to his offer letter were intended to replace three years of annual equity grants and Mr. Elliott’s offer letter provides that no additional grants of equity-based awards are expected to be made prior to the third anniversary of his commencement date. Watson Wyatt advised the Compensation Committee with setting the compensation in Mr. Elliott’s offer letter and assisted in collecting relevant market data.

For a discussion of Mr. Tobin’s Transition and Retirement Agreement, see “Our Post-Employment and Change in Control Arrangements — Executive Retirement” on page 44.

Our Elements of Total Executive Compensation

Overview of Compensation

Our total direct compensation program consists of fixed compensation elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based compensation elements are designed to reward performance at three levels: individual performance, actual Company performance in terms of long-term value creation and Company performance compared to business goals with an emphasis on annual goals. Through these performance incentive awards, we reward the achievement of short-term goals, such as successful marketing, manufacturing and sales of products, discipline over our expenses and other financial measures and the promotion of a culture of quality, and long-term goals, such as technology innovation, business growth and stock price appreciation. Our mix of pay, further described below, is weighted to demonstrate a focus on long-term over short-term goals. For 2010, long-term goals have an increased weighting to better align our executive compensation with that of our competitors and the long-term interests of our shareholders.

We compensate our executives principally through base salary, performance-based annual cash incentives and annual equity awards. This three-part compensation approach enables us to remain competitive with our industry peers while ensuring that our executive officers are appropriately incented to deliver short-term results while creating sustainable long-term shareholder value. Our Compensation Committee has chosen to make a significant portion of each executive’s pay contingent upon the achievement of certain goals within our strategic plan and within targeted market positions typically established by reference to our peer group.

We also provide our executives with indirect pay in the form of benefits. We believe that offering our executives certain benefits facilitates the operation of our business, allows them to better focus their time, attention and capabilities on our business and assists the Company in recruiting and retaining key executives. As it does for our other compensation programs, our Compensation Committee consistently reviews and adjusts these plans to ensure they are generally consistent with practices among companies in our peer group, as well as large companies within broader industry segments.

Each element in the program has a primary role, one or more objectives and a target market position relative to our peer group, each as shown in the table below. For 2009, our target market position was the median for base salary, 75th percentile for annual cash incentive awards and 60th percentile for annual equity awards. The target market position is an overall guideline, but individual compensation pay levels may vary based on individual performance, internal pay equity considerations and other factors. For 2009, Watson Wyatt performed an analysis of our NEOs’ total direct compensation and found that overall, our NEOs’ base salaries approximated the market median, our NEOs’ target annual cash incentive awards approximated the 75th percentile, and our NEOs’ equity incentive awards approximated the 60th percentile. For 2010, to further our goal of alignment with our competitive market, we have moved our philosophical position to the market median for all three primary elements of direct compensation.

			2009	2010 Target
			Target Market	Market
Element	Role	Objective	Position	Position

Base Salary	Provide stable source of income	Attract and retain talent	Median	Median
Performance Incentive Plan (PIP)	Reward for annual and quarterly goal achievement	Focus talent on annual and quarterly goals; reward talent	75th percentile	Median
Annual Equity Incentives	Reward for long-term business development	Focus talent on long-term shareholder value creation; retain and engage talent	60th percentile	Median*
Retirement	Provide financial protection and security	Attract and retain talent	Competitive	Competitive
Benefits/Perquisites	Ensure our executives remain healthy	Allow talent to focus on being productive leaders	Competitive	Competitive
Severance and Change in Control Protection	Provide financial protection and security	Focus talent on continuing business operations	Competitive	Competitive

*	Annual equity incentives at the 75th percentile are attainable (based on exceptional performance) to retain key talent.

Mix of Pay.  Of the three direct compensation elements, our total executive compensation package as reflected in the Summary Compensation Table on page 50 is heavily weighted towards the variable, performance-based elements of our Performance Incentive Plan (PIP) and annual equity incentives. For 2009, only 28% of the value of the total annual direct compensation for our NEOs as a group consisted of fixed compensation in the form of base salary, while variable (versus fixed) compensation accounted for the remaining 72% of total direct compensation. Of that 72%, 50% took the form of stock options or deferred stock units (DSUs) which are designed to reward long-term performance and 22% took the form of cash performance incentive awards, which are designed to reward quarterly and annual performance. Therefore, a base salary at the median is designed to attract and retain our executives while, on average, the 22% of our executives’ annual compensation taking the form of performance incentive awards is tied to actual Company and individual performance through our PIP funding formulas, and on average, the remaining 50% of our executives’ compensation taking the form of stock options and DSUs is tied to actual long-term performance of the Company through stock price appreciation and vesting restrictions. For 2009 we felt that this mix was appropriate to align the interests of our executives and their compensation with business risk and the long-term interests of our stockholders. For 2010, we have moved toward an increased weighting on long-term performance by reducing targeted cash performance incentive awards and granting proportionally more annual equity awards.

Base Salary

Overview.  In general, the Compensation Committee targets base salaries at levels consistent with the median rate paid by our peers for equivalent positions. In addition, the Compensation Committee considers our annual merit budget, our performance for the year, current economic conditions, each executive’s current and prior year salary and each executive’s actual performance compared to the goals and objectives established for that executive at the beginning of the year. In December 2008, due to the declining economic climate, the Compensation Committee decided to defer merit increases on base salaries for certain salaried employees including executives, and accordingly, no NEO’s base salary increased in 2009 over 2008. In February 2010, the Compensation Committee reinstated merit increases on base salaries for 2010 to align our programs with the competitive environment when combined with other changes made to our executive compensation programs for 2010 as described in “Recent Executive Compensation Changes” on page 25. NEO salaries for 2009 are reported in the Summary Compensation Table on page 50 under the Salary column.

NEOs (Other than CEO).  We generally establish base salaries for our executive officers (other than the CEO) based upon the prior year’s PADR performance reviews conducted by the CEO and on the CEO’s recommendations as presented to the Compensation Committee for approval or modification. However, because the Compensation Committee decided in December 2008 to defer merit increases on base salaries for certain salaried employees, including executives, the NEOs’ base salaries did not change from 2008 to 2009. Accordingly, the base salaries for our NEOs (other than the CEO) for 2009 were as follows:

2009 Base
Name	Salary*

Sam R. Leno	$625,000
Fredericus A. Colen	$570,000
Stephen F. Moreci	$428,000
Timothy A. Pratt	$525,000
Lucia L. Quinn(1)	$460,000

*	Base salary amounts are rounded to the nearest thousand.

(1)	Ms. Quinn resigned from Boston Scientific on September 15, 2009.

CEO.  Mr. Elliott joined the Company as Senior Advisor on June 23, 2009 and was appointed as our President and Chief Executive Officer by the Board of Directors effective July 13, 2009. Pursuant to Mr. Elliott’s offer letter, he was paid an annual base salary of $600,000 for his role as Senior Advisor until he commenced as CEO, at which time his annual base salary increased to $1,200,000. The Compensation Committee believed that the salary for Mr. Elliott’s role as Senior Advisor was appropriate for the transition period. The Compensation Committee’s objective in setting Mr. Elliott’s annual base salary was to engage and retain a seasoned executive with a proven track record for success and exceptional experience in both the medical industry and in driving long-term value creation for shareholders. Therefore, the Compensation Committee set Mr. Elliott’s base salary competitively at the 75th percentile paid by our peers for equivalent positions. For further discussion regarding Mr. Elliott’s offer letter, see “Chief Executive Officer Succession” on page 30.

Effective July 13, 2009, Mr. Tobin retired as our President and Chief Executive Officer and continued to be employed with Boston Scientific in the role of Senior Advisor until November 30, 2009, for which he continued to be paid the same base salary pursuant to his Transition and Retirement Agreement. For more information on Mr. Tobin’s retirement payments, please refer to “Executive Retirement” on page 44. Because the Compensation Committee decided to defer merit increases on base salaries for executives in December 2008, Mr. Tobin’s base salary did not change from 2008 to 2009.

Messrs. Tobin’s and Elliott’s annualized base salaries for 2009 for the role of President and Chief Executive Officer were as follows:

	2009 Base	Effective
Name	Salary*	Date

J. Raymond Elliott(1)	$1,200,000	7/13/09
James R. Tobin(2)	$994,000	2/26/08

*	Base salary amounts are rounded to the nearest thousand.

(1)	Mr. Elliott joined the Company as Senior Advisor on June 23, 2009 and was appointed as our President and Chief Executive Officer effective as of July 13, 2009. For the period from June 23, 2009 through July 13, 2009, he was paid an annual base salary of $600,000 pursuant to his offer letter.

(2)	Mr. Tobin retired as our President and Chief Executive Officer on July 13, 2009 and from the Company on November 30, 2009. He was paid the above base salary through November 30, 2009 pursuant to his Transition and Retirement Agreement.

Performance Incentives

Overview.  Through our 2009 Performance Incentive Plan (PIP) for all salaried personnel, including NEOs, we seek to provide pay for performance by linking cash incentive awards to both Company and individual performance through a range of award opportunities that depend upon the level of achievement of annual and quarterly Company and individual objectives. Beginning in 2009, corporate executive officers are measured against corporate performance targets while executive officers who lead business units or international regions are measured against their respective divisional or regional performance targets. Due to the nature of their positions with the Company, Messrs. Elliott, Tobin, Leno and Pratt and Ms. Quinn were measured against corporate goals, Mr. Colen was measured against our Cardiac Rhythm Management (CRM) division’s goals and Mr. Moreci was measured against our Endosurgery division’s goals. Our corporate goals and each of our business unit goals are funded separately. Performance targets are set annually and, for 2009, were measured and funded both annually and quarterly. For 2010, the corporate and business unit performance goals will be measured solely annually for all metrics to help align our practices with those of our competitive environment. Our CEO also measures individual achievement for an executive officer at the end of the year by comparing the actual performance of the executive to the individual goals and objectives established for the executive at the beginning of or during the year. The Compensation Committee oversees and reviews the CEO’s recommendations with respect to each executive officer’s individual performance. For our CEO, the Chairman of the Board reviews our CEO’s individual performance against our CEO’s established goals and objectives and presents the results of his review to the Nominating and Governance Committee for its evaluation. For 2010, the Company performance component will receive a greater weighting over individual achievement to place a greater emphasis on rewarding team performance. Amounts actually awarded under our PIP for 2009 are reflected in the Summary Compensation Table on page 50 in the Non-Equity Incentive Plan Compensation column.

Corporate Goals.  Corporate executive officers are measured against adjusted earnings per share (EPS), global sales and free cash flow. For 2009, the weight of annual corporate performance for eligible corporate employees, including our executives, was 55% while the weight of corporate performance for each calendar quarter was 11.25%. The metrics were weighted and measured as follows:

Metric	Weighting	Measurement Period

Adjusted EPS	50%	Quarterly and Annually
Global Sales	25%	Quarterly and Annually
Free Cash Flow	25%	Annually

The Compensation Committee believes that adjusted EPS, sales and free cash flow goals are appropriate measures to encourage our corporate executives to achieve superior financial performance for us with the goal of generating shareholder value. The Compensation Committee further believes that the weightings for each metric are appropriate because they emphasize the Company’s top performance priorities.

Business Unit Goals.  For 2009, the business unit executive officers were measured against adjusted EPS and the sales and adjusted operating income of their respective divisions. For CRM, global sales and global adjusted operating income were used and for Endosurgery, global sales and domestic adjusted operating income were used. For 2009, the weight of annual business unit performance was 40% while the weight of business unit performance for each calendar quarter was 15%. The metrics were weighted and measured as follows:

Metric	Weighting	Measurement Period

Adjusted EPS	50%	Quarterly and Annually
Business Unit Sales	25%	Quarterly and Annually
Business Unit Adjusted Operating Income	25%	Quarterly and Annually

The Compensation Committee believed that, for 2009, these metrics and weightings were appropriate to encourage our business unit executives to achieve financial performance with the goal of generating shareholder value. For 2010, adjusted EPS will be replaced as a business unit goal with days sales outstanding and days inventory on hand to incent cash flow improvement and the weightings on business unit sales and adjusted operating income will be increased to emphasize the business units’ revised priorities.

Quality Goal.  Each executive’s PIP is also affected by individual and corporate-wide performance of quality goals (including lifting of our corporate warning letter). The Compensation Committee reserves the right to decrease or eliminate the incentive pool funding (on a quarterly and/or an annual basis) based on its determination, within its sole discretion, of the Company’s progress made toward achieving our quality objectives and the performance of our company-wide quality system. The Compensation Committee may also adjust an individual executive officer’s PIP award downward for individual performance on the quality goal. For 2009, the Compensation Committee adjusted PIP awards downward by 2% for executive officers with leadership over certain of our sites that contributed to our continued corporate warning letter restrictions in 2009. The Compensation Committee believes that the corporate quality objective is appropriate in order to emphasize our commitment to continually improving and sustaining our quality systems, resolving the issues identified by the FDA in its corporate warning letter and enhancing shareholder value.

Definitions of Metrics.  For purposes of our PIP, the sales metrics are calculated at constant currency rates rather than at actual currency rates in order to take currency fluctuation out of the incentive measurements. Free cash flow for PIP purposes equals reported operating cash flow less capital expenditures and excludes cash flows associated with certain significant and unusual litigation-, acquisition-, restructuring- and tax-related items. We do not believe that these litigation-, acquisition-, restructuring- and tax-related exclusions are indicative of our on-going operating performance. Further, for purposes of our PIP, adjusted EPS equals adjusted net income divided by weighted average shares outstanding for the performance period. Adjusted net income is defined generally as GAAP net income excluding goodwill and intangible asset impairments, acquisition, divestiture and purchased research and development related charges, restructuring expenses, certain tax-related items and certain litigation and amortization expenses. Similarly, for purposes of the PIP, adjusted operating income is defined generally as GAAP operating income with the same exclusions as to net income. We believe these limited exclusions are necessary because we believe adjusted net income better reflects operating activity. Additionally, we believe that excluding these expenses facilitates an appropriate comparison of our current operating performance to our past operating performance.

Plan Funding Determination.  In 2009, we determined the actual annual funding percentage of our corporate and business unit funding under our PIP at the end of the year based on actual results for the year compared to the plan. We determined the actual quarterly funding percentage for the corporate and business unit funding under our PIP on a quarterly basis based on actual results for the quarter compared to the quarter plan within the annual plan. Funding for each measurement period increases on a sliding scale (up to a maximum of 150% of target) as higher levels of sales, adjusted EPS, free cash flow and adjusted operating income goals were met, as depicted in the tables below. Annual and quarterly performances were weighted as described above. The total annual funding for each of our corporate and business unit funding consists of the sum of the funding for the annual measurement period and each of the quarterly measurement periods. For 2010, the funding tables will be modified to increase the threshold performance expectation, reduce funding at threshold performance and incent performance above goal on the sales measure, thereby rewarding performance above threshold levels at higher rates.

Funding Scale Tables.

Sales Funding Scale Table. For 2009, the sales component of our corporate and business unit goals was funded at the following percentages depending on the percent of the target level of sales that we achieved. For example, if we achieved 91% of our sales goals, the PIP would fund at 10% for the sales metric for the applicable measurement period.

Performance Level	Funding Level	Achievement

90.9% or below	0%	Below Threshold
91%	10%	Threshold
91.1% to 97.9%	+1.143% funding for every 0.1% performance	Below Target
98%	90%	Below Target
98.1% to 99.9%	+0.5% funding for every 0.1% performance	Below Target
100%	100%	Target
100.1% to 109.9%	+0.5% funding for every 0.1% performance	Exceeds Target
110% or above	150%	Maximum

Adjusted Earnings per Share, Free Cash Flow and Adjusted Operating Income Funding Scale Table. For 2009, the adjusted EPS, free cash flow and adjusted operating income components of our goals were funded at the following percentages depending on the percent of the target level that we achieved. For example, if we achieved 85% of our free cash flow goals, the PIP would fund at 40% for the free cash flow metric for the applicable measurement period.

Performance Level	Funding Level	Achievement

84.9% or below	0%	Below Threshold
85%	40%	Threshold
85.1% to 89.9%	+0.2% funding for every 0.1% performance	Below Target
90.0% to 99.9%	+0.5% funding for every 0.1% performance	Below Target
100%	100%	Target
100.1% to 109.9%	+0.5% funding for every 0.1% performance	Exceeds Target
110% or above	150%	Maximum

Funding.

Corporate Goals Funding Table. The table below depicts, for 2009, our annual and quarterly corporate goals, our actual performance as a percentage of plan and whether that performance met the threshold, target or maximum levels of our corporate objectives.

	Global Sales			Adjusted EPS			Free Cash Flow
	Plan	Actual			Actual		Plan	Actual		Total
	($ in	as a %	Funding		as a %		($ in	as a %	Funding	Corporate
Period	Millions)	of Plan	%	Plan	of Plan	Funding %	Millions)*	of Plan*	%*	Funding

			109.0%			150.0%
Q1	1,988	101.8%	(above target)	$0.1697	112.9%	(maximum)	N/A	N/A	N/A	15.2%
			100.0%			100.5%
Q2	2,063	100.0%	(on target)	$0.1963	100.1%	(above target)	N/A	N/A	N/A	11.3%
			58.0%			52.5%
Q3	2,077	95.2%	(below target)	$0.2117	90.5%	(below target)	N/A	N/A	N/A	6.1%
			0.0%			0.0%
Q4	2,208	90.5%	(below threshold)	$0.2677	74.6%	(below threshold)	N/A	N/A	N/A	0%
			75.1%			61.0%			150.00%
Annual	8,336	96.7%	(below target)	$0.8456	92.2%	(below target)	904	163.00%	(maximum)	57.2%
Total before Quality Metric Adjustment										89.8%
Quality Metric Adjustment										0
Total										89.8%

*	Free cash flow is measured on an annual basis only.

For example, in the third quarter, our actual sales came in at 95.2% of plan, which on the sales metric funding table above receives a funding level of 58.0%. Sales had a weighting of 3.75% in the third quarter; or 25% of the quarterly weighting, which for each individual quarter is 15% because free cash flow is measured on an annual basis only. 58.0% of 3.75% is 2.18%. Our adjusted EPS came in at 90.5% of plan for the third quarter, which on the adjusted EPS metrics funding table above receives a funding level of 52.5%. Adjusted EPS had a 7.5% weighting in the third quarter; or 50% of the 15% quarterly weighting. 52.5% of 7.5% is 3.94%. The sum of the Q3 sales (2.18%) and adjusted EPS (3.94%) funding levels results in a quarterly corporate funding level for Q3 of 6.1%.

For 2009, our actual annual sales results and actual annual adjusted EPS results fell below our target levels and our actual annual free cash flow results exceeded the maximum target level. The quarterly results for sales were above target in quarter one, at target in quarter two, between the threshold and target levels in quarter three and below threshold in quarter four. The quarterly results for adjusted EPS exceeded our maximum target level in quarter one, and were above target in quarter two, between the threshold and target levels in quarter three and below threshold in quarter four. Further, based on our overall corporate performance relative to our quality goal in 2009, the Compensation Committee determined not to adjust the funding downward for most of our executives. As a result, our PIP funded corporate goals at 89.8% of target for the year (which is the sum of the annual plus each of the quarterly corporate funding amounts), before the application of the individual performance component of the plan.

Business Unit Goals. The Company has not disclosed the specific targets for business unit performance, as its business unit plans are highly confidential and not reported publicly. Disclosing confidential financial information such as specific business unit-level targets would provide competitors and third parties with insight into the Company’s internal planning processes which may allow our competitors to predict certain business strategies and cause us competitive harm.

Business unit targets related to sales and adjusted operating income are established in support of Company-wide sales and earnings per share targets based on a range of factors, including growth outlooks for our product portfolio, the competitive environment, our internal budgets, external market economic conditions and market expectations. For example, growth rates implicit in targets for any one business unit may be above or below the growth rates targeted for the entire Company, due to faster or slower growth in relevant product markets or smaller or larger market shares. These considerations result in business unit goals that are consistent with Company-wide goals in their level of difficulty to achieve and probability for success. Performance targets are set at a level that the CEO believes is aggressive enough to inspire top performance but reasonable enough to be realistically achievable. Goals are established to challenge executives to maximize year-over-year growth in sales and adjusted operating income but are at the same time intended to be reasonable in that they can be achieved by the efficient and diligent execution of operating plans.

Individual Performance Component.  At the end of the year, individual performance is also considered pursuant to the PADR process described in “Performance Considerations” on page 28. An individual performance component from 0% to 200% is applied as a multiplier at the end of the year to each executive’s funded award to obtain the executive’s total award. In 2009, each individual’s entire PIP payment was adjusted by individual performance. For 2010, in order to emphasize rewarding teamwork, 75% of an individual’s PIP payout will be based on team results as funded through Company performance and the remaining 25% on a combination of individual and Company performance.

Individual Targets.  Each executive’s incentive award opportunity for the year (the “target”) is expressed as a percentage of base salary, based on the scope of the executive’s responsibilities. For 2009, the targets of Messrs. Elliott and Tobin, each in his position as CEO, were 120% of their respective base salaries and the target for our other NEOs was 75% of his or her base salary. For 2010, our CEO’s target will be 100% of his base salary and the targets for our other executive officers will range from 45% to 80% of their base salaries based on the specific market median positioning consistent with the scope of the position.

Actual Awards and Calculation of Awards.  An executive officers’ total performance incentive payment is ultimately determined by multiplying the product of the executive officer’s December 31, 2009 base salary and his or her December 31, 2009 incentive target percentage by the funding percentage of the corporate or business unit aspect of the PIP and then multiplying the entire result by the individual’s performance percentage (pro-rated for the number of days the NEO was employed) as illustrated below:

12/31/09 Base Salary	x	12/31/09 Incentive Target Percentage	x	Funding* %	x	Proration for Days Employed	x	Individual Performance Percentage	=	Performance Incentive Award

*	Messrs. Elliott, Tobin, Leno, and Pratt and Ms. Quinn were measured against corporate goals, Mr. Colen was measured against CRM goals and Mr. Moreci was measured against Endosurgery goals.

Due to Company performance as described above, the corporate goals aspect of our PIP funded at 89.8%. The CRM and Endosurgery aspects of our PIP also funded below target due to the performance of those business units and our adjusted EPS. As a result, in 2009, performance incentive awards for our NEOs were below target.

NEOs (Other than CEO). Actual performance incentive awards paid in February 2010 to our NEOs (other than our CEO) for 2009 performance are set forth in the table below.

2009 Actual
Name	Award

Sam R. Leno	$420,938
Fredericus A. Colen	$202,464
Stephen F. Moreci	$283,827
Timothy A. Pratt	$353,588
Lucia L. Quinn(1)	$219,965

(1)	Ms. Quinn resigned from Boston Scientific on September 15, 2009.

Messrs. Leno’s and Pratt’s performance incentive awards were consistent with the corporate funding level. Mr. Colen’s performance incentive award was below the corporate funding level because the CRM business unit did not perform as well against its goals. Mr. Moreci’s performance incentive award was substantially similar to the corporate awards due to the performance of his business unit and was subject to the 2% quality reduction. Ms. Quinn resigned from the Company on September 15, 2009, and, pursuant to her Agreement and Mutual Release of All Claims, based on the number of days worked in 2009 and the actual final funding of the plan, was eligible to receive a prorated bonus for her employment through September 15, 2009 for 100% of her target incentive percentage, which comprised 75% of her base annual salary. For further discussion regarding the payments and benefits due to Ms. Quinn pursuant to her agreement, see “Post-Employment Arrangements” on page 45.

CEO.  On June 22, 2009, our Board of Directors appointed J. Raymond Elliott as our President, Chief Executive Officer and member of our Board of Directors, effective as of July 13, 2009, following the retirement of James R. Tobin as our President, Chief Executive Officer and member of our Board of Directors. Mr. Elliott commenced employment with Boston Scientific on June 23, 2009 as a Senior Advisor. On July 13, 2009, Mr. Tobin transitioned into the role of Senior Advisor, in which role he remained until his retirement from the Company on November 30, 2009. Actual performance incentive awards paid to Messrs. Elliott and Tobin in 2009 are set forth in the table below.

2009 Actual
Name	Award(1)

J. Raymond Elliott	$607,766
James R. Tobin	$985,455

(1)	Mr. Elliott’s entire PIP award was granted in the form of deferred stock units (DSUs). The award equaled 78,421 DSUs which were valued at $7.75 per share, the closing price of our common stock on February 23, 2010.

Mr. Elliott’s primary 2009 performance objectives as CEO were to achieve a significant level of oversight over all of our business, develop an executable strategic plan, manage the transition of the Company to new leadership and develop a plan to refocus our business for strategic growth. Mr. Elliott’s performance incentive award was prorated to reflect his commencement as President and Chief Executive Officer on July 13, 2009. Pursuant to Mr. Elliott’s offer letter, Mr. Elliott’s entire PIP payment was paid in the form of DSUs which were fully vested upon issuance, are payable on the fourth anniversary of issuance and are valued at the closing price of our common stock on February 23, 2010 (the date on which the bonus was determined by the Compensation Committee) or $7.75 per share. Mr. Elliott’s PIP payment equaled 78,421 DSUs. Pursuant to his offer letter, Mr. Elliott has the opportunity, in compliance with applicable regulations, to elect all or a portion of his Performance Incentive Award to be paid in DSUs for each subsequent year. For further discussion regarding equity awards granted and payments and benefits made under Mr. Elliott’s offer letter, see “Chief Executive Officer Succession” on page 30.

Pursuant to Mr. Tobin’s Transition and Retirement Agreement, Mr. Tobin was eligible to receive a prorated bonus under the PIP for his employment through November 30, 2009 of up to 120% of his annual base salary. Further pursuant to his Transition and Retirement Agreement, Mr. Tobin received a Career Service Award in an amount equal to 250% of his 2009 base salary less the amount paid to him under our PIP. Based upon our corporate performance, Mr. Tobin’s Performance Incentive Award was $985,455. Accordingly, his Career Service Award amounted to $1,499,572. For more information on Mr. Tobin’s retirement payments, please refer to “Executive Retirement” on page 44.

Annual Equity Incentives

Overview.  We intend our broad-based stock option and deferred stock unit (DSU) award programs to attract, retain, engage and focus key employees for the long-term. Our Compensation Committee has determined that annual equity awards are appropriate to tie our executive compensation to our future stock price performance. The Compensation Committee approves, upon management recommendation, equity awards that include non-qualified stock option and DSU awards to eligible employees within the organization and across business units in amounts appropriate for each individual’s (i) level of responsibility, (ii) ability to affect the achievement of overall corporate objectives, (iii) individual performance and (iv) individual potential.

Equity Mix.  In 2009, we continued our practice of making equity grants to executives as a mix of stock options and DSUs. Stock options are effective in promoting shareholder alignment and in holding executives accountable for generating shareholder return, while DSUs are a share-efficient means for retaining top talent and promoting a long-term share owner perspective. Together, stock options and DSUs enable us to meet our dual compensation objectives of rewarding long-term goals, such as strategic growth and business innovation and retaining top talent even during periods of significant stock price fluctuation. Further, the Compensation Committee was advised by Watson Wyatt that granting a mix of equity vehicles to our executive officers is a market competitive practice within our peer group. Beginning in 2010, in order to place additional emphasis on creating long-term shareholder value, the Compensation Committee also granted performance share awards in the form of DSUs to executive officers and changed our targeted mix of equity grants to 25% performance-based share units, 50% options and 25% DSUs.

We grant stock options with an exercise price equal to the fair market value based on the closing stock price on the date of grant, and they typically vest over a period of four years. Options are exercisable until the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment. Executive officers are prohibited from paying the exercise price for their options with promissory notes or other payment forms prohibited by the Sarbanes-Oxley Act of 2002. DSUs represent our commitment to issue shares to recipients after a vesting period. These awards typically vest in five equal annual installments beginning with the first anniversary of the date of grant. The slightly longer vesting period for DSUs reflects the fact that DSUs have immediate value upon vesting compared to options which only have value if our stock price increases. Upon each vesting date, the vested DSUs are no longer subject to risk of forfeiture and shares of our common stock are issued to the recipient. We do not pay dividends on unvested DSUs.

NEOs (Other than CEO).  In determining the amount of our NEO’s equity awards for 2009, the Compensation Committee considered: (i) the NEO’s individual performance rating; (ii) the value of the NEO’s current vested and unvested equity; (iii) the Company’s attempt to target the 60th percentile of its applicable peer group for 2009 for annual equity incentives (which has been decreased to the 50th percentile for 2010); and (iv) the affects of the recent market on economic long-term incentive values. For 2009, Watson Wyatt developed market-based equity award ranges for each NEO who was employed at the time of the grant cycle. These award ranges reflected the targeted market position for comparable roles among the NEOs. The CEO was provided this information, along with the value of each NEO’s current vested and unvested equity, as well as other performance data. The CEO was provided the ability to differentiate awards within the established guidelines reflecting performance, potential, current equity position, as well as other criteria. Award recommendations were provided to the Compensation Committee for review and approval prior to the execution of any grants. For 2009, our executive officers were permitted to choose the form of annual equity grants as either 100% options or 75% options and 25% DSUs. Pursuant to his election, Mr. Moreci’s award was comprised of 100% options, while the remaining NEOs chose a combination of 75% options and 25% DSUs.

The Compensation Committee made annual equity awards to our NEOs in February 2009 in the following amounts:

	2009
Name	Options(1)	DSUs(1)

Sam R. Leno	201,072	30,120
Fredericus A. Colen	100,536	15,060
Stephen F. Moreci(2)	134,048	0
Timothy A. Pratt	100,536	15,060
Lucia L. Quinn(3)	120,643	18,072

(1)	2009 stock options and DSUs were granted as of February 24, 2009; stock options had an exercise price of $8.30, the closing price of our common stock on February 24, 2009.

(2)	Pursuant to his election, Mr. Moreci’s award was comprised of 100% options.

(3)	Ms. Quinn resigned from Boston Scientific on September 15, 2009.

CEO.  Effective July 13, 2009, Mr. Tobin retired as our President and Chief Executive Officer and Mr. Elliott was appointed as our President and Chief Executive Officer by the Board of Directors. Mr. Elliott joined the Company in the role of Senior Advisor on June 23, 2009. On February 24, 2009, the Compensation Committee approved a stock option grant to Mr. Tobin for 2,000,000 shares at an exercise price of $8.30 per share (the closing price of our common stock on the date of grant), the vesting of which was accelerated by the Compensation Committee pursuant to its authority under the 2003 Long-Term Incentive Plan and in connection with Mr. Tobin’s retirement. For further discussion regarding the payments and benefits due to Mr. Tobin pursuant to his Transition and Retirement Agreement, see the Compensation Discussion & Analysis section entitled “Executive Retirement” on page 44.

Pursuant to Mr. Elliott’s offer letter, on his hire date of June 23, 2009, Mr. Elliott was granted options to purchase 3,400,000 shares of our common stock with an exercise price of $9.51 per share (the closing price of our common stock on the date of grant), vesting in equal annual installments over the next four years beginning on the first anniversary of the date of grant. Mr. Elliott was also granted 1,000,000 deferred stock units (DSUs), one third of which will vest on June 23, 2010, the first anniversary of his hire date, and the remainder of which will vest monthly for two years thereafter until all of the DSUs have vested. Additionally, Mr. Elliott was granted an award of 1,250,000 performance-based DSUs which will vest upon the attainment of predetermined stock prices occurring prior to December 31, 2012, provided that Mr. Elliott remains employed by the Company. Any performance-based shares that have not been earned by December 31, 2012 will be forfeited. Further, in accordance with Mr. Elliott’s offer letter, on February 23, 2010, the Compensation Committee approved a stock option grant to Mr. Elliott for 600,000 non-qualified stock options at an exercise price of $7.75 per share (the fair market value on the date of grant), vesting in equal annual installments over the next four years. In addition, pursuant to the terms of his offer letter, Mr. Elliott’s 2009 PIP award was paid entirely in DSUs (equaling 78,421 DSUs) which were fully vested upon issuance, payable on the fourth anniversary of issuance and valued at the closing price of our common stock on February 23, 2010, or $7.75 per share. Mr. Elliott’s offer letter further provides that no additional grants of equity-based awards are expected to be made prior to the third anniversary of the commencement date. For further discussion regarding equity awards granted and payments and benefits made under Mr. Elliott’s offer letter, see “Chief Executive Officer Succession” on page 30.

2010 Performance Unit Program.  Our 2010 Performance Unit Program performance share awards were in the form of DSUs and were granted under our 2003 Long-Term Incentive Plan. Performance is measured in three annual performance cycles (from January 1, 2010 through December 31, 2012) comparing our own total shareholder return to the total shareholder return of the companies in the S&P Healthcare Industry Index. Total shareholder return is defined as the change in stock price plus dividends paid over the average closing stock price for the last 60 days of the prior calendar year. At the end of the three-year performance period, final total shareholder return will be calculated using the simple average of the three annual performance cycles. Performance share units will be converted into the right to receive shares after the three year period based on the percentile rank of our total shareholder return compared to the total shareholder return of the companies in the S&P Healthcare Industry Index as set forth below. For example, if our total shareholder return percentile rank is at the 95th percentile, one performance share unit will be converted into the right to receive 2.4 shares of common stock.

Rate of
Conversion of
Performance
Share Units
Total Shareholder Return Performance Percentile Rank	into Shares

100th Percentile	260%
95th Percentile	240%
80th Percentile	150%
55th Percentile	100%
30th Percentile	50%
Below 30th Percentile	0%

Elements of Indirect Pay

General.  Our executives’ benefits program, which is available to our NEOs, is intended to provide financial protection and security for our executives and to reward them for the total commitment we expect from them in service to us. Our executives’ benefits program consists of three key elements: health and welfare plans based principally on a preferred provider model with the executives sharing approximately 20% of the cost; Company-paid life insurance of three times base salary (up to a $1 million benefit payable upon death); and a qualified 401(k) retirement plan with a Company match of up to 6% of base pay. Other elements include benefits available to all of our employees, including executives, such as Company-paid disability benefits and the ability to participate in our Global Employee Stock Ownership Plan, which entitles our employees to purchase our stock at a 10% discount.

Relocation.  We also have an executive officer tier of our global relocation programs for our executive officers who are requested by us to move in connection with their current job and for newly hired employees who will become executive officers of the Company and who are required to move in connection with accepting a job with us. The policy covers reasonable expenses associated with the move and certain relocation services to minimize the inconvenience of moving. The policy also includes a cost of living allowance (COLA) for executives whose cost of living increases at least eight percent from their previous location of residence, paid as taxable income over four years in decreasing percentages. The actual amount of each COLA is determined by an external consulting firm. In 2009, we paid $961,380 to relocate Mr. Elliott pursuant to his offer letter and our global relocation programs in connection with his move to Massachusetts ($896,616 of this amount was included in Mr. Elliott’s income, of which $367,120 represents a gross-up to cover related tax obligations), and $77,617 for his COLA. In addition, in 2009, we paid $46,771 to relocate Mr. Pratt ($29,253 of this amount represents a gross-up to cover related tax obligations) and $22,713 for his COLA, in connection with his move to Massachusetts in 2008. Finally, we made COLA payments of $25,446 to Mr. Leno and $9,036 to Ms. Quinn in connection with their moves to Massachusetts. In the Compensation Committee’s 2009 review of executive compensation, the Compensation Committee retained the practice of providing tax gross-ups on relocation because it applies to all employees and the Compensation Committee believes it is integral to the Company’s ability to attract and develop employees whose skill or knowledge enhance the Company’s competitive advantage.

Executive Allowance.  Pursuant to our Executive Allowance Plan, we provide a cash allowance to eligible executives in lieu of perquisites typically provided by other companies, such as company cars, health care costs not otherwise covered or tax planning services, which we do not provide to our executives. Under this plan, our executive officers receive $25,000 per year, which is not specifically allocated to any particular item and they are entitled to spend it in their discretion.

Executive Life Insurance.  In 2009, we made annual payments to certain executives equal to the premium for executive life insurance (plus a gross-up amount for tax purposes). Two of our NEOs, Messrs. Colen and

Moreci, received these executive life insurance payments (in lieu of Company-paid life insurance) in 2009. In October 2009, the Compensation Committee approved the termination of the program and, as a result, Messrs. Colen and Moreci were also paid amounts (plus a gross-up amount for tax purposes), which in the aggregate, represented the net present value of all remaining future premiums under their respective policies. The payments made to Messrs. Colen and Moreci in 2009 are reflected in the Summary Compensation Table on page 50 under the column All Other Compensation.

401(k) Excess Benefit Plan.  In connection with a one-time special contribution we made to our 401(k) Retirement Savings Plan for the benefit of our employees announced in September 2004, we adopted in June 2005 an Excess Benefit Plan. The Excess Benefit Plan is a non-qualified deferred compensation plan designed to provide specific supplemental benefits to those employees who would have exceeded the 2004 IRS contribution limits if the special contribution had been made to their 401(k) plan accounts. The Excess Benefit Plan was established to accept the “overflow” contributions on behalf of those employees, including our executive officers. Messrs. Colen and Moreci participate in this plan and Mr. Tobin participated in this plan prior to his retirement from the Company. Messrs. Elliott, Leno and Pratt and Ms. Quinn were not employed by us in 2004 when the 401(k) contribution was made and so do not participate in this plan.

Airplane Usage.  Our CEO is permitted personal use of our corporate aircraft. Other executive officers are permitted personal use of the corporate aircraft only with the prior permission of the CEO. In 2009, the only NEOs who used the corporate aircraft for personal use were Messrs. Elliott, Tobin and Leno. Under current IRS rules, we impute income to the executive officer for an amount based on Standard Industry Fare Level (SIFL) rates set by the US Department of Transportation. This imputed income amount is included in an executive officer’s earnings at the end of the year and reported as income to the IRS. The IRS has set limitations on the amount we can deduct when using the SIFL method to impute income to the employee for personal use of the corporate aircraft. We calculate disallowed deductions for tax purposes from December 1st of the previous tax year through November 30th of the current tax year. In 2009, $65,769 of disallowed deductions were attributable to Mr. Elliott, $173,667 of disallowed deductions were attributable to Mr. Tobin and $13,803 of disallowed deductions were attributable to Mr. Leno, in each case for his personal use of the aircraft. For 2009, we changed our policy to prohibit payment of “gross-ups” for spousal use of the aircraft in connection with business activities. The incremental cost of the personal use of the aircraft by Messrs. Elliott, Tobin and Leno is reflected in the Summary Compensation Table on page 50 in the column All Other Compensation.

Other/Special Recognition Awards

In addition to the three primary elements of direct compensation described above, we periodically make special recognition awards in cash and/or stock in recognition of special circumstances. For example, on July 24, 2009, Mr. Elliott received a sign-on bonus of $1.5 million and various equity awards in connection with commencement as our President and Chief Executive Officer as described in “Chief Executive Officer Succession” on page 30, and, on January 23, 2009, Mr. Pratt received $100,000 as payment of the remainder of a sign-on bonus pursuant to the terms of his offer letter.

Our Post-Employment and Change in Control Arrangements

In 2009, the Compensation Committee asked its compensation consultant to conduct a formal analysis of each of our post-employment and change in control arrangements (other than our Consulting Arrangements and our Employee Severance Pay Plan) for reasonableness and market competitiveness. Watson Wyatt advised that our Retention Agreements and executive life insurance program differed from those of our peers but that the remaining plans as constituted were currently appropriate and generally competitive in the marketplace. Accordingly, in December 2009, our Board of Directors approved the termination of our executives’ existing Retention Agreements and the execution of new Change in Control Agreements described in more detail below. In addition, we terminated our executive life insurance program that contained “gross-ups” of payments for tax purposes.

With respect to the remaining post-employment compensation arrangements detailed below, the Compensation Committee determined that they are generally consistent with those arrangements being offered by our market peers. The Compensation Committee further reviewed the reasonableness of each individual element of compensation and of each executive’s compensation package as a whole. The Compensation Committee also considered the non-competition agreements, confidentiality agreements, non-solicitation agreements and releases of claims, as applicable, that the Company would receive in exchange from each executive prior to the receipt of post-employment termination benefits. As a result, the Compensation Committee feels the payout amounts under each arrangement are appropriate to accomplish the stated objective of each arrangement and are necessary to remain competitive in attracting and retaining executive talent. The Compensation Committee periodically reviews these programs given the changing nature of the competitive landscape.

Executive Retirement.  All of our executive officers, including our NEOs, are eligible to participate in our Executive Retirement Plan. The Executive Retirement Plan is intended to provide a clear and consistent approach to managing executive departures with a standard mutually understood separation and post employment relationship. The plan provides retiring executive officers with a lump sum benefit of 2.5 months of salary for each completed year of service, up to a maximum of 36 months pay. Effective January 1, 2009, the amounts are payable in the first payroll period after the last day of the six-month period following retirement. Receipt of payment is conditioned upon the retiring employee entering into a separation agreement with the Company, which includes a non-competition provision aimed at protecting the Company from the transfer of proprietary and business knowledge to competing companies. To be considered retired under the Executive Retirement Plan, an employee’s age plus his or her years of service with the Company must be at least 65 years (provided that the employee is at least 55 years old and has been with the Company for at least 5 years). Mr. Elliott’s offer letter provides that he will be deemed to have met retirement eligibility under this Plan upon his termination from employment for any reason (other than for cause) and assuming a period of employment of at least three years. In addition, Mr. Leno’s offer letter provides that he will be deemed to have met retirement eligibility under this plan (i) upon his termination from employment for any reason (other than for cause) and assuming a period of employment of at least three years or (ii) upon his involuntary termination of employment for any reason (other than for cause) before completing a three year period of employment. Amounts accrued under this plan are reflected in the Pension Benefits Table on page 60 and in the Potential Payments upon Termination or Change in Control Tables beginning on page 63.

Further, outstanding equity grants awarded under our Long-Term Incentive Plans become immediately vested and exercisable upon an executive’s retirement. Beginning in 2010, all equity granted to executives will have a “double trigger” feature, requiring both a change in control and termination (without cause or by the executive for good reason) in order to accelerate vesting.

On July 13, 2009, Mr. Tobin retired as our Chief Executive Officer and as a member of our Board of Directors, at which time he became a Senior Advisor to the Company. Mr. Tobin fully retired from the Company on November 30, 2009. Due to the unique nature of Mr. Tobin’s retirement as CEO and his ongoing critical duties and responsibilities as Senior Advisor, we entered into a Transition and Retirement Agreement with Mr. Tobin (the Agreement). Pursuant to the terms of the Agreement, Mr. Tobin was paid a base salary at the annual rate of $994,000 through November 30, 2009. In recognition of Mr. Tobin’s contributions to the Company, Mr. Tobin also received a Career Service Award in an amount equal to 250% of his then current base salary less his payment under our 2009 PIP (for which he received a 2009 prorated bonus of up to 120% of his annual base salary pursuant to the Agreement). Mr. Tobin’s 2009 Performance Incentive Award was prorated through November 30, 2009 and equaled $985,455. Therefore his Career Service Award amounted to $1,499,572. In addition, Mr. Tobin received accrued and unused vacation pay equal to $86,651. Mr. Tobin was also entitled to participate in all Company employee benefit plans through the date of his retirement. Mr. Tobin was entitled to participate in the Executive Allowance Plan until he stepped down as our Chief Executive Officer on July 13, 2009, and, in recognition of his contributions as a Senior Advisor to the Company, we continued to provide him with benefits equivalent to those under the plan through his retirement on November 30, 2009. Additionally, in recognition of his many years of service, the Compensation Committee exercised its authority under our 2000 Long-Term Incentive Plan to accelerate the vesting of 125,000 deferred stock units awarded to Mr. Tobin on February 28, 2006 and under our 2003 Long-Term Incentive Plan to accelerate the vesting of 2,000,000 non-qualified stock options awarded to Mr. Tobin on February 26, 2009. Mr. Tobin was also entitled to reimbursement by us of up to $40,000 in legal and financial advisor fees incurred in connection with his retirement. Further, Mr. Tobin was retirement-eligible under our Executive Retirement Plan when he stepped down as our Chief Executive Officer on July 13, 2009. In order to recognize his contributions as a Senior Advisor to the Company through his retirement date of November 30, 2009, we continued to provide him with benefits equivalent to the retirement benefits available to executive officers under the plan. Accordingly, Mr. Tobin will be paid a lump sum benefit of $2,217,887 in the first payroll period after the last day of the six-month period following his retirement, $2,139,195 of which is pursuant to the plan and $78,692 of which is pursuant to the Agreement. Payment of this amount was subject to Mr. Tobin entering into a Release Agreement. A copy of the Transition and Retirement Agreement was filed with the SEC on a Current Report on Form 8-K on June 25, 2009.

Post-Employment Arrangements.  On September 15, 2009, Ms. Quinn resigned from the Company. At the time of her resignation, she was not yet eligible to participate in our Executive Retirement Plan. We entered into an Agreement and Mutual Release of All Claims with Ms. Quinn, pursuant to which Ms. Quinn continued to receive bi-weekly payments of her annual base salary of $460,000 through March 12, 2010 and was eligible to receive a 2009 bonus equal to 75% of her annual base salary under our 2009 PIP for performance of her duties as Executive Vice President of Human Resources. She received $219,965 under the PIP. Ms. Quinn also received a lump sum payment equal to six months of her annual base salary, or $230,000, and accrued vacation pay equal to $42,462. In addition, in recognition of Ms. Quinn’s years of service with the Company, the Compensation Committee exercised its authority to accelerate the vesting of 71,566 deferred stock units and 387,087 non-qualified stock options previously awarded to Ms. Quinn. The accelerated stock options are exercisable through September 15, 2010. Ms. Quinn’s agreement also stipulates that we will pay for health and welfare benefits for her for a two year period following her resignation unless she becomes otherwise eligible for coverage during that time. Pursuant to her agreement, Ms. Quinn is also entitled to reimbursement by us of up to $16,250 in legal and financial planning fees associated with negotiation of her agreement.

Consulting Arrangements.  The Executive Retirement Plan provides our CEO with the discretion to cause the Company to enter into consulting arrangements with retiring executives, including our NEOs. The purpose of these consulting arrangements is to ensure smooth executive transitions, including prudent transfer of business knowledge as well as day to day project support, as needed. A consulting arrangement could provide for up to a $100,000 retainer for up to 50 days of specified consulting services and a $3,000 per diem fee thereafter for services actually rendered for the first year and, for future years, a $2,000 per diem fee for all services actually rendered. In 2009, we did not enter into any consulting arrangements with any of our NEOs under this Plan.

Long-Term Incentive Plans.  Employees, including our NEOs, are eligible to receive equity awards under our Long-Term Incentive Plans. Beginning in 2010, all equity granted to executives will have a “double trigger” feature, requiring both a change in control and termination (without cause or by the executive for good reason) in order to accelerate vesting. Generally, equity awards granted prior to 2010 to our executive officers, including our NEOs, under these plans will become immediately vested and exercisable in the event of a “change in control” or “Covered Transaction” as defined in the Plans. Additionally, under certain circumstances in the event of a “change in control” or “Covered Transaction,” equity awards granted under (i) our 1992 Long-Term Incentive Plan prior to October 31, 2001 will become immediately exercisable and the value of all outstanding stock options will be cashed out, (ii) our 1995 Long-Term Incentive Plan prior to October 31, 2001 will, unless otherwise determined by our Compensation Committee, become immediately exercisable and automatically converted into an option or other award of the surviving entity, (iii) our 2000 Long-Term Incentive Plan prior to December 2000 will become immediately exercisable and/or converted into an option or other award of the surviving entity and (iv) our Performance Share Plan shall remain outstanding and shares shall be paid out on a prorated basis based on the performance period percentile rank. For more details, please refer to the Potential Payments upon Termination or Change in Control Tables beginning on page 63.

Change in Control Agreements.  The possibility of a change in control and the uncertainty that it may raise among our key executives as to their continued employment after or in connection with the change in control may result in the departure or distraction of our key executives. The purpose of the Change in Control Agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during this potentially critical time, even if they fear that their position will be terminated after or in connection with the change in control.

In December 2009, our Board of Directors approved the termination of our executives’ existing Retention Agreements and the execution of new Change in Control Agreements to bring our change in control arrangements in line with those of our peers. As consideration for the termination of the Retention Agreements, our Compensation Committee approved stock option grants to our executives. Our NEOs executed the new agreements in February 2010 and, as a result, received stock option grants with a value of $15,000. The old Retention Agreements, which were in force at December 31, 2009, entitled the executive to compensation for excise tax liability he or she may have incurred by reason of the payments made under the agreement, allowed acceleration of vesting of equity upon a change in control (a “single trigger” feature) and contained an indefinite term. The new Change in Control Agreements eliminate the excise tax “gross-ups” and, instead, require a reduction in the amount of the severance payments if the reduction would result in a greater after-tax amount. Under the new agreements, vesting of the executives’ stock options, restricted stock and deferred stock units granted in 2010 will require both a change in control and the termination without cause or resignation of the executive for good reason within two years after the change in control (a “double trigger” feature). The Change in Control Agreements are limited to a term of three years and the definition of “Good Reason” was modified to clarify the change in executives’ duties that would trigger a “Good Reason” departure.

The remaining terms of the new Change in Control Agreements are consistent with the former Retention Agreements. Under the Change in Control Agreements, the executives are entitled to a lump sum payment of three times the sum of (i) the executive’s base salary, (ii) assumed on-plan incentive bonus (or prior year’s bonus, if higher), and (iii) the annual executive allowance ($25,000), if either the executive’s employment is terminated by us without cause or by the executive for good reason, in each event following a change in control. “Cause” generally means willfully engaging in criminal or fraudulent acts or gross misconduct that is demonstrably and materially injurious to us. The executive is also entitled to continuation of health and other welfare benefits for three years. In exchange, the executive must enter into an agreement containing confidentiality restrictions and a three-year non-solicitation obligation and execute a release of the Company. Executives, including our NEOs, who are eligible to receive payments under our Change in Control Agreements are not also eligible to receive payments and benefits under our Executive Retirement Plan. For more details, please refer to the Potential Payments upon Termination or Change in Control Tables beginning on page 63.

Performance Incentive Plan.  All of our salaried employees, including our NEOs, are eligible to participate in our Performance Incentive Plan (PIP). The purpose of our PIP is to align the interests of our employees with those of the Company by providing incentives for the achievement of key business milestones and individual performance objectives. Participants generally must be employed by us on December 31 of the plan year in order to be eligible for their incentive performance award for that year. However, in the event of certain involuntary terminations without cause or death, participants may receive their performance incentive awards for the year on a prorated basis based on the percentage of the year the participant was employed by us and eligible to participate. In addition, participants who retire before the end of the year but who have otherwise met all plan eligibility requirements and who, as of the date they retired, had attained the age of 50, accrued at least five years of service and whose age plus years of service equals or exceeds 62, may receive their performance incentive awards for the year on a prorated basis based on the percentage of the year the participant was employed by us and eligible to participate.

Employee Severance Pay Plan.  All of our salaried employees are eligible to receive severance payments and benefits under our Employee Severance Pay Plan in the event of certain involuntary terminations. Under the Plan, director level and above exempt employees, including our NEOs, are eligible for severance payments and benefits (salary and benefits continuation) equal to one month of severance payments and benefits per each year of service to the Company (with a minimum benefit of 6 months) up to a maximum of 12 months. Executives, including our NEOs, who are eligible to receive payments under our Executive Retirement Plan are not also eligible to receive payments and benefits under the Employee Severance Pay Plan.

Recovery of Incentive Awards

Our Compensation Committee has adopted a policy regarding the recovery or adjustment of Performance Incentive Plan awards in the event relevant Company performance measures are restated in a manner that would have reduced the size of a previously granted award. Effective for compensation awards made on or after February 20, 2007 (the date the policy was adopted), to the extent permitted by governing law, the Board will seek reimbursement of incentive compensation paid to any executive officer in the event of a restatement of the Company’s financial results that would have reduced the size of a previously granted award. In that event, we will seek to recover the amounts of the performance incentive award paid to the executives which are in excess of the amounts that would have been awarded based on the restated financial results.

Executive Stock Ownership Guidelines

Our executive officers are required to have a significant personal investment in Boston Scientific through their ownership of our shares. The Board has adopted stock ownership guidelines for executive officers in the following amounts:

•	Chief Executive Officer: 240,000 shares

•	Executive Vice Presidents: 75,000 shares

•	Senior Vice Presidents: 20,000 shares

Each executive officer is expected to attain his or her ownership target within five years after February 20, 2007 (the date the guidelines were adopted) or such individual becoming an executive officer, whichever is later. All of our executives either currently meet our executive stock ownership guidelines or we expect that they will meet these guidelines within five years after becoming an executive officer. The Nominating and Governance Committee monitors compliance with these guidelines on an annual basis.

Hedging Policy

Our executive officers, including our NEOs, are prohibited from entering into transactions which “hedge” the value of Boston Scientific stock.

Our Tax Gross-Up Practices

Historically, the Company has used, from time to time, tax gross-ups for executive officers in certain situations. However, for 2009, the Company eliminated tax gross-ups for spousal use of our corporate aircraft in connection with business activities. Additionally in 2009, the Compensation Committee approved the termination of our Executive Life Insurance Program that had included tax gross-ups and the replacement of our previous Retention Agreements that provided for an excise tax gross-up for payments upon a change in control. Those actions represent the elimination of all tax gross-ups previously used except that for relocation expenses, which the Compensation Committee retained because it applies to all employees and the Compensation Committee believes it is integral to the Company’s ability to attract and develop employees whose skill or knowledge enhance the Company’s competitive advantage.

Our Equity Award Grant Practices

With respect to awards made after January 1, 2009, the Company makes annual equity awards in February, in order to give the Compensation Committee the benefit of a completed year of performance prior to making grants. The February meeting typically falls during the open trading window following the release of our earnings results. In the event that a February meeting does not fall within an open window period, the equity award is granted as of the first business day of the next open window period. In addition, promotion, special recognition and retention awards are granted on the first business day of the next open window period following approval by the Compensation Committee. New hire awards for non-executive officers are approved by the CEO (pursuant to applicable equity award guidelines for each job position) under the authority delegated to him by the Compensation Committee and are effective on the later of the date of hire or the CEO’s approval. New hire awards for executive officers require approval of the Compensation Committee. All stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant. We have not engaged in the practice of granting discounted stock options or backdating our stock options.

Tax and Accounting Considerations

Tax Considerations.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Generally, we have structured performance-based components of the compensation paid to our executive officers in a manner intended to satisfy these requirements without negatively affecting our overall compensation strategy. Our 2000 and 2003 Long-Term Incentive Plans incorporate provisions intended to comply with Section 162(m) of the Code. Incentive awards under our Performance Incentive Plan are considered performance-based awards under our Long-Term Incentive Plans, which are stockholder approved plans. For this reason, annual performance incentive amounts paid to our NEOs are not subject to the 162(m) deduction limit. For 2009, the IRS Section 162(m) limit was exceeded with respect to Messrs. Elliott and Colen. Mr. Elliott received total compensation in excess of the individual $1 million limit equal to $2,085,272, resulting in an estimated incremental cost of $771,551 attributable to the lost corporate tax deduction. Mr. Colen received total compensation in excess of the $1 million limit equal to $324,436, resulting in an estimated incremental cost of $120,041 attributable to the lost corporate tax deduction.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Internal Revenue Code. For example, payments made to our executive officers under our Executive Retirement Plan are payable in the first payroll period after the last day of the six-month period following the date of the executive officer’s retirement. In addition, in February 2006, Mr. Tobin was granted an award of 250,000 deferred stock units, 125,000 of which were vested on November 30, 2009 (his separation date) pursuant to his Transition and Retirement Agreement; however, we will not issue shares to Mr. Tobin until the seventh month following the cessation of his employment with the Company.

As described above, under our new Change in Control Agreements that replaced our old Retention Agreements, if a payment to which an executive is entitled upon a change in control would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, then the payment would be reduced to prevent an excise tax liability. However, because our old Retention Agreements were still in place as of December 31, 2009, Watson Wyatt, compensation consultants, performed an analysis of the benefits that would become payable to an executive officer assuming that a change in control occurred on December 31, 2009. Based on this analysis, Mr. Pratt would have been assessed an excise tax liability of $1,451,312 for purposes of Section 280G of the Internal Revenue Code as a result of payments made and benefits received under the old Retention Agreement.

COMPENSATION COMMITTEE REPORT

The Executive Compensation and Human Resources Committee of the Board of Directors (the Compensation Committee) of Boston Scientific has reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

THE COMPENSATION COMMITTEE

John E. Pepper, Chairman Katharine T. Bartlett Ray J. Groves	Ernest Mario Warren B. Rudman

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007. For a narrative description of material factors helpful to an understanding of the information disclosed in the table below, see the Compensation Discussion & Analysis beginning on page 24.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
as of December 31, 2009	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

J. Raymond Elliott(1)(8)	2009	$598,356	$1,500,000	$14,164,400	$15,232,000	$607,766	$102,276	$1,267,936	$33,472,734
President & Chief Executive	2008	—	—	—	—	—	—	—	—
Officer	2007	—	—	—	—	—	—	—	—

Sam R. Leno	2009	$625,000	$0	$250,000	$750,000	$420,938	$127,907	$95,877	$2,269,722
Executive Vice President,	2008	$621,721	$0	$687,500	$2,072,000	$556,875	$110,850	$113,148	$4,162,094
Finance and Information	2007	$345,205	$0	$7,955,000	$10,935,000	$530,388	$63,920	$893,664	$20,723,177
Systems and Chief Financial
Officer*
Fredericus A. Colen	2009	$570,000	$0	$125,000	$375,000	$202,464	$118,750	$430,124	$1,821,388
Executive Vice President and	2008	$566,066	$0	$987,500	$2,294,000	$465,548	$228,664	$93,435	$4,635,213
Group President, Cardiac	2007	$534,632	$0	$0	$0	$472,101	$197,773	$97,762	$1,302,268
Rhythm Management*

Stephen F. Moreci(8)	2009	$427,450	$0	$0	$500,000	$283,827	$0	$402,128	$1,613,405
Senior Vice President and	2008	—	—	—	—	—	—	—	—
Group President,	2007	—	—	—	—	—	—	—	—
Endosurgery*
Timothy A. Pratt(8)	2009	$525,000	$100,000	$125,000	$375,000	$353,588	$96,466	$114,867	$1,689,921
Executive Vice President,	2008	—	—	—	—	—	—	—	—
Secretary and General	2007	—	—	—	—	—	—	—	—
Counsel*

James R. Tobin**	2009	$909,588	$1,499,572	$0	$7,460,000	$985,455	$190,518	$2,660,698	$13,705,831
Former President & Chief	2008	$989,572	$0	$0	$0	$885,664	$260,212	$220,499	$2,355,947
Executive Officer	2007	$959,805	$0	$0	$0	$710,867	$262,589	$334,518	$2,267,779
Lucia L. Quinn***(8)	2009	$325,151	$0	$150,000	$450,000	$219,965	$0	$604,126	$1,749,242
Former Executive Vice	2008	—	—	—	—	—	—	—	—
President, Human Resources	2007	—	—	—	—	—	—	—	—

*	As part of our 2010 restructuring, Mr. Leno was promoted to Executive Vice President and Chief Operations Officer, Mr. Colen was promoted to Executive Vice President and Chief Technology Officer, Mr. Moreci was promoted to Senior Vice President, Global Sales Operations and Mr. Pratt was promoted to Executive Vice President, General Counsel and Chief Administrative Officer.

**	Mr. Tobin retired from the Company on November 30, 2009.

***	Ms. Quinn resigned from the Company on September 15, 2009.

(1)	Mr. Elliott’s salary reflects a combination of salaries he earned for two roles with the Company during 2009. Under the terms of his offer letter, beginning June 23, 2009, Mr. Elliott received an annualized salary of $600,000 for his role as Senior Advisor, which increased to $1,200,000 on July 13, 2009 when he commenced his position as our President and Chief Executive Officer. Mr. Elliott’s term as a non-employee director of the Company expired on May 5, 2009 and his compensation as a non-employee director is not included in this table. Please see “Director Compensation in Fiscal 2009” on page 76 for a discussion of his compensation as a non-employee director.

(2)	Amounts in this column reflect cash bonuses paid to our NEOs other than pursuant to our 2009 Performance Incentive Plan (PIP). Mr. Elliott received a sign-on bonus of $1.5 million on July 24, 2009 in connection with becoming our President and Chief Executive Officer. Mr. Pratt received $100,000 in 2009 as payment of the remainder of a sign-on bonus pursuant to the terms of his offer letter. Mr. Tobin received a Career Service award of $1,499,572 pursuant to the terms of his Transition and Retirement Agreement. For further information regarding Mr. Elliott’s sign-on bonus, see the Compensation Discussion and Analysis section “Chief Executive

Officer Succession” on page 30. For further information on Mr. Tobin’s Career Service Award, see the “Executive Retirement” section of the Compensation Discussion and Analysis on page 44.

(3)	The amount included in the “Stock Awards” column represents the grant date fair value of all deferred stock units granted during 2009. These values have been determined under generally accepted accounting principles used to calculate the value of equity awards for purposes of our financial statements. Mr. Elliott’s award includes an opportunity to receive up to 1,250,000 performance-based deferred stock units, the attainment of which is based on his continued employment and our stock reaching certain specified prices prior to December 31, 2012. With the exception of Mr. Elliott’s performance-based deferred stock unit award, we value deferred stock units based on the closing trading value of our shares on the date of grant. We determined the fair value of Mr. Elliott’s performance-based deferred stock unit award assuming that the highest level of performance conditions will be achieved as part of a Monte Carlo simulation using the following assumptions:

Stock price on date of grant	$9.51
Expected volatility	45%
Contractual term (in years)	3.5
Risk-free rate	1.99%

For a more detailed description of the assumptions used for purposes of determining grant date fair value, please see Note N to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. Please see “Director Compensation in Fiscal 2009” on page 76 for a discussion of Mr. Elliott’s equity compensation as a non-employee director. For more information regarding the stock awards we granted in 2009, please see the Grants of Plan Based Awards Table on page 54.

(4)	The amount included in the “Option Awards” column represents the grant date fair value of all stock options granted during 2009. These values have been determined under generally accepted accounting principles used to calculate the value of equity awards for purposes of our financial statements. For option valuations, we use the Black-Scholes option-pricing model to calculate the grant date fair value. We use our historical and implied volatility as a basis to estimate expected volatility in our valuation of stock options. We estimate the expected term of our options using historical exercise and forfeiture data. We use yield rates on U.S. Treasury securities for a period approximating the expected term of the award to estimate the risk-free interest rate in our grant date fair value assessment. We have assumed an expected dividend yield of zero because we have not historically paid dividends to our stockholders and currently do not intend to pay dividends. These assumptions underlying the Black-Scholes valuation model involve management’s best estimates. For a more detailed description of the assumptions used for purposes of determining grant date fair value, please see Note N to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. For more information regarding the option awards we granted in 2009, please see the Grants of Plan Based Awards Table on page 54.

(5)	Amounts in the “Non-Equity Incentive Plan Compensation” column represent payments made in February 2010 under our PIP to our named executive officers (NEOs). Other than Mr. Elliott’s, our NEOs’ PIP awards were made as cash payments. Pursuant to the terms of his offer letter, Mr. Elliott’s PIP award was paid in DSUs which were fully vested upon grant and payable on the fourth anniversary of grant. Mr. Elliott’s PIP award was $607,766 and the number of DSUs granted to him (78,421 DSUs) were valued by using the closing price of our common stock on the date of grant, February 23, 2010, or $7.75 per share. For further information on Mr. Elliott’s PIP award, see the Compensation Discussion and Analysis section entitled “Chief Executive Officer Succession” beginning on page 30.

(6)	The amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the change in the actuarial present value of the accumulated benefit under our Executive Retirement Plan for each fiscal year end as compared to the prior fiscal year end. Mr. Moreci’s change in accumulated benefit is $0 because he reached the maximum level of accumulated benefit in prior years. Please see the Pension Benefits Table on page 60 for more information regarding the accrued benefits for each NEO under this plan. Amounts from the Nonqualified Deferred Compensation Table found on page 62 are not reflected in this column since the earnings for our 401(k) Excess Benefit Plan were neither above market nor preferential.

(7)	The amounts shown for 2009 in the “All Other Compensation” column are comprised of the following components:

					Other	Other Life		Severance
	Match		Personal	Term	Life	Insurance		Payments
	(401(k)	Executive	Use of	Life	Insurance	Termination		Upon	Total All
	Plan)	Allowance	Aircraft	Insurance	Premium	Payment	Relocation	Termination	Other
Name	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	Compensation

J. Raymond Elliott	$14,700	$12,500	$197,906	$3,833	$0	$0	$1,038,997	$0	$1,267,936
Sam R. Leno	$14,700	$25,000	$22,427	$8,304	$0	$0	$25,446	$0	$95,877
Fredericus A. Colen	$14,700	$25,000	$0	$39	$54,592	$335,793	$0	$0	$430,124
Stephen F. Moreci	$14,700	$25,000	$0	$39	$52,191	$310,198	$0	$0	$402,128
Timothy A. Pratt	$14,700	$25,000	$0	$5,683	$0	$0	$69,484	$0	$114,867
James R. Tobin*	$10,926	$22,917	$267,627	$14,690	$0	$0	$0	$2,217,887	$2,660,698 (i)
Lucia L. Quinn**	$10,373	$18,750	$0	$5,683	$0	$0	$9,036	$460,000	$604,126 (j)

*	Mr. Tobin retired from the Company on November 30, 2009.

**	Ms. Quinn resigned from the Company on September 15, 2009.

(a)	The amounts shown in this column represent matching contributions made by the Company for each NEO under our 401(k) Retirement Savings Plan. All individual and matching contributions to the 401(k) Retirement Savings Plan are fully vested upon contribution. The amounts for Mr. Tobin and Ms. Quinn are prorated as follows: Mr. Tobin retired from the Company on November 30, 2009 and Ms. Quinn resigned from the Company on September 15, 2009.

(b)	Pursuant to our Executive Allowance Plan, we provide a cash allowance to eligible executives in lieu of perquisites typically provided by other companies, such as company cars, health care costs not otherwise covered, or tax planning services, which we do not provide to our executives. Under this plan, our executive officers receive $25,000 per year, which is not specifically allocated to any particular item and they are entitled to spend it in their discretion. Mr. Elliott’s amount was prorated because he became an executive officer on July 13, 2009. Mr. Tobin’s amount was prorated because he retired from the Company on November 30, 2009. He was entitled to participate in the Plan until he stepped down as our CEO on July 13, 2009 and in recognition of his contributions as a Senior Advisor to the Company, we continued to provide him with benefits equivalent to those under the Plan through his retirement date. Accordingly, $14,584 was paid to Mr. Tobin pursuant to the Plan and $8,333 was paid pursuant to his Transition and Retirement Agreement. Ms. Quinn’s amount was prorated because she resigned from the Company on September 15, 2009. For additional information about our Executive Allowance Plan, see the Compensation Discussion & Analysis section titled “Executive Allowance” on page 42.

(c)	The amounts reflected in the “Personal Use of Corporate Aircraft” column represent the incremental costs to us for Messrs. Elliott’s, Leno’s and Tobin’s personal use of our corporate aircraft. We calculate the incremental cost to us by dividing the number of miles the corporate aircraft has flown in the year by the total annual variable operating costs for the corporate aircraft, including the “dead head” costs of flying the aircraft to and from locations for personal use. This dollar per mile amount is then multiplied by the number of miles flown for personal use of the aircraft by the executive during the year. The corporate aircraft is used predominately for business travel, therefore, we do not include the fixed operating costs, such as pilot salary, general taxes and insurance, in the incremental cost calculation. Incremental cost does not include amounts attributable to the NEO for increased income taxes we incurred in 2009 as a result of disallowed deductions related to personal use under IRS rules. For 2009, the reflected amounts exclude $65,769 of disallowed deduction attributable to Mr. Elliott, $13,803 of disallowed deduction attributable to Mr. Leno and $173,667 of disallowed deduction attributable to Mr. Tobin for personal use of the aircraft by them and certain family members in 2009.

(d)	Amounts in the “Term Life Insurance” column include premiums and the imputed income for term life insurance attributable to Messrs. Elliott, Leno, Pratt and Tobin and Ms. Quinn and premiums only for Messrs. Colen and Moreci. For each of Messrs. Leno and Pratt and Ms. Quinn, the premium paid was $780. For Mr. Tobin, the premium paid was $720. For Mr. Elliott, the premium paid was $360. For Messrs. Colen and Moreci, the premium paid was $39.

(e)	Amounts in the “Other Life Insurance Premium” column represent amounts paid to Messrs. Colen and Moreci in 2009 to fund premiums for universal life insurance and related imputed income. The amounts include a gross-up amount to cover related tax obligations: $26,958 for Mr. Colen and $25,203 for Mr. Moreci.

(f)	Amounts in the “Other Life Insurance Termination” column represent amounts paid to Messrs. Colen and Moreci in connection with the termination of the universal life insurance program in 2009. The amounts reflected in this column represent the net present value of all remaining future premiums under Messrs. Colen’s and Moreci’s respective universal life insurance policies. The amounts include a gross-up amount to cover related tax obligations in the amount of $142,479 for Mr. Colen and $123,972 for Mr. Moreci. For additional information about the termination of this insurance program, see the Compensation Discussion & Analysis section titled “Executive Life Insurance” on page 42.

(g)	Amounts in the “Relocation” column represent relocation costs and a cost of living allowance paid to Messrs. Elliott and Pratt pursuant to our global relocation programs and each of their respective offer letters. The amounts reflected include a gross-up to cover related tax obligations: $367,120 for Mr. Elliott and $29,253 for Mr. Pratt. For Mr. Leno and Ms. Quinn, amounts in this column represent a cost of living allowance paid to them in connection with their respective moves to Massachusetts. For additional information about our global relocation programs see the Compensation Discussion & Analysis section titled “Relocation” on page 42.

(h)	The amounts in the “Severance Payments Upon Termination” column represent the payments to be made to Mr. Tobin in connection with his retirement on November 30, 2009 pursuant to his Transition and Retirement Agreement and the aggregate payment to be made to Ms. Quinn pursuant to her Agreement and Mutual Release of All Claims. Mr. Tobin was retirement-eligible when he stepped down as President and CEO on July 13, 2009. In order to recognize his contributions as a Senior Advisor to the Company through his retirement date of November 30, 2009, we continued to provide him with benefits equivalent to the retirement benefits available to executive officers under the plan. Mr. Tobin will be paid these amounts in the first payroll period after the last day of the six-month period following his retirement, $2,139,195 of which is pursuant to our Executive Retirement Plan and $78,692 of which is pursuant to his agreement. Pursuant to the terms of her agreement, Ms. Quinn receives bi-weekly payments of her annual base salary of $460,000 through March 12, 2010. Ms. Quinn will also receive a lump sum payment equal to six months of her annual base salary, or $230,000, prior to March 12, 2010. For additional information about Mr. Tobin’s agreement, see the Compensation Discussion & Analysis section titled “Executive Retirement” on page 44. For additional information on Ms. Quinn’s agreement, see the Compensation Discussion & Analysis section titled “Post-Employment Arrangements” on page 45.

(i)	Included in this column, among other items disclosed in columns (a) through (h), is $86,651 paid to Mr. Tobin for accrued vacation not taken prior to his retirement on November 30, 2009 and $40,000 to which Mr. Tobin is entitled as reimbursement by us of attorneys’ fees and financial planning expenses associated with the negotiation of his Transition and Retirement Agreement.

(j)	Included in this column, among other items disclosed in columns (a) through (h), is $42,462 paid to Ms. Quinn for accrued vacation not taken prior to her resignation on September 15, 2009, $16,250 to which Ms. Quinn is entitled as reimbursement by us of attorney’s fees and financial planning expenses associated with the negotiation of her Agreement and Mutual Release of All Claims and $41,572 for health and welfare benefits.

(8)	These executive officers were either not employed by Boston Scientific, in the case of Messrs. Elliott and Pratt, or not an NEO, in the case of Mr. Moreci and Ms. Quinn, for each of the three fiscal years reported in this table. In accordance with SEC rules, we are reporting data only for the fiscal years in which these executive officers were NEOs.

GRANTS OF PLAN-BASED AWARDS

The table below shows each grant of an award made to an NEO under any Company incentive plan during the fiscal year ended December 31, 2009. For a narrative description of material factors helpful for an understanding of the information in the table below, see the Compensation Discussion & Analysis beginning on page 24.

								All
								Other	All Other
								Stock	Option	Exercise	Grant Date
								Awards:	Awards:	or Base	Fair Value
								Number	Number of	Price	of Stock
		Estimated Future Payouts under			Estimated Future Payouts under			of Shares	Securities	of	and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)(2)	($/Sh)	($)

J. Raymond Elliott		$0	$676,800	$2,030,400	$0	$0	$0
	6/23/09				250,000		1,250,000 (3)				$4,654,400
	6/23/09							1,000,000			$9,510,000
	6/23/09								3,400,000	$9.51	$15,232,000
Sam R. Leno		$0	$468,750	$1,406,250	$0	$0	$0
	2/24/09							30,120			$250,000
	2/24/09								201,072	$8.30	$750,000
Fredericus A. Colen		$0	$427,500	$1,282,500	$0	$0	$0
	2/24/09							15,060			$125,000
	2/24/09								100,536	$8.30	$375,000
Stephen F. Moreci		$0	$320,625	$961,875	$0	$0	$0
	2/24/09								134,048	$8.30	$500,000
Timothy A. Pratt		$0	$393,750	$1,181,250	$0	$0	$0
	2/24/09							15,060			$125,000
	2/24/09								100,536	$8.30	$375,000
James R. Tobin*(4)		$0	$1,091,494	$1,091,494	$0	$0	$0
	2/24/09								2,000,000	$8.30	$7,460,000
Lucia L. Quinn(5)**		$0	$244,808	$244,808	$0	$0	$0
	2/24/09							18,072			$150,000
	2/24/09								120,643	$8.30	$450,000

*	Mr. Tobin retired from the Company on November 30, 2009

**	Ms. Quinn resigned from the Company on September 15, 2009.

(1)	The amounts in these columns reflect threshold, target and maximum payouts under the 2009 Performance Incentive Plan (PIP). The PIP includes a threshold quality component which must be met in order for the PIP to fund at all, therefore the threshold is $0. The actual amount earned by each NEO is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information about our PIP and a discussion of how these amounts are determined is included in the Compensation Discussion & Analysis beginning on page 24.

(2)	The amounts in these columns reflect the number of deferred stock units (DSUs) and stock options granted under our 2000 and 2003 Long-Term Incentive Plans during 2009. These awards are also described in the Outstanding Equity Awards at Fiscal Year-End Table on page 56.

(3)	On June 23, 2009, Mr. Elliott was awarded 1,250,000 performance-based DSUs that will be issued in increments of 250,000 shares on each of the dates (occurring prior to December 31, 2012) on which, if Mr. Elliott remains employed by us, our common stock’s average closing price meets the thresholds set forth below:

Minimum Performance Price for
any 10 Consecutive Trading Days:	# of Deferred Stock Units that Vest

$20.00	250,000
$22.50	250,000
$25.00	250,000
$27.50	250,000
$30.00	250,000

In applying the foregoing trading price thresholds, the relevant performance-based deferred stock units will be earned and settled only on the first occasion on which the corresponding ten-day price target is attained, but if a higher price target is attained before one or more lower price targets have been attained, not only the performance-based DSUs corresponding to such higher target, but also those corresponding to previously unattained lower targets, will vest and shares will be issued. None of these performance-based DSUs had vested as of December 31, 2009.

(4)	Mr. Tobin received a prorated bonus due to his retirement from the Company on November 30, 2009 pursuant to the terms of his Transition and Retirement Agreement. For a discussion of the payments and benefits payable to Mr. Tobin in connection with his retirement, please see the description in the Compensation Discussion & Analysis section titled “Executive Retirement” on page 44.

(5)	Ms. Quinn resigned from the Company on September 15, 2009 and was entitled to receive a pro-rated PIP award for 100% of her funded target incentive percentage, which comprised 75% of her annual base salary. For a discussion of the payments and benefits payable to Ms. Quinn in connection with her resignation pursuant to the terms of her Agreement and Mutual Release of All Claims, please see the description in the Compensation Discussion & Analysis section titled “Post-Employment Arrangements” on page 45.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to outstanding unexercised non-qualified stock options, unvested deferred stock units (DSUs) and other equity incentive awards for each NEO outstanding as of December 31, 2009:

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
										Equity	Awards:
										Incentive	Market or
										Plan	Payout
				Equity						Awards:	Value of
				Incentive					Market	Number of	Unearned
				Plan					Value of	Unearned	Shares,
				Awards:			Number of		Shares or	Shares,	Units or
	Number of	Number of		Number of			Shares or		Units of	Units	Other
	Securities	Securities		Securities			Units of		Stock	or Other	Rights
	Underlying	Underlying		Underlying			Stock		That	Rights	That
	Unexercised	Unexercised		Unexercised	Option	Option	That Have		Have Not	That Have	Have Not
	Options (#)	Options (#)		Unearned	Exercise	Expiration	Not Vested		Vested	Not Vested	Vested
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	(#)		($)(1)	(#)	($)(1)

J. Raymond Elliott		3,400,000	(2)		$9.51	6/23/2019
							1,000,000	(3)	$9,000,000
										250,000 (4)	$2,250,000
Sam R. Leno	750,000	750,000	(5)		$15.91	6/5/2017
	117,187	351,563	(6)		$12.52	2/12/2018
		201,072	(7)		$8.30	2/24/2019
							300,000	(8)	$2,700,000
							43,930	(9)	$395,370
							30,120	(10)	$271,080
Fredericus A. Colen	10,000				$7.91	2/27/2011
	25,000				$8.99	7/17/2011
	28,174				$12.50	12/17/2011
	120,000				$21.26	12/9/2012
	60,000				$34.79	12/11/2013
	60,000				$34.29	1/3/2015
	60,000	40,000	(11)		$26.89	7/1/2015
	97,500	32,500	(12)		$21.93	5/8/2016
	63,920	191,762	(6)		$12.52	2/12/2018
	38,353	38,352	(13)		$12.52	2/12/2018
	47,305	141,915	(14)		$12.00	7/29/2018
		100,536	(7)		$8.30	2/24/2019
							16,000	(15)	$144,000
							22,750	(16)	$204,750
							23,962	(9)	$215,658
							13,478	(17)	$121,302
							18,333	(18)	$164,997
							15,060	(10)	$135,540
Stephen F. Moreci	15,000				$12.50	12/17/2011
	35,000				$21.26	12/9/2012
	60,000				$34.79	12/11/2013
	60,000				$34.29	1/3/2015
	60,000	40,000	(11)		$26.89	7/1/2015
	31,960	95,881	(6)		$12.52	2/12/2018
	35,375	35,375	(13)		$12.52	2/12/2018
		134,048	(7)		$8.30	2/24/2019
							16,000	(15)	$144,000
							11,981	(9)	$107,829
Timothy A. Pratt	51,440	154,321	(19)		$13.56	5/1/2018
		100,536	(7)		$8.30	2/24/2019
							58,996	(20)	$530,964
							15,060	(10)	$135,540
James R. Tobin*	180,000				$14.16	5/9/2010
	130,000				$8.50	7/25/2010
	90,000				$12.50	12/17/2011
	200,000				$21.78	2/25/2013
	200,000				$33.80	12/16/2013
	225,000				$34.29	1/3/2015
	2,000,000				$8.30	2/24/2019

	Option Awards					Stock Awards
Equity
Incentive
Plan
								Equity	Awards:
								Incentive	Market or
								Plan	Payout
			Equity					Awards:	Value of
			Incentive				Market	Number of	Unearned
			Plan				Value of	Unearned	Shares,
			Awards:			Number of	Shares or	Shares,	Units or
	Number of	Number of	Number of			Shares or	Units of	Units	Other
	Securities	Securities	Securities			Units of	Stock	or Other	Rights
	Underlying	Underlying	Underlying			Stock	That	Rights	That
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	Have Not	That Have	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	($)(1)	(#)	($)(1)

Lucia L. Quinn**	100,000			$32.70	9/15/2010
	100,000			$26.89	9/15/2010
	16,000			$20.60	9/15/2010
	317,046			$12.52	9/15/2010
	120,643			$8.30	9/15/2010

*	Mr. Tobin retired from the Company on November 30, 2009.

**	Ms. Quinn resigned from the Company on September 15, 2009.

(1)	The amounts reflected in this column are based on the closing price of our common stock ($9.00) on December 31, 2009, the last business day of 2009, as reported on the New York Stock Exchange.

(2)	These non-qualified stock options were granted on June 23, 2009 and will vest in four equal annual installments beginning on June 23, 2010.

(3)	These restricted DSUs were awarded on June 23, 2009. The first third of the award (333,333 shares) will vest on June 23, 2010 and the remaining two-thirds of the award (666,667 shares) will vest in 24 approximately equal monthly installments beginning on July 23, 2010, contingent upon Mr. Elliott’s continued employment with the Company. Vested shares will be issued on December 31 of the year in which they vested.

(4)	On June 23, 2009, Mr. Elliott was awarded 1,250,000 performance-based DSUs that will be issued in increments of 250,000 shares on each of the dates (occurring prior to December 31, 2012) on which, if Mr. Elliott remains employed by us, our common stock’s average closing price meets the thresholds set forth below:

Minimum Performance Price for	# of Deferred Stock Units that
any 10 Consecutive Trading Days:	Vest

$20.00	250,000
$22.50	250,000
$25.00	250,000
$27.50	250,000
$30.00	250,000

In applying the foregoing trading price thresholds, the relevant performance-based DSUs will be earned and settled only on the first occasion on which the corresponding ten-day price target is attained, but if a higher price target is attained before one or more lower price targets have been attained, not only the performance-based DSUs corresponding to such higher target, but also those corresponding to previously unattained lower targets, will be earned and settled. None of these performance-based DSUs had vested as of December 31, 2009. In accordance with SEC rules, the number of unearned shares represents the lowest award level which has not yet been earned. The number of shares in this column reflects the threshold award level as the minimum performance condition has not yet been satisfied.

(5)	These non-qualified stock options were granted on June 5, 2007, the remainder of which will continue to vest in two equal annual installments on the anniversary of the grant date.

(6)	These non-qualified stock options were granted on February 12, 2008, the remainder of which will continue to vest in three equal annual installments on the anniversary of the grant date.

(7)	These non-qualified stock options were granted on February 24, 2009 and will vest in four equal annual installments beginning on February 24, 2010.

(8)	These DSUs were awarded on June 5, 2007, the remainder of which will continue to vest in three equal annual installments on the anniversary of the grant date.

(9)	These DSUs were awarded on February 12, 2008, the remainder of which will continue to vest in four equal annual installments on the anniversary of the grant date.

(10)	These DSUs were awarded on February 24, 2009 and will vest in five equal annual installments beginning on February 24, 2010.

(11)	These non-qualified stock options were granted on July 1, 2005, the remainder of which will continue to vest in two equal annual installments on the anniversary of the grant date.

(12)	These non-qualified stock options were granted on May 8, 2006, the remainder of which will continue to vest in one installment on the anniversary of the grant date.

(13)	These non-qualified stock options were granted on February 12, 2008, the remainder of which will continue to vest in one installment on the anniversary of the grant date.

(14)	These non-qualified stock options were granted on July 29, 2008, the remainder of which will continue to vest in three equal annual installments on the anniversary of the grant date.

(15)	These DSUs were awarded on July 1, 2005, the remainder of which will continue to vest in two equal annual installments on the anniversary of the grant date.

(16)	These DSUs were awarded on May 8, 2006, the remainder of which will continue to vest in two equal annual installments on the anniversary of the grant date.

(17)	These DSUs were awarded on February 12, 2008, the remainder of which will continue to vest in one installment on the anniversary of the grant date.

(18)	These DSUs were awarded on July 29, 2008, the remainder of which will continue to vest in four equal annual installments on the anniversary of the grant date.

(19)	These non-qualified stock options were granted on May 1, 2008, the remainder of which will continue to vest in three equal annual installments on the anniversary of the grant date.

(20)	These DSUs were awarded on May 1, 2008, the remainder of which will continue to vest in four equal annual installments on the anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

None of our NEOs exercised stock options during the fiscal year ended December 31, 2009. The deferred stock units that vested for our NEOs during the fiscal year ended December 31, 2009 are set forth in the following table:

	Stock Awards
	Number of
	Shares Acquired		Value Realized
	on Vesting		on Vesting
Name	(#)		($)(1)

J. Raymond Elliott	0	(2)	$0	(2)
Sam R. Leno	110,982		$1,050,642
Fredericus A. Colen	43,428		$408,257
Stephen F. Moreci	10,995		$107,236
Timothy A. Pratt	14,750		$122,720
James R. Tobin*	125,000	(3)	$1,046,250
Lucia L. Quinn**	97,714	(4)	$967,734	(4)

*	Mr. Tobin retired from the Company on November 30, 2009.

**	Ms. Quinn resigned from the Company on September 15, 2009.

(1)	The amounts shown in this column represent the number of shares that vested multiplied by the fair market value of our stock on the date of vesting. Fair market value is determined as the closing price of our stock as reported on the New York Stock Exchange.

(2)	From 2007 through May 2009, Mr. Elliott was a non-employee director. Upon his resignation from the Board in May 2009, he received a distribution of 18,264 shares of common stock, which represent restricted stock awarded to him in his capacity as a non-employee director and which he had deferred under our Non-Employee Director Deferred Compensation Plan. The value realized on vesting of these shares was $157,436.

(3)	In connection with Mr. Tobin’s retirement from the Company on November 30, 2009, the vesting of 125,000 deferred stock units was accelerated effective November 30, 2009, the date of his retirement.

(4)	Included in these amounts are 71,566 DSUs for which the vesting was accelerated to October 19, 2009, the date on which Ms. Quinn’s Agreement and Mutual Release of All Claims was approved by our Board of Directors. The value realized on vesting of these shares was $727,111.

PENSION BENEFITS

All of our executive officers, including our NEOs, are eligible to participate in our Executive Retirement Plan. The Executive Retirement Plan is intended to provide a clear and consistent approach to managing executive retirements with a standard mutually understood separation and post employment relationship. The plan provides retiring executive officers with a lump sum benefit of 2.5 months of salary for each year of service, up to a maximum of 36 months pay. Effective January 1, 2009, the amounts are payable in the first payroll period after the last day of the six-month period following retirement. Receipt of payment is conditioned upon the retiring employee entering into a separation agreement with us which includes a non-competition provision aimed at protecting the Company from the transfer of proprietary and business knowledge to competing companies. To be considered “retired” under the Executive Retirement Plan, an employee’s age plus his or her years of service with us must total at least 65 years (provided that the employee is at least 55 years old and has been employed by us for at least 5 years).

For retirement-eligible NEOs (Messrs. Colen, Moreci and Tobin), the present value of accrued benefits is equivalent to the value of their lump sum benefit determined under the plan based on the respective NEO’s base salary and number of years of credited service as of December 31, 2009. For those NEOs not yet eligible for retirement (Messrs. Elliott, Leno, and Pratt), the amounts reflected represent their current accrued benefit based on the respective NEO’s salary and years of service as of December 31, 2009, discounted from the earliest retirement eligibility to December 31, 2009, using a discount rate of 5.50% per annum. This valuation methodology is consistent with the methodology we use for financial accounting purposes except that executives are assumed to remain employed by us until their earliest retirement age under the plan (or their age on December 31, if already eligible for retirement). For financial accounting purposes, the valuation considers the probability that the executives will achieve retirement age. Pursuant to the terms of their respective offer letters, Messrs. Elliott and Leno will be deemed retirement eligible under the plan after three years of service. Ms. Quinn was not retirement-eligible when she resigned from the Company on September 15, 2009.

The table below shows the present value of accumulated benefits payable to each of our NEOs, including the numbers of years of service credited to each NEO, under our Executive Retirement Plan as of December 31, 2009.

		Number of
		Years	Present Value of		Payments
		Credited	Accumulated		During Last
Name	Plan Name	Service (#)(1)	Benefit ($)(2)		Fiscal Year ($)

J. Raymond Elliott	BSC Executive Retirement Plan	0.52	$102,276		$0
Sam R. Leno	BSC Executive Retirement Plan	2.58	$295,113		$0
Fredericus A. Colen	BSC Executive Retirement Plan	10.38	$1,232,626		$0
Stephen F. Moreci	BSC Executive Retirement Plan	20.13	$1,282,351		$0
Timothy A. Pratt	BSC Executive Retirement Plan	1.67	$152,828		$0
James R. Tobin*	BSC Executive Retirement Plan	10.71	$0	(3)	$2,139,195	(4)
Lucia L. Quinn**	BSC Executive Retirement Plan	0	$0	(5)	$0

*	Mr. Tobin retired from the Company on November 30, 2009.

**	Ms. Quinn was not retirement-eligible when she resigned from the Company on September 15, 2009.

(1)	The numbers of years of credited service reflect the NEO’s actual years of service with us. We do not credit additional years of service under the plan. Rather, the plan provides that the number of years of credited service is calculated through the NEO’s last day worked. Partially completed years of service are pro-rated based on calendar days and calculated to the second decimal point.

(2)	For retirement-eligible NEOs (Messrs. Colen, Moreci and Tobin), the amounts reflected in this column represent the value of their respective accrued benefit under the plan based on their respective base salary and number of years of credited service as of December 31, 2009, or in the case of Mr. Tobin, as of November 30, 2009, his retirement date. For NEOs not yet eligible for retirement under the plan (Messrs. Elliott, Leno and Pratt), the amounts reflected in this column represent their respective accrued benefit under the plan based on their respective salary and number of years of credited service as of December 31, 2009, discounted from the earliest retirement eligibility date to December 31, 2009, using a discount rate of 5.50% per annum.

(3)	Mr. Tobin retired from Boston Scientific on November 30, 2009 and therefore had no accumulated benefit on December 31, 2009.

(4)	Mr. Tobin was retirement-eligible when he stepped down as President and CEO on July 13, 2009. In order to recognize his contributions as a Senior Advisor to the Company through his retirement date of November 30, 2009, we continued to provide him with benefits equivalent to the retirement benefits available to executive officers under the plan. Accordingly, Mr. Tobin will be paid a lump sum benefit of $2,217,887 in the first payroll period after the last day of the six-month period following his retirement, $2,139,195 of which is pursuant to the plan and $78,692 of which is pursuant to his Transition and Retirement Agreement. For further discussion of our Executive Retirement Plan, please see the Compensation Discussion & Analysis section titled “Our Post-Employment and Change in Control Arrangements” beginning on page 43.

(5)	Ms. Quinn resigned from Boston Scientific on September 15, 2009, and was not eligible for retirement under the plan at that time. For discussion of the payment and benefits payable to Ms. Quinn in connection with her resignation, please see the description of her agreement in the Compensation Discussion & Analysis section titled “Our Post-Employment and Change in Control Arrangements” on page 43.

NONQUALIFIED DEFERRED COMPENSATION

In September 2004, we committed to fund a special one-time contribution to our 401(k) Retirement Savings Plan for the benefit of our employees. In June 2005, we adopted a 401(k) Excess Benefit Plan, a non-qualified deferred compensation plan, designed to provide specific supplemental benefits to those employees who would have exceeded the 2004 IRS contribution limits if the special contribution had been made to their 401(k) plan accounts. Accordingly, the 401(k) Excess Benefit Plan was established to accept the “overflow” contributions on behalf of participating employees, including our NEOs.

Investment choices under the 401(k) Excess Benefit Plan are generally identical to our 401(k) Retirement Savings Plan except that executive officers may not elect to invest in the BSC Stock Fund or the Vanguard Retirement Savings Trust. The investment elections are made by each participant and may be changed daily. Generally, a lump sum cash payment of their respective account balances under the plan is made to participants determined to be “specified employees,” including our NEOs, commencing no earlier than six months and one day following their “separation from service.”

The table below shows aggregate earnings and balances for each of our NEOs under our 401(k) Excess Benefit Plan as of December 31, 2009.

Aggregate
	Executive	Registrant	Earnings		Aggregate
	Contributions	Contributions	in Last	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Withdrawals/	Last Fiscal
Name	Year ($)	Year ($)	Year ($)(1)	Distributions ($)	Year End ($)(2)

J. Raymond Elliott(3)	—	—	—	—	—
Sam R. Leno(3)	—	—	—	—	—
Fredericus A. Colen	—	—	$1,237	—	$18,455
Stephen F. Moreci	—	—	$224	—	$42,292
Timothy A. Pratt(3)	—	—	—	—	—
James R. Tobin*	—	—	$3,295	—	$15,737
Lucia L. Quinn**(3)	—	—	—	—	—

*	Mr. Tobin retired from the Company on November 30, 2009.

**	Ms. Quinn resigned from the Company on September 15, 2009.

(1)	No portion of the amounts in this column are included in the Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column as the earnings were neither above-market nor preferential.

(2)	No portion of the amounts in this column were included in the Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for previous years as the earnings were neither above-market nor preferential.

(3)	None of Messrs. Elliott, Leno or Pratt or Ms. Quinn was employed by us in 2004 when the one-time 401(k) contribution was made to our 401(k) Excess Benefit Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Retirement Plan.  All of our executive officers, including our NEOs, are eligible to participate in our Executive Retirement Plan. The Executive Retirement Plan is intended to provide a clear and consistent approach to managing executive departures with a standard mutually-understood separation and post employment relationship. The Executive Retirement Plan, including the benefits payable to our executive officers upon “retirement” under the plan, are more fully described under the Compensation Discussion & Analysis section titled “Executive Retirement” beginning on page 44. The present value of amounts accrued under the Executive Retirement Plan at December 31, 2009 and valuation methodology are reflected in the Pension Benefits Table and accompanying text on page 60 and the change in the present value of those benefits from December 31, 2008 are reflected in the Summary Compensation Table on page 50 in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Consulting Arrangements.  The Executive Retirement Plan provides our CEO with the discretion to cause the Company to enter into consulting arrangements with retiring executives, including our NEOs. The purpose of these consulting arrangements is to ensure smooth executive transitions, including prudent transfer of business knowledge as well as day to day project support, as needed. Consulting arrangements, including benefits payable to our retiring executives under these arrangements, are more fully described under the Compensation Discussion & Analysis section titled “Consulting Arrangements” on page 45. In 2009, we did not enter into consulting arrangements with any of our NEOs under this plan.

Executive Life Insurance.  In 2009, we made annual payments to certain executives equal to the premium for executive life insurance (plus a gross-up amount for tax purposes). Two of our NEOs, Messrs. Colen and Moreci, received these executive life insurance payments (in lieu of Company-paid life insurance) in 2009. In October 2009, the Compensation Committee approved the termination of the program and, as a result, Messrs. Colen and Moreci were also paid amounts (plus a gross-up amount for tax purposes), which in the aggregate, represented the net present value of all remaining future premiums under their respective policies. The payments made to Messrs. Colen and Moreci in 2009 are reflected in the Summary Compensation Table on page 50 under the column “All Other Compensation.”

Retention Agreements.  As of December 31, 2009, our key executives, including our NEOs, had Retention Agreements with us. The purpose of these Retention Agreements was to retain our key executives and reinforce and encourage their continued attention and dedication during periods in which a change in control is contemplated, even if they fear that their employment will be terminated after or in connection with the change in control. In December 2009, our Board of Directors approved the termination of all of our executives’ existing Retention Agreements and the execution of new Change in Control Agreements, which were executed in February 2010. The former Retention Agreements and the new Change in Control Agreements, including the benefits provided under them in the event of certain involuntary terminations in connection with a change in control, are more fully described under the Compensation Discussion & Analysis section titled “Change in Control Agreements” on page 46.

Long-Term Incentive Plans.  Employees, including our NEOs, are eligible to receive equity awards under our Long-Term Incentive Plans. Beginning in 2010, all equity granted to executives will have a “double trigger” feature, requiring both a change in control and termination (without cause or by the executive for good reason) in order to accelerate vesting. Generally, equity awards granted prior to 2010 to our executive officers, including our NEOs, under these plans will become immediately vested and exercisable in the event of a “change in control” or “Covered Transaction” as defined in the plans. These plans are more fully described under the Compensation Discussion & Analysis section titled “Long-Term Incentive Plans” on page 45.

Performance Incentive Plan.  All of our salaried employees, including our NEOs, are eligible to participate in our Performance Incentive Plan (PIP). The purpose of our PIP is to align the interests of our employees with those of the Company by providing incentives for the achievement of key business milestones and individual performance objectives. Participants generally must be employed by us on December 31 of the plan year in order to be eligible for their incentive performance award for that year. However, in the event of certain involuntary terminations without cause, or “retirement,” participants may receive their performance incentive awards for the year on a prorated basis based on the percentage of the year the participant was employed by us and eligible to participate. Grants of performance incentive awards under our PIP are reflected in the Summary Compensation Table on page 50 in the Non-Equity Incentive Compensation column.

Employee Severance Pay Plan.  All of our salaried employees are eligible to receive severance payments and benefits under our Employee Severance Pay Plan in the event of certain involuntary terminations. Under the plan, director level and above exempt employees, including our NEOs, are eligible for severance payments and benefits (salary and benefits continuation) equal to one month of severance payments and benefits per each year of service to the Company (with a minimum benefit of 6 months) up to a maximum of 12 months. Executives, including our NEOs, who are eligible to receive payments under our Executive Retirement Plan are not also eligible to receive payments and benefits under the Employee Severance Pay Plan.

Other Arrangements.  On July 13, 2009, Mr. Tobin retired as our President and Chief Executive Officer and as a member of our Board of Directors, at which time he became a Senior Advisor to the Company. Mr. Tobin fully retired from the Company on November 30, 2009. Due to the unique nature of Mr. Tobin’s retirement as President and CEO and his ongoing critical duties and responsibilities as Senior Advisor, we entered in a Transition and Retirement Agreement with Mr. Tobin. Mr. Tobin’s agreement, including the benefits payable to Mr. Tobin upon his retirement, are more fully described under the Compensation Discussion & Analysis section titled “Executive Retirement” beginning on page 44.

On September 15, 2009, Ms. Quinn resigned as our Executive Vice President of Human Resources. We entered into an Agreement and Mutual Release of All Claims with Ms. Quinn, the terms of which are described under the Compensation Discussion & Analysis section titled “Post-Employment Arrangements” beginning on page 45.

The following tables show potential payments to Messrs. Elliott, Leno, Colen, Moreci and Pratt under existing agreements, plans or other arrangements, for various scenarios involving a change in control or termination of employment, in each case assuming the termination date was December 31, 2009 and where applicable, using the closing market price of our common stock of $9.00 per share on that date (as reported on the NYSE). The following tables also show payments due to Mr. Tobin and Ms. Quinn upon their separation from the Company on November 30, 2009 and September 15, 2009, respectively.

J. Raymond Elliott

			Involuntary	Termination
	Termination		Termination	Following
	for	Voluntary	Without	Change in
	Cause(1)	Termination(2)	Cause(3)	Control(4)	Disability	Death	Retirement

Payments Due Upon Termination:

Cash Severance
Base Salary	$0	$0	$3,600,000	$3,600,000	$0	$0	$0
Bonus	$0	$0	$2,030,400	$2,030,400	$0	$0	$0
Pro-rata Target Bonus(5)	$0	$676,800	$676,800	$676,800	$676,800	$676,800	$0
Total Cash Severance	$0	$676,800	$6,307,200	$6,307,200	$676,800	$676,800	$0

Benefits & Perquisites
Executive Retirement Plan(6)	$0	$0	$0	$0	$0	$0	$0
Health and Welfare Benefits(7)	$0	$0	$0	$21,720	$0	$0	$0
Post-Termination Life Insurance	$0	$0	$0	$1,080	$0	$0	$0
Executive Allowance	$0	$0	$75,000	$75,000	$0	$0	$0
Executive Life Payment(8)	$0	$0	$0	$0	$0	$0	$0
Total Benefits & Perquisites	$0	$0	$75,000	$97,800	$0	$0	$0

Long Term Incentives
Value of Accelerated Stock Options(9)	$0	$0	$0	0	0	0	$0
Value of Accelerated Deferred Stock Units(10)	$0	$0	$9,000,000	$9,000,000	$9,000,000	$9,000,000	$0
Value of Accelerated Performance Shares(11)	$0	$0	$0	$0	$0	$0	$0
Total Value of Accelerated Equity Grants	$0	$0	$9,000,000	$9,000,000	$9,000,000	$9,000,000	$0

Total Value:
All Benefits	$0	$676,800	$15,382,200	$15,405,000	9,676,800	9,676,800	0

Sam R. Leno

			Involuntary	Termination
	Termination		Termination	Following
	for	Voluntary	Without	Change in
	Cause(1)	Termination(2)	Cause(3)	Control(4)	Disability	Death	Retirement

Payments Due Upon Termination:

Cash Severance
Base Salary	$0	$0	$0	$1,875,000	$0	$0	$0
Bonus	$0	$0	$0	$1,670,625	$0	$0	$0
Pro-rata Target Bonus(5)	$0	$468,750	$468,750	$468,750	$468,750	$468,750	$468,750

Total Cash Severance	$0	$468,750	$468,750	$4,014,375	$468,750	$468,750	$468,750

Benefits & Perquisites
Executive Retirement Plan(6)	$0	$0	$335,938	$0	$0	$0	$0
Health and Welfare Benefits(7)	$0	$0	$0	$38,966	$0	$0	$0
Post-Termination Life Insurance	$0	$0	$0	$2,340	$0	$0	$0
Executive Allowance	$0	$0	$0	$75,000	$0	$0	$0
Executive Life Payment(8)	$0	$0	$0	$0	$0	$0	$0

Total Benefits & Perquisites	$0	$0	$335,938	$116,306	$0	$0	$0

280G Tax Gross-Up	$0	$0	$0	$0	$0	$0	$0

Long Term Incentives
Value of Accelerated Stock Options(9)	$0	$0	$140,750	$140,750	$140,750	$140,750	$0
Value of Accelerated Deferred Stock Units(10)	$0	$0	$3,366,450	$3,366,450	$3,366,450	$3,366,450	$0

Total Value of Accelerated Equity Grants	$0	$0	$3,507,200	$3,507,200	$3,507,200	$3,507,200	$0

Total Value:
All Benefits	$0	$468,750	$4,311,888	$7,637,881	$3,975,950	$3,975,950	$468,750

Fredericus A. Colen

			Involuntary	Termination
	Termination		Termination	Following
	for	Voluntary	Without	Change in
	Cause(1)	Termination(2)	Cause(3)	Control(4)	Disability	Death	Retirement

Payments Due Upon Termination:

Cash Severance
Base Salary	$0	$0	$0	$1,710,000	$0	$0		$0
Bonus	$0	$0	$0	$1,396,644	$0	$0		$0
Pro-rata Target Bonus(5)	$0	$427,500	$427,500	$427,500	$427,500	$427,500		$427,500

Total Cash Severance	$0	$427,500	$427,500	$3,534,144	$427,500	$427,500		$427,500

Benefits & Perquisites
Executive Retirement Plan(6)	$0	$1,232,625	$1,232,625	$0	$1,232,625	$1,232,625		$1,232,625
Health and Welfare Benefits(7)	$0	$0	$0	$30,012	$0	$0		$0
Post-Termination Life Insurance	$0	$0	$0	$117	$0	$0	$
Executive Allowance	$0	$0	$0	$75,000	$0	$0	$
Executive Life Payment(8)	$0	$390,385	$390,385	$390,385	$390,385	$0		$390,385

Total Benefits & Perquisites	$0	$1,623,010	$1,623,010	$495,514	$1,623,010	$1,232,625		$1,623,010

280G Tax Gross-Up	$0	$0	$0	$0	$0	$0		$0

Long Term Incentives
Value of Accelerated Stock Options(9)	$0	$0	$0	$70,375	$70,375	$70,375		$70,375
Value of Accelerated Deferred Stock Units(10)	$0	$0	$0	$986,247	$986,247	$986,247		$986,247

Total Value of Accelerated Equity Grants	$0	$0	$0	$1,056,622	$1,056,622	$1,056,622		$1,056,622

Total Value:
All Benefits	$0	$2,050,510	$2,050,510	$5,086,280	$3,107,132	$2,716,747		$3,107,132

Stephen F. Moreci

			Involuntary	Termination
	Termination		Termination	Following
	for	Voluntary	Without	Change in
	Cause(1)	Termination(2)	Cause(3)	Control(4)	Disability	Death	Retirement

Payments Due Upon Termination:

Cash Severance
Base Salary	$0	$0	$0	$1,282,500	$0	$0	$0
Bonus	$0	$0	$0	$961,875	$0	$0	$0
Pro-rata Target Bonus(5)	$0	$320,625	$320,625	$320,625	$320,625	$320,625	$320,625

Total Cash Severance	$0	$320,625	$320,625	$2,565,000	$320,625	$320,625	$320,625

Benefits & Perquisites
Executive Retirement Plan(6)	$0	$1,282,500	$1,282,500	$0	$1,282,500	$1,282,500	$1,282,500
Health and Welfare Benefits(7)	$0	$0	$0	$37,947	$0	$0	$0
Post-Termination Life Insurance	$0	$0	$0	$117	$0	$0	$0
Executive Allowance	$0	$0	$0	$75,000	$0	$0	$0
Executive Life Payment(8)	$0	$362,389	$362,389	$362,389	$362,389	$0	$362,389

Total Benefits & Perquisites	$0	$1,644,889	$1,644,889	$475,453	$1,644,889	$1,282,500	$1,644,889

280G Tax Gross-Up	$0	$0	$0	$0	$0	$0	$0

Long Term Incentives
Value of Accelerated Stock Options(9)	$0	$0	$0	$93,834	$93,834	$93,834	$93,834
Value of Accelerated Deferred Stock Units(10)	$0	$0	$0	$251,829	$251,829	$251,829	$251,829

Total Value of Accelerated Equity Grants	$0	$0	$0	$345,663	$345,663	$345,663	$345,663

Total Value:
All Benefits	$0	$1,965,514	$1,965,514	$3,386,116	$2,311,177	$1,948,788	$2,311,177

Timothy A. Pratt

			Involuntary	Termination
	Termination		Termination	Following
	for	Voluntary	Without	Change in
	Cause(1)	Termination(2)	Cause(3)	Control(4)	Disability	Death	Retirement

Payments Due Upon Termination:

Cash Severance
Base Salary	$0	$0	$0	$1,575,000	$0	$0	$0
Bonus	$0	$0	$0	$1,227,909	$0	$0	$0
Pro-rata Target Bonus(5)	$0	$393,750	$393,750	$393,750	$393,750	$393,750	$393,750

Total Cash Severance	$0	$393,750	$393,750	$3,196,659	$393,750	$393,750	$393,750

Benefits & Perquisites
Executive Retirement Plan(6)	$0	$0	$0	$0	$0	$0	$0
Health and Welfare Benefits(7)	$0	$0	$0	$51,463	$0	$0	$0
Post-Termination Life Insurance	$0	$0	$0	$2,340	$0	$0	$0
Executive Allowance	$0	$0	$0	$75,000	$0	$0	$0
Executive Life Payment(8)	$0	$0	$0	$0	$0	$0	$0

Total Benefits & Perquisites	$0	$0	$0	$128,803	$0	$0	$0

280G Tax Gross-Up	$0	$0	$0	$1,451,312	$0	$0	$0

Long Term Incentives
Value of Accelerated Stock Options(9)	$0	$0	$0	$70,375	$70,375	$70,375	$70,375
Value of Accelerated Deferred Stock Units(10)	$0	$0	$0	$666,504	$666,504	$666,504	$666,504

Total Value of Accelerated Equity Grants	$0	$0	$0	$736,879	$736,879	$736,879	$736,879

Total Value:
All Benefits	$0	$393,750	$393,750	$5,513,653	$1,130,629	$1,130,629	$1,130,629

James R. Tobin*

			Involuntary	Termination
	Termination		Termination	Following
	for	Voluntary	Without	Change in
	Cause(1)	Termination(2)	Cause(3)	Control(4)	Disability	Death	Retirement*

Payments Due Upon Termination:

Cash Severance
Base Salary	$—	$—	$—	$—	$—	$—	$909,588
Bonus	$—	$—	$—	$—	$—	$—	$0
Pro-rata Target Bonus(5)	$—	$—	$—	$—	$—	$—	$985,455
Separation Payment	$—	$—	$—	$—	$—	$—	$0

Career Service Award	$—	$—	$—	$—	$—	$—	$1,499,572	(12)
Total Cash Severance	$—	$—	$—	$—	$—	$—	$3,394,615

Benefits & Perquisites
Executive Retirement Plan(6)	$—	$—	$—	$—	$—	$—	$2,217,887	(13)
Service Provider Payments	$—	$—	$—	$—	$—	$—	$40,000	(14)
Accrued but Unused Vacation	$—	$—	$—	$—	$—	$—	$86,651
Health and Welfare Benefits(7)	$—	$—	$—	$—	$—	$—	$0
Post-Termination Life Insurance	$—	$—	$—	$—	$—	$—	$0
Executive Allowance	$—	$—	$—	$—	$—	$—	$8,333
Executive Life Payment(8)	$—	$—	$—	$—	$—	$—	$0

Total Benefits & Perquisites	$—	$—	$—	$—	$—	$—	$2,352,871

280G Tax Gross-Up	$—	$—	$—	$—	$—	$—	$0

Long Term Incentives
Value of Accelerated Stock Options(9)	$—	$—	$—	$—	$—	$—	$140,000
Value of Accelerated Deferred Stock Units(10)	$—	$—	$—	$—	$—	$—	$1,046,250

Total Value of Accelerated Equity Grants	$—	$—	$—	$—	$—	$—	$1,186,250

Total Value:
All Benefits	$—	$—	$—	$—	$—	$—	$6,933,736

*	Amounts in this table reflect payments actually paid or payable to Mr. Tobin upon his November 30, 2009 retirement from the Company.

Lucia L. Quinn**

				Involuntary	Termination
	Termination			Termination	Following
	for	Voluntary		Without	Change in
	Cause(1)	Termination(2)		Cause(3)	Control(4)	Disability	Death	Retirement

Payments Due Upon Termination:

Cash Severance
Base Salary	$—	$325,151		$—	$—	$—	$—	$—
Bonus	$—	$0		$—	$—	$—	$—	$—
Pro-rata Target Bonus(5)	$—	$219,965		$—	$—	$—	$—	$—
Separation Payment	$—	$460,000	(15)	$—	$—	$—	$—	$—

Total Cash Severance	$—	$1,005,116		$—	$—	$—	$—	$—

Benefits & Perquisites
Executive Retirement Plan(6)	$—	$0		$—	$—	$—	$—	$—
Service Provider Payments	$—	$16,250	(16)	$—	$—	$—	$—	$—
Accrued but Unused Vacation	$—	$42,462		$—	$—	$—	$—	$—
Outplacement Assistance	$—	$50,000		$—	$—	$—	$—	$—
Health and Welfare Benefits(7)	$—	$41,572	(17)	$—	$—	$—	$—	$—
Post-Termination Life Insurance	$—	$5,682	(18)	$—	$—	$—	$—	$—
Executive Allowance	$—	$0		$—	$—	$—	$—	$—
Executive Life Payment(8)	$—	$0		$—	$—	$—	$—	$—

Total Benefits & Perquisites	$—	$155,966		$—	$—	$—	$—	$—

280G Tax Gross-Up	$—	$0		$—	$—	$—	$—	$—

Long Term Incentives
Value of Accelerated Stock Options(9)	$—	$224,396		$—	$—	$—	$—	$—
Value of Accelerated Deferred Stock Units(10)	$—	$727,110		$—	$—	$—	$—	$—

Total Value of Accelerated Equity Grants	$—	$951,506		$—	$—	$—	$—	$—

Total Value:
All Benefits	$—	$2,112,588		$—	$—	$—	$—	$—

**	Amounts in this table reflect payments actually paid or payable to Ms. Quinn upon her September 15, 2009 resignation from the Company.

(1)	Employees, including NEOs, are not entitled to any benefits upon termination for cause. All unvested stock options and deferred stock units, as well as all vested but unexercised stock options are forfeited as of the date of termination. For a definition of cause, see the Compensation Discussion & Analysis section titled “Change in Control Agreements” on page 46.

(2)	Amounts in this column represent the total value of all benefits payable upon voluntary termination by the NEO as of December 31, 2009.

(3)	Amounts in this column represent benefits payable upon involuntary termination by us on December 31, 2009 (other than termination for cause or in connection with a change in control). NEOs other than Mr. Tobin and Ms. Quinn, who are not eligible to receive payments under our Executive Retirement Plan, are eligible to receive payments and benefits under our Employee Severance Pay Plan in the event of certain involuntary terminations. Our Employee Severance Pay Plan is available generally to all of our exempt employees in a manner that does not discriminate in scope, terms or operation in favor of our executive officers and therefore the payments and benefits available under this plan are not disclosed in these tables. Pursuant to the terms of his retention agreement, following termination by the Company without cause or by Mr. Elliott for good reason, Mr. Elliott will receive the same benefits he would receive following a change in control.

(4)	Amounts in this column represent benefits payable under our Retention Agreements following a termination on December 31, 2009 in connection with a change in control of the Company. Our Retention Agreements provide that in a change in control situation, the bonus is three times the greater of the assumed on-plan bonus for the then current year or the prior year’s actual bonus. The actual 2008 bonuses paid to Messrs. Leno, Colen and Pratt were greater than their respective assumed on-plan bonuses for 2009 and therefore the amounts in the Bonus row for them are based on their actual 2008 bonus. For a further description of our Retention Agreements, see the Compensation Discussion & Analysis section titled “Change in Control Agreements” on page 46.

(5)	Amounts in the “Pro-rata Target Bonus” row represent the NEO’s assumed on-plan bonus for 2009 under our Performance Incentive Plan (PIP), which is equal to his or her incentive target amount under the plan. Under the PIP, an NEO must be employed by the Company on December 31 of the plan year in order to be eligible to receive a bonus payment for that year; provided that, in the event of certain involuntary terminations without cause, death or retirement, the Pro-rata Target Bonus amount will be paid on a pro-rated basis through the date of such termination. Pursuant to the terms of Mr. Elliott’s offer letter, his Pro-rata Target Bonus will not be paid in cash, but rather in deferred stock units, which will be fully vested upon issuance. For a further description of our Performance Incentive Plan, see the Compensation Discussion & Analysis beginning on page 24.

(6)	Amounts in the “Executive Retirement Plan” row represent amounts earned under our Executive Retirement Plan, provided the NEO is eligible for benefits under the plan. For NEOs other than Messrs. Elliott and Leno, eligibility means that the sum of the executive officer’s age and years of service must equal 65, provided that the NEO is at least 55 years old and has completed at least five years of service with us. Mr. Pratt has not yet met the eligibility thresholds for our Executive Retirement Plan. Mr. Elliott’s offer letter provides that he will be deemed to have met retirement eligibility under our Executive Retirement Plan upon his termination from employment for any reason (other than for cause) and assuming a period of employment of at least three years. Mr. Elliott has not yet completed three years of service with us. Pursuant to Mr. Leno’s offer letter, he will be eligible under the plan upon completion of three years of service, generally, and immediately upon his involuntary termination without cause or in connection with a change in control. Mr. Leno has not yet completed three years of service with us. No payments will be made under the Executive Retirement Plan in the event of a change in control. For a further description of our Executive Retirement Plan, Mr. Elliott’s offer letter or Mr. Leno’s offer letter, see the Compensation Discussion & Analysis beginning on page 24.

(7)	In determining the value of health and welfare benefits, we use the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	Amounts in the “Executive Life Payment” row represent amounts paid to the NEO in 2009 for Executive Life Insurance in lieu of Company-paid life insurance, payments made in connection with the termination of this program and “gross-up” amounts to cover related tax obligations on each of these payments. Messrs. Colen and Moreci participated in this program. The annual premium, the termination payment for each policy and the amount of gross-up to cover related tax obligations are listed in the table below.

		2009	Termination	Termination
	Annual	Premium Tax	Payment	Payment
Name	Premium	Gross-Up	Amount	Tax Gross-Up

Fredericus A. Colen	$27,634	$26,957	$193,315	$142,479
Stephen F. Moreci	$26,988	$25,203	$186,226	$123,972

(9)	Amounts in the “Value of Accelerated Stock Options” row represent the difference between the number of in-the-money unvested stock options held by each NEO multiplied by that option’s exercise price and that number of shares multiplied by $9.00 (the closing price of our common stock on December 31, 2009 as reported on the NYSE). At December 31, 2009, only Messrs. Leno, Colen, Moreci and Pratt had in-the-money unvested stock options.

(10)	The amounts related to acceleration of deferred stock units represent the value of the number of accelerated deferred stock units held by each NEO as of December 31, 2009, calculated by multiplying the number of accelerated deferred stock units by $9.00 (the closing price of our common stock on December 31, 2009) or in the case of Mr. Tobin by $8.37 (the closing price of our common stock on November 30, 2009, his retirement date) and in the case of Ms. Quinn by $10.16 (the closing price of our common stock on October 19, 2009, the date the Board approved her Agreement and Mutual Release of All Claims).

(11)	On June 23, 2009, Mr. Elliott was awarded 1,250,000 performance-based deferred stock units that will be issued in increments of 250,000 shares on each of the dates (occurring prior to December 31, 2012) on which, if Mr. Elliott remains employed by us, our common stock’s average closing price meets the thresholds set forth below:

Minimum Performance Price for	# of Deferred Stock Units that
any 10 Consecutive Trading Days:	Vest

$20.00	250,000
$22.50	250,000
$25.00	250,000
$27.50	250,000
$30.00	250,000

In applying the foregoing trading price thresholds, the relevant performance-based deferred stock units will be earned and settled only on the first occasion on which the corresponding ten-day price target is attained, but if a higher price target is attained before one or more lower price targets have been attained, not only the performance-based deferred stock units corresponding to such higher target, but also those corresponding to previously unattained lower targets, will be earned and settled. None of these performance-based deferred stock units had vested as of December 31, 2009.

(12)	This amount represents a Career Service award paid to Mr. Tobin pursuant to his Transition and Retirement Agreement in recognition of his contributions to the Company over the course of his career and consisting of 250% of his 2009 salary less his PIP payment. For a further description of Mr. Tobin’s Transition and Retirement Agreement, see the “Executive Retirement” section of the Compensation Discussion & Analysis beginning on page 44.

(13)	Mr. Tobin was retirement-eligible when he stepped down as President and CEO on July 13, 2009. In order to recognize his contributions as a Senior Advisor to the Company through his retirement date of November 30, 2009, we continued to provide him with benefits equivalent to the retirement benefits available to executive officers under the plan. Accordingly, Mr. Tobin will be paid a lump sum benefit of $2,217,887 in the first payroll period after the last day of the six-month period following his retirement, $2,139,195 of which is pursuant to the plan and $78,692 of which is pursuant to his Transition and Retirement Agreement. For further discussion of our Executive Retirement Plan, please see the Compensation Discussion & Analysis section titled “Our Post-Employment and Change in Control Arrangements” beginning on page 43.

(14)	This amount represents $40,000 to which Mr. Tobin is entitled as reimbursement by us of attorney’s fees and financial planning expenses in connection with the negotiation of his Transition and Retirement Agreement. For a further description of his Transition and Retirement Agreement, see the “Executive Retirement” section of the Compensation Discussion and Analysis beginning on page 44.

(15)	This amount represents the sum of the bi-weekly payments of Ms. Quinn’s annual base salary of $460,000 from September 16, 2009 though March 12, 2010 and a lump sum payment equal to six months of Ms. Quinn’s annual base salary, or $230,000, paid pursuant to her Agreement and Mutual Release of All Claims. For a further description of Ms. Quinn’s agreement, see the “Post-Employment Arrangements” section of the Compensation Discussion & Analysis beginning on page 45.

(16)	This amount represents $16,250 to which Ms. Quinn is entitled as reimbursement by us of attorney’s fees and financial planning expenses in connection with the negotiation of her Agreement and Mutual Release of All Claims. For a further description of Ms. Quinn’s agreement, see the “Post-Employment Arrangements” section of the Compensation Discussion & Analysis beginning on page 45.

(17)	This amount represents the cost of health and welfare benefits that we will provide to Ms. Quinn pursuant to the terms of her Agreement and Mutual Release of All Claims. Her agreement stipulates that, provided that Ms. Quinn does not otherwise become eligible for health and welfare benefits, we will provide health and welfare benefits to her for a six month period following her resignation, or through March 12, 2010, at a potential cost of up to $11,917; and after March 12, 2010 we will pay her the equivalent of monthly health and welfare benefit costs for up to 18 additional months, representing a potential cost of up to $29,655.

(18)	This amount represents the premium and the imputed income attributable to Ms. Quinn for post-termination life insurance.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2009 relating to our equity compensation plans pursuant to which grants of options, deferred stock units, restricted stock grants or other rights to acquire shares may be granted from time to time.

				Number of Securities
				Remaining Available for
	Number of Securities to Be	Weighted-Average		Future Issuance Under
	Issued Upon Exercise of	Exercise Price of		Equity Compensation Plans
	Outstanding Options,	Outstanding Options,		(Excluding Securities
	Warrants and Rights	Warrants and Rights		Reflected in Column(a))
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by security holders(1)	73,118,109	$9.56	(3)	68,675,235
Equity compensation plans not approved by security holders(2)	0	$0		0
Total	73,118,109	$9.56	(3)	68,675,235

(1)	Amounts include outstanding options under our 1992, 1995, 2000 and 2003 Long-Term Incentive Plans and our 1992 Non-Employee Directors’ Stock Option Plan. The amount in column (c) includes 9,091,793 shares available for purchase by our employees under our 2006 Global Employee Stock Ownership Plan, which are not available for grant in any other form. Our 1992 Long-Term Incentive and 1992 Non-Employee Directors’ Stock Option Plans expired on March 31, 2002, our 1995 Long-Term Incentive Plan expired on May 9, 2005, and our 2000 Long-Term Incentive Plan expired on February 28, 2010. As of December 31, 2009, there were 76,202 shares available for issuance under our 2000 Long-Term Incentive Plan and 59,507,240 shares available for issuance under our 2003 Long-Term Incentive Plan. Amounts in column (a) also include 27,890,393 shares awarded under our 2000 and 2003 Long-Term Incentive Plans in the form of deferred stock units and restricted stock.

(2)	We have acquired a number of companies over the past several years. From time to time, we have assumed the acquired company’s incentive plan(s), including the outstanding options and warrants, if any, granted under those plan(s). No further options may be granted under the assumed plans beyond those assumed in connection with the acquisitions. Assumed options that terminate prior to expiration are not available for re-grant. As of December 31, 2009, the aggregate number of options outstanding under the assumed plans totaled 19,484,376. The weighted average exercise price of these outstanding options is $14.08.

(3)	This weighted average exercise price includes the value of outstanding deferred stock units and restricted stock.

DIRECTOR COMPENSATION

The Executive Compensation and Human Resources Committee (the “Compensation Committee”) evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the Board when appropriate. Non-employee directors receive a combination of cash and equity incentive compensation for their service on our Board. To determine the appropriate level of compensation, the Compensation Committee relies on the consulting services of Watson Wyatt and publicly available data describing director compensation in peer companies. The Compensation Committee also takes into consideration the significant amount of time and dedication required by our directors to fulfill their duties on our Board and Board committees as well as the need to continue to attract highly qualified candidates to serve on our Board. The Compensation Committee did not recommend any changes to director compensation for 2009. Our director compensation is as follows:

Non-Employee Directors.  We compensate our non-employee directors (other than the Chairman of the Board) as follows:

•	an annual retainer of $75,000;

•	an annual grant of the number of shares of restricted stock determined by dividing $125,000 by the fair market value of our stock on the date of grant; and

•	an annual fee of $20,000 for the chair of each of our committees.

We grant restricted stock awards to our non-employee directors at no charge, but they are subject to forfeiture restrictions. The shares become free from restriction upon the expiration of each non-employee director’s current term of office and are subject to the terms and conditions of our long-term incentive plans. The annual restricted stock awards are generally made on the date of each Annual Meeting, but if a non-employee director is elected to the Board on a date other than the Annual Meeting, a restricted stock award is made on the date the director is first elected to the Board.

Employee Directors.  Directors who are also our employees receive no additional compensation for serving on the Board or its committees.

Chairman of the Board.  Our Chairman of the Board receives an annual retainer of $210,000 and an annual grant of the number of shares of restricted stock determined by dividing $125,000 by the fair market value of our stock at the close of market on the date of grant.

Other Compensation.  In addition, we pay or reimburse our directors for transportation, hotel, food and other incidental expenses incurred in connection with their performance of services for us, including attending Board and committee meetings and participating in director education programs. Our corporate aircraft is made available to our directors for travel to and from our Board meetings. We also extend directors’ and officers’ indemnity insurance coverage to each of our non-employee directors.

Non-Employee Director Deferred Compensation Plan.  Non-employee directors may, by written election, defer receipt of all or a portion of the annual cash retainer, committee chair fees and the restricted stock award under our Non-Employee Director Deferred Compensation Plan until a date specified at the time of election or when he or she no longer serves our Board. Cash amounts deferred can be invested in common stock equivalents or another investment option in which we credit the amount deferred plus accrued interest (compounded annually based upon the Moody’s Composite Yield on Seasoned Corporate Bonds as reported for the month of September of each calendar year). Cash amounts are only payable after a director’s termination of Board service or on a Fixed Date Payout as defined in the Plan, and may be paid either as a lump sum or in installments as specified by the director at the time of election. Restricted stock is issued to the director under the Non-Employee Director Deferred Compensation Plan after a director’s termination of Board service.

Director Stock Ownership Guidelines.  All of our directors also are required to have a significant personal investment in the Company through their ownership of our shares. Our director stock ownership guidelines provide that each director should own at least 25,000 shares of our common stock within three years of his or her joining the Board. For purposes of satisfying this obligation, restricted stock, stock equivalent units or stock unit deferrals under our Non-Employee Director Deferred Compensation Plan may be included in the aggregate number of shares held by a director. All of our directors either currently meet our director stock ownership guidelines or we expect that they will meet the guidelines within three years of becoming a director. The Nominating and Governance Committee monitors compliance with these guidelines on an annual basis.

DIRECTOR COMPENSATION IN FISCAL 2009

The table below summarizes the compensation we paid to our non-employee directors for the fiscal year ended December 31, 2009.

				Change in
				Pension
				Value and
	Fees			Non-Qualified
	Earned or			Deferred
	Paid in	Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

John E. Abele	$75,000	$125,000	$0	$0	$1,176,937	$1,376,937
Katharine T. Bartlett(7)	$36,889	$125,000	$0	$0	$0	$161,889
Ursula M. Burns(8)	$36,387	$125,000	$0	$0	$0	$161,387
Bruce L. Byrnes(9)	$31,182	$125,000	$0	$0	$0	$156,182
Nelda J. Connors(10)	$3,465	$125,000	$0	$34	$0	$128,690
Nancy-Ann DeParle(11)	$13,125	$125,000	$0	$0	$0	$138,125
J. Raymond Elliott(12)	$32,885	$0	$0	$0	$0	$32,885
Joel L. Fleishman(13)	$25,961	$125,000	$0	$0	$0	$150,961
Marye Anne Fox	$75,000	$125,000	$0	$1,407	$0	$209,238
Ray J. Groves	$95,000	$125,000	$0	$0	$0	$220,000
Kristina M. Johnson(14)	$29,052	$125,000	$0	$0	$0	$154,052
Ernest Mario	$95,000	$125,000	$0	$0	$0	$220,000
N.J. Nicholas, Jr.	$78,587	$125,000	$0	$0	$0	$203,587
Pete M. Nicholas	$210,000	$125,000	$0	$0	$1,296,141	$1,631,141
John E. Pepper	$88,132	$125,000	$0	$167	$0	$214,229
Uwe E. Reinhardt	$88,132	$125,000	$0	$0	$0	$213,132
Warren B. Rudman	$88,847	$125,000	$0	$1,276	$0	$222,224
John E. Sununu(15)	$56,250	$250,000	$0	$0	$0	$306,250

(1)	Mr. Elliott was a non-employee director through May 5, 2009 and his compensation for serving as a non-employee director through that date is reflected here. On July 13, 2009, Mr. Elliott became our President and Chief Executive Officer, as well as a director. Consequently, Mr. Elliott is an employee of the Company, as well as a director, and therefore, he receives no additional compensation for serving on our Board. Mr. Tobin was a director and our President and Chief Executive Officer through July 13, 2009. Because Mr. Tobin was an employee, he received no additional compensation for serving on our Board. Messrs. Elliott’s and Tobin’s compensation is discussed in our Compensation Discussion & Analysis beginning on page 24 and in the Summary Compensation Table beginning on page 50.

(2)	The following non-employee directors elected to defer all or a portion of their 2009 annual cash retainers in the form of common stock equivalent units in accordance with our Non-Employee Director Deferred Compensation Plan:

	2009	Common Stock
Name	Cash Deferred	Equivalent Units

J. Raymond Elliott*	$32,885	4,303
Ray J. Groves	$95,000	10,690
John E. Pepper	$88,132	9,790

*	Mr. Elliott’s term of service as a non-employee director ended on May 5, 2009.

In addition, Ms. Connors and Senator Rudman elected to defer $3,465 and $88,847, respectively, of their 2009 cash retainer under the interest crediting investment option provided under the Non-Employee Director Deferred Compensation Plan. Ms. Connors was elected to our Board on December 15, 2009.

(3)	Under our director compensation program, each non-employee director was granted a restricted stock award on the date of election or re-election to the Board. Mr. Sununu was granted a restricted stock award for the number of shares equal to the grant date fair value of $125,000, or 15,060 shares, on April 23, 2009, the first day of the open trading window after he joined our Board. Each director elected at our Annual Meeting of Stockholders on May 5, 2009 was granted a restricted stock award in an amount equal to the grant date fair value of $125,000, or 14,501 shares. Each of Ms. Bartlett and Mr. Byrnes was granted a restricted stock award in an amount equal to the grant date fair value of $125,000, or 11,343 shares, on August 1, 2009, the date they joined our Board. Ms. Connors was granted a restricted stock award in an amount equal to the grant date fair value of $125,000, or 14,108 shares, on December 15, 2009, the date she joined our Board. The restricted stock awards vest upon the expiration of each director’s current term of office.

The aggregate total number of outstanding unvested restricted stock awards at December 31, 2009, all of which will vest on the day of our Annual Meeting in May 2010, is shown below:

		Number	Grant Date
Name	Grant Date	of Shares	Fair Value	Vesting Date

John E. Abele	May 5, 2009	14,501	$125,000	May 11, 2010
Katharine T. Bartlett	August 1, 2009	11,343	$125,000	May 11, 2010
Bruce L. Byrnes	August 1, 2009	11,343	$125,000	May 11, 2010
Nelda J. Connors	December 15, 2009	14,108	$125,000	May 11, 2010
Marye Anne Fox	May 5, 2009	14,501	$125,000	May 11, 2010
Ray J. Groves	May 5, 2009	14,501	$125,000	May 11, 2010
Ernest Mario	May 5, 2009	14,501	$125,000	May 11, 2010
N.J. Nicholas, Jr.	May 5, 2009	14,501	$125,000	May 11, 2010
Pete M. Nicholas	May 5, 2009	14,501	$125,000	May 11, 2010
John E. Pepper	May 5, 2009	14,501	$125,000	May 11, 2010
Uwe Reinhardt	May 5, 2009	14,501	$125,000	May 11, 2010
Warren B. Rudman	May 5, 2009	14,501	$125,000	May 11, 2010
John E. Sununu	May 5, 2009	14,501	$125,000	May 11, 2010

Total		181,804

The following directors deferred receipt of these shares pursuant to and in accordance with the terms of our Non-Employee Director Deferred Compensation Plan:

Number
Name	of Shares

Katharine T. Bartlett	11,343
Nelda J. Connors	14,108
Ray J. Groves	14,501
Ernest Mario	14,501
John E. Pepper	14,501
Warren B. Rudman	14,501

(4)	No stock options were granted to non-employee directors in 2009. The aggregate number of outstanding, unexercised stock option awards at December 31, 2009, (all of which are vested) is shown below:

Outstanding Vested
Name	Stock Options

John E. Abele	2,000
Marye Anne Fox	16,000
Ray J. Groves	24,000
Ernest Mario	5,333
N.J. Nicholas, Jr.	9,334
Pete M. Nicholas	73,000
John E. Pepper	8,000
Uwe Reinhardt	12,000
Warren B. Rudman	24,000

Total	173,667

(5)	The amounts in this column represent the “above-market” portion of 2009 earnings under the interest crediting investment option available under the Non-Employee Director Deferred Compensation Plan. The interest rate used under the plan each year is the “Moody’s Composite Yield on Seasoned Corporate Bonds” for the month of September of the preceding year. For 2009, the interest rate used under the plan was 6.50%, the Moody’s rate on September 2008. Interest on non-qualified deferred compensation is considered “above-market” if the interest rate exceeds 120% of the federal long-term rate, with compounding at the rate that corresponds most closely to the rate under the plan, at the time the interest rate or formula is set. For 2009, the applicable federal long-term interest rate was 4.58%.

(6)	The amounts reflected in this column include all other compensation earned by the following directors in fiscal year 2009:

	Annual					Executive
	Founder’s	Medical	Long Term	Charitable		Life	Other
Name	Benefits(a)	Benefits(a)	Care(a)	Donations(a)		Insurance(c)	Perquisites(d)	Total

Pete M. Nicholas	$225,000	$12,779	$16,517	$1,000,000	(b)	$6,316	$35,529	$1,296,141
John E. Abele	$150,000	$12,779	$11,150	$1,000,000	(b)	$3,008	$0	$1,176,937

(a)	The amounts included in these columns reflect payments due to each of our founders following their retirement as employees in May 2005.

(b)	In connection with their retirement, we agreed to make a one-time charitable donation in the name of each of Messrs. Nicholas and Abele of up to $1,000,000 to qualified charitable organizations to be designated by each of them. In 2009, we made a $1,000,000 charitable donation on behalf of each of Mr. Pete Nicholas and Mr. Abele to charitable organizations designated by each of them.

(c)	The amounts in this column represent the amount paid to Messrs. Nicholas and Abele in 2009 to cover tax-related obligations with respect to Executive Life Insurance in lieu of the Company-paid life insurance. As the premiums have already been paid in full, these amounts solely reflect the tax gross-up amounts to cover tax obligations.

(d)	Amounts in this column represent transportation services for Mr. Nicholas.

(7)	Ms. Bartlett joined our Board on August 1, 2009.

(8)	Ms. Burns resigned from our Board on May 22, 2009.

(9)	Mr. Byrnes joined our Board on August 1, 2009.

(10)	Ms. Connors joined our Board on December 15, 2009.

(11)	Ms. DeParle resigned from our Board on March 4, 2009.

(12)	Mr. Elliott’s term of service as a non-employee director ended on May 5, 2009. Mr. Elliott was appointed a director of the Company on July 13, 2009 when he was appointed our President and Chief Executive Officer.

(13)	Mr. Fleishman retired from our Board on May 5, 2009.

(14)	Dr. Johnson resigned from our Board on May 20, 2009.

(15)	Mr. Sununu joined our Board on April 1, 2009.

In May 2005, Pete Nicholas, our co-founder and Chairman of the Board, and John Abele, our co-founder, retired as employees of Boston Scientific. In connection with their retirement:

•	Mr. Nicholas receives an annual payment of $225,000 for life, and medical coverage under our benefit policies for as long as he remains a director or “director emeritus.” We will continue to fund his existing long-term care insurance and executive life insurance. Mr. Nicholas will continue to have the use of an office at our Natick headquarters or other Boston Scientific facilities and secretarial and administrative support, on an as-needed basis.

•	Mr. Abele receives an annual payment of $150,000 for life, and medical coverage under our benefit policies for as long as he remains a director or “director emeritus.” We will continue to fund his existing long-term care insurance and executive life insurance. Mr. Abele will continue to have the use of an office at our Natick headquarters or other Boston Scientific facilities and secretarial and administrative support, on an as-needed basis.

Mr. Nicolas continues to serve on our Board of Directors and will receive the Chairman of the Board compensation as described above. Mr. Abele continues to serve on our Board of Directors and will receive the non-employee director compensation as described above.

EXECUTIVE OFFICERS

Our Executive Officers as of March 1, 2010

As of March 1, 2010, our executive officers were:

Name	Title

J. Raymond Elliott	Director, President and Chief Executive Officer
Brian R. Burns	Senior Vice President, Global Quality
Jeffrey D. Capello	Executive Vice President and Chief Financial Officer
Fredericus A. Colen	Executive Vice President and Chief Technology Officer
Joseph M. Fitzgerald	Senior Vice President and Division President, Endovascular
James L. Gilbert	Executive Vice President, Strategy and Business Development
William H. Kucheman	Executive Vice President and Group President, Cardiology, Rhythm & Vascular
Jean Fitterer Lance	Senior Vice President and Chief Compliance Officer
Sam R. Leno	Executive Vice President and Chief Operations Officer
Andrew N. Milani II	Senior Vice President, Human Resources
Stephen F. Moreci	Senior Vice President, Global Sales Operations
J. Michael Onuscheck	Senior Vice President and President, Neuromodulation
John B. Pedersen	Senior Vice President and Division President, Urology and Women’s Health
Michael P. Phalen	Senior Vice President and Division President, Endoscopy
Timothy A. Pratt	Executive Vice President, General Counsel and Chief Administrative Officer
Kenneth J. Pucel	Executive Vice President, Global Operations

Additional Information About Our Executive Officers

In accordance with SEC rules, biographical information concerning our executive officers and their ages can be found in Item 10 under the caption “Directors, Executive Officers and Corporate Governance” in our Annual Report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference into this Proxy Statement.

STOCK OWNERSHIP

Stock Ownership of Our Largest Stockholders

Set forth below are stockholders known by us to beneficially own more than 5% of our common stock as of February 28, 2010. As of February 28, 2010, there were 1,516,072,601 shares of our common stock outstanding.

	Number of Shares	Percent of Shares
Name and Address	Beneficially Owned	Outstanding

Paulson & Co. Inc.	9,135,000(1)	6.6%
1251 Avenue of the Americas New York, NY 10020

PRIMECAP Management Company	94,993,424(2)	6.29%
225 South Lake Avenue, #400 Pasadena, CA 91101

Dodge & Cox	83,180,497(2)	5.5%
555 California Street 40th Floor San Francisco, CA 94104

(1)	As reported to the SEC for the period ended December 31, 2009 on Schedule 13F.

(2)	As reported to the SEC for the period ended December 31, 2009 on Schedule 13G.

Stock Ownership of Our Directors and Executive Officers

The following table shows, as of February 28, 2010, the amount of our common stock beneficially owned by:

(1) our directors and director nominees;

(2) our executive officers named in the Summary Compensation Table; and

(3) all of our directors and executive officers as a group.

“Beneficial ownership” includes those shares the reporting person has the power to vote or transfer, stock options that are currently exercisable or exercisable within 60 days, and deferred stock units that will vest within 60 days. Unless otherwise indicated, the persons named below have sole voting and investment power over the shares listed.

	Number of Shares	Percent of Shares
Name	Beneficially Owned	Outstanding

John E. Abele(1)	24,604,268	1.62%
Katharine T. Bartlett(2)	11,343	*
Bruce L. Byrnes(3)	11,343	*
Nelda J. Connors(4)	14,108	*
Marye Anne Fox(5)	70,939	*
Ray J. Groves(6)	112,792	*
Ernest Mario(7)	138,858	*
N.J. Nicholas, Jr.(8)	2,700,316	*
Pete M. Nicholas(9)	19,774,149	1.31%
John E. Pepper(10)	103,025	*
Uwe E. Reinhardt(11)	75,625	*
Warren B. Rudman(12)	82,625	*
John E. Sununu(13)	29,561	*
J. Raymond Elliott	118,264	*
Sam R. Leno(14)	1,268,130	*
Fredericus A. Colen(15)	803,405	*
Stephen F. Moreci(16)	426,591	*

	Number of Shares	Percent of Shares
Name	Beneficially Owned	Outstanding

Timothy A. Pratt(17)	88,508	*
James R. Tobin(18)	3,845,315	*
Lucia L. Quinn(19)	752,338	*
All directors and executive officers as a group (31 persons)(20)	58,128,247	4.38%

*	Reflects beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)	Mr. Abele’s beneficial ownership includes 3,540,500 shares of common stock held by a charitable trust of which Mr. Abele shares voting and investment control, 14,501 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan, as to which Mr. Abele has sole voting but not investment control, 351,098 shares of common stock held by a trust of which Mr. Abele shares voting and investment control, 2,000 shares of common stock subject to exercisable stock options granted pursuant to our 2003 Long-Term Incentive Plan, 6,666,949 shares held by a limited liability company of which Mr. Abele holds a 100% membership interest, and 400,000 shares held by Mary S. Abele, Mr. Abele’s spouse, with respect to which Mr. Abele disclaims beneficial ownership. Mr. Abele maintains credit line accounts and margin securities accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of our common stock, are pledged as collateral security for the repayment of debit balances in the accounts, if any. As of February 28, 2010, Mr. Abele held directly or indirectly an aggregate of 20,373,039 shares of our common stock in these accounts.

(2)	Ms. Bartlett’s beneficial ownership includes 11,343 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan and deferred pursuant to our Non-Employee Director Deferred Compensation Plan.

(3)	Mr. Byrnes’ beneficial ownership includes 11,343 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan, as to which Mr. Byrnes has sole voting but not investment control.

(4)	Ms. Connors’ beneficial ownership includes 14,108 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan and deferred pursuant to our Non-Employee Director Deferred Compensation Plan.

(5)	Dr. Fox’s beneficial ownership includes 704 shares owned by Dr. Fox’s spouse as to which she disclaims beneficial ownership, 14,501 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan, as to which Dr. Fox has sole voting but not investment control, 33,124 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan, and 16,000 shares of common stock subject to exercisable stock options granted pursuant to our 1992 Non-Employee Directors’ Stock Option Plan and our 2000 and 2003 Long-Term Incentive Plans. It excludes 13,386 common stock equivalents which Dr. Fox has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following her retirement from the Board.

(6)	Mr. Groves’ beneficial ownership includes 51,625 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan and 24,000 shares of common stock subject to exercisable stock options granted pursuant to our 1992 Non-Employee Directors’ Stock Option Plan and our 2000 and 2003 Long-Term Incentive Plans. It excludes 45,259 common stock equivalents which Mr. Groves has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.

(7)	Dr. Mario’s beneficial ownership includes 20,000 shares of common stock held by a self-directed IRA, 42,521 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan, and 5,333 shares of common stock subject to exercisable stock options granted pursuant to our 2000 and 2003 Long-Term Incentive Plans. It excludes 17,593 common stock equivalents which Dr. Mario has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.

(8)	N.J. Nicholas, Jr.’s beneficial ownership includes 14,501 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan, as to which N.J. Nicholas, Jr. has sole voting but not investment control, 51,269 shares of common stock held by N. J. Nicholas, Jr., as sole trustee of a revocable trust, and 2,413,088 shares of stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr., as trustees of an irrevocable trust for the benefit of Pete M. Nicholas’ children and spouse as to which N. J. Nicholas, Jr. disclaims beneficial ownership and which shares are held in a margin account, 140,000 shares held in an IRA, 35,000 shares held in a charitable trust of which N.J. Nicholas, Jr. is a trustee and to which he disclaims beneficial ownership and 37,124 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan, and 9,334 shares of common stock subject to exercisable stock options granted pursuant to our 2000 and 2003

Long-Term Incentive Plans. It excludes an aggregate of 152,000 shares held by Pete M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as Trustees of five irrevocable trusts for the benefit of N. J. Nicholas, Jr.’s children as to which N. J. Nicholas, Jr. disclaims beneficial ownership and 36,003 common stock equivalents which N. J. Nicholas, Jr. has deferred pursuant to our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.

(9)	Pete M. Nicholas’ beneficial ownership includes 9,193,128 shares owned jointly with his spouse, 10,356,021 shares of common stock held by Promerica, L.P., a family limited partnership of which Pete M. Nicholas is general partner and as to which he is deemed to have beneficial ownership, 14,501 shares of restricted stock, granted pursuant to our 2003 Long-Term Incentive Plan, as to which Pete M. Nicholas has sole voting but not investment control, and 73,000 shares of common stock subject to exercisable stock options granted pursuant to our 1995 and 2003 Long-Term Incentive Plans. It also includes an aggregate of 152,000 shares held by Pete M. Nicholas, Llewellyn Nicholas and Anastasios Parafestas, as trustees of five irrevocable trusts for the benefit of N.J. Nicholas, Jr.’s children as to which Pete M. Nicholas disclaims beneficial ownership. It excludes 2,413,088 shares of stock held by Ruth V. Lilly Nicholas and N. J. Nicholas, Jr., as Trustees of an irrevocable trust for the benefit of Pete M. Nicholas’ children and spouse, as to which Pete M. Nicholas disclaims beneficial ownership and which shares are held in a margin account. Pete M. Nicholas and Promerica, L.P. maintain margin securities accounts at brokerage firms, and the positions held in these margin accounts, which may from time to time include shares of our common stock, are pledged as collateral security for the repayment of debit balances in the accounts, if any. As of February 28, 2010, Pete M. Nicholas and Promerica, L.P. held 9,178,616 shares and 10,356,021 shares, respectively, of our common stock in these accounts.

(10)	Mr. Pepper’s beneficial ownership includes 593 shares of common stock owned by grantor retained annuity trust as to which he disclaims beneficial ownership and 35,625 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan and deferred pursuant to our Non-Employee Director Deferred Compensation Plan and 8,000 shares of common stock subject to exercisable stock options granted pursuant to our 2000 and 2003 Long-Term Incentive Plans. It excludes 21,552 common stock equivalents which Mr. Pepper has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.

(11)	Dr. Reinhardt’s beneficial ownership includes 14,501 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan, as to which Dr. Reinhardt has sole voting but not investment power, 12,000 shares of common stock subject to exercisable stock options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans, and 5,000 shares of stock held by Dr. Reinhardt’s spouse, as to which he disclaims beneficial ownership.

(12)	Senator Rudman’s beneficial ownership includes 1,000 shares of common stock owned by Senator Rudman’s spouse as to which he disclaims beneficial ownership, 24,000 shares of common stock subject to exercisable stock options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans and 51,625 shares of restricted stock granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and deferred pursuant to our Non-Employee Director Deferred Compensation Plan. It excludes 36,599 common stock equivalents which Senator Rudman has deferred under our Non-Employee Director Deferred Compensation Plan, which will be payable in cash following his retirement from the Board.

(13)	Senator Sununu’s beneficial ownership includes 14,501 shares of restricted stock granted pursuant to our 2003 Long-Term Incentive Plan, as to which Senator Sununu has sole voting but not investment power.

(14)	Mr. Leno’s beneficial ownership includes 1,034,642 shares of common stock subject to exercisable stock options granted pursuant to our 2003 Long-Term Incentive Plan.

(15)	Mr. Colen’s beneficial ownership includes 737,658 shares of common stock subject to exercisable stock options granted pursuant to our 2000 and 2003 Long-Term Incentive Plans and 905 shares of common stock held in Mr. Colen’s 401(k) account.

(16)	Mr. Moreci’s beneficial ownership includes 398,182 shares of common stock subject to exercisable stock options granted pursuant to our 1995, 2000 and 2003 Long-Term Incentive Plans and 7,232 shares of common stock held in Mr. Moreci’s 401(k) account.

(17)	Mr. Pratt’s beneficial ownership includes 76,574 shares of common stock subject to exercisable stock options granted pursuant to our 2003 Long-Term Incentive Plan.

(18)	Mr. Tobin’s beneficial ownership includes 20,315 shares of common stock held in Mr. Tobin’s 401(k) account and 3,025,000 shares of common stock subject to exercisable stock options granted pursuant to our 2000 and 2003 Long-Term Incentive Plans.

(19)	Ms. Quinn’s beneficial ownership includes 653,689 shares of common stock subject to exercisable stock options granted pursuant to our 2003 Long-Term Incentive Plan.

(20)	Please refer to footnotes 1 through 19 above. This total includes an aggregate of 8,683,133 shares of common stock subject to exercisable options granted pursuant to our 1992 Non-Employee Directors’ Stock Option Plan and our 1995, 2000 and 2003 Long-Term Incentive Plans and 170,335 shares held in 401(k) accounts of certain of our executive officers.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our Company’s financial reporting process on behalf of the Board of Directors and has other responsibilities as set forth in the Audit Committee charter, which can be found at www.bostonscientific.com under the tab “Investor Relations” and then “Corporate Governance.” Management has the primary responsibility for our Company’s financial statements and reporting process, including the systems of internal controls. Ernst & Young LLP, our independent registered public accounting firm for fiscal year 2009, is responsible for expressing an opinion on the conformity of our Company’s audited financial statements with generally accepted accounting principles and on our Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Ernst & Young the audited financial statements included in the Boston Scientific Annual Report on Form 10-K for the year ended December 31, 2009, including a discussion about the quality, not just the acceptability, of our Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting.

The Audit Committee also discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst & Young has also provided the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young that firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

The Audit Committee further discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets at least quarterly with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 which has been filed with the Securities and Exchange Commission. The Audit Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2010.

This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Boston Scientific filing with the SEC, except to the extent that Boston Scientific specifically incorporates this Report by reference into another Company filing.

THE AUDIT COMMITTEE

Uwe E. Reinhardt, Chairman
Bruce L. Byrnes
Ernest Mario

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.

The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the views of management and our internal auditors, and will take into account the vote of our stockholders with respect to the ratification of the selection of our independent registered public accounting firm.

During 2009, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and respond to appropriate questions and, if they desire, make a statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

Principal Accountant Fees

The following table presents the aggregate fees billed for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2008 and December 31, 2009.

Type of Fees	2008	2009

Audit Fees(1)	$8,072,000	$7,222,000
Audit-Related Fees(2)	$415,000	$365,000
Tax Fees(3)	$891,000	$417,000
All Other Fees(4)	$6,000	$6,000
Total	$9,384,000	$8,010,000

(1)	Audit fees are fees on an accrual basis for professional services rendered in connection with the audit of our annual financial statements (including an assessment of our internal control over financial reporting), reviews of the condensed financial statements included in Form 10-Qs, accounting consultation, statutory filings and registration statements. Certain audit fees were incurred in connection with our business divestitures, restructuring initiatives and other accounting matters.

(2)	Audit-related fees are fees for services related to employee benefit plan audits, accounting consultation and compliance with regulatory requirements.

(3)	Tax fees are fees for tax services related to tax compliance, tax planning and tax advice.

(4)	All other fees are fees for an online accounting research tool.

Audit Committee’s Pre-Approval Policy

It is the Audit Committee’s policy to approve in advance the types and amounts of audit, audit-related, tax and any other services to be provided by our independent registered public accounting firm. In situations where it is not possible to obtain full Audit Committee approval, the Audit Committee has delegated authority to the Chairman of the Audit Committee to grant pre-approval of auditing, audit-related, tax and all other services. Any pre-approved decisions by the Chairman are required to be reviewed with the Audit Committee at its next scheduled meeting. The Audit Committee has approved all of Ernst & Young LLP’s services for 2008 and 2009 and, in doing so has considered whether the provision of such services is compatible with maintaining independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons beneficially holding more than 10% of our common stock to file reports of their ownership of our common stock and any changes in that ownership with the SEC. Specific due dates for these reports have been established and we are required to report any failure to file by these dates during fiscal year 2009. To the best of our knowledge, all of these filing requirements were timely satisfied by our directors, executive officers and 10% stockholders. In making these statements, we have relied upon the written representations of our directors and executive officers and copies of their reports that have been filed with the SEC.

STOCKHOLDER PROPOSALS

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provision of our Bylaws, stockholder proposals for the 2011 Annual Meeting of Stockholders must be received by our Secretary at our principal executive office on or before November 26, 2010. Please address your proposals to our Secretary at Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537. In order to be considered for inclusion in next year’s Proxy Statement, proposals must also satisfy the other procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934. Proposals that are submitted outside of Rule 14a-8 must also satisfy the other procedures set forth in the advance notice provision of our Bylaws.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2009 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2009, accompanies this Proxy Statement. The 2009 Annual Report to Stockholders is also available on our website at www.bostonscientific.com. Copies of our 2009 Annual Report on Form 10-K, which is on file with the SEC, are available to any stockholder who submits a request in writing to Investor Relations, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

HOUSEHOLDING

Applicable rules permit us and brokerage firms to send one Notice or Annual Report and Proxy Statement to multiple stockholders who share the same address under certain circumstances. This practice is known as householding. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a householding consent you previously provided to a broker, you must contact that broker to revoke your consent. If you are eligible for householding and you currently receive multiple copies of either our Notice or our Annual Report and Proxy Statement but you wish to receive only one copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. by mail at Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061.

If you wish to receive a separate Proxy Statement for the Annual Meeting or a 2009 Annual Report, you may find these materials on our website, www.bostonscientific.com, or you may request printed copies free of charge by contacting Investor Relations, Boston Scientific Corporation, One Boston Scientific Place, Natick, MA 01760-1537 or by calling (508) 650-8555.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card, or proxy voting instruction form, will vote as they deem in the best interests of Boston Scientific.

BSCPS2010

BOSTON SCIENTIFIC CORPORATION
ONE BOSTON SCIENTIFIC PLACE
NATICK, MA 01760
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2010, the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOSTON SCIENTIFIC CORPORATION
Director Recommendations (THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.)

Vote on Directors

		For		Withhold

1.	To elect 12 Director Nominees:

1a.	John E. Abele	☐		☐

1b.	Katharine T. Bartlett	☐		☐			For		Withhold

1c.	Bruce L. Byrnes	☐		☐	1j.	Pete M. Nicholas	☐		☐

1d.	Nelda J. Connors	☐		☐	1k.	Uwe E. Reinhardt	☐		☐

1e.	J. Raymond Elliott	☐		☐	1l.	John E. Sununu	☐		☐

1f.	Marye Anne Fox	☐		☐			For	Against	Abstain

1g.	Ray J. Groves	☐		☐	2.	To ratify the appointment of Ernst & Young LLP as Boston Scientific Corporation’s independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐
1h.	Ernest Mario	☐		☐

1i.	N.J. Nicholas, Jr.	☐		☐	3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐

		Yes	No

MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐	☐

Sign exactly as your name appears on the Proxy. If the shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers, please add your full title(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

          PROXY
BOSTON SCIENTIFIC CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
          The undersigned hereby appoints TIMOTHY A. PRATT, LAWRENCE J. KNOPF and ANNE M. THOMPSON, and each of them acting solely, as proxies, with full power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated hereon, all of the shares of common stock of Boston Scientific Corporation (the “Company”), par value $.01 per share, and if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans in which the undersigned participates to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts on Tuesday, May 11, 2010 at 10:00 A.M. (Eastern Time), and any adjournment or postponement of the meeting.
          THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.
(Please sign and date on reverse side and return promptly in the enclosed envelope)